   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996


                                                      REGISTRATION NO. 333-10791

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                         REGENCY HEALTH SERVICES, INC.*

             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                               33-0210226
   (State or other jurisdiction of incorporation or            (I.R.S. Employer Identification Number)
                    organization)

                                2742 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 544-4443
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               BRUCE D. BROUSSARD
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                                2742 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 544-4443
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                             KENNETH H. LEVIN, ESQ.
                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                       LOS ANGELES, CALIFORNIA 90013-1010
                                 (213) 896-6000
                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /
                           --------------------------


    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                                          (COVER PAGE CONTINUES)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- -------------
*  The following subsidiaries of Registrant are co-Registrants:

                                                                  I.R.S. EMPLOYER
                                               JURISDICTION OF     IDENTIFICATION
                 SUBSIDIARY                     INCORPORATION          NUMBER
- ---------------------------------------------  ---------------  --------------------
Braswell Enterprises, Inc.                     California            95-2506400
Brel, Inc.                                     California            95-3277260
Brittany Rehabilitation Center, Inc.           California            68-0258445
Care Finance, Inc.                             California            33-0234899
Care Home Health Services                      California            95-3701776
Carmichael Rehabilitation Center               California            33-0273967
Casa de Vida Rehabilitation Center             California            77-0173223
Coalinga Rehabilitation Center                 California            33-0276607
Covina Rehabilitation Center                   California            95-4143257
Evergreen Rehabilitation Center                California            33-0275077
Fairfield Rehabilitation Center                California            68-0147623
First Class Pharmacy, Inc.                     California            33-0482814
Fullerton Rehabilitation Center                California            33-0275051
Glendora Rehabilitation Center                 California            95-4254586
Grand Terrace Rehabilitation Center            California            33-0275058
Hallmark Health Services, Inc.                 California            33-0238351
Harbor View Rehabilitation Center              California            33-0282137
Hawthorne Rehabilitation Center                California            33-0273795
HealthCare Network                             California            95-2452305
Heritage Rehabilitation Center                 California            33-0275060
Huntington Beach Convalescent Hospital         California            33-0188584
Jackson Rehabilitation Center, Inc.            California            33-0590471
Linda-Mar Rehabilitation Center                California            33-0275064
Meadowbrook Rehabilitation Center              California            33-0275079
Meadowview Rehabilitation Center               California            33-0275081
Newport Beach Rehabilitation Center            California            33-0275085
North State Home Health Care, Inc.             California            68-0295781
Paradise Rehabilitation Center, Inc.           California            68-0296046
Paso Robles Rehabilitation Center              California            33-0275086
RHS Management Corporation                     California            33-0261108
Rose Rehabilitation Center                     California            33-0275088
Rosewood Rehabilitation Center, Inc.           California            68-0296043
Shandin Hills Rehabilitation Center            California            33-0274086
Stockton Rehabilitation Center, Inc.           California            68-0296045
Vista Knoll Rehabilitation Center, Inc.        California            33-0569625
Willowview Rehabilitation Center               California            33-0273968
Oasis Mental Health Treatment Center, Inc.     California            33-0674542
Care Enterprises, Inc.                         Delaware              95-3311961
Regency - North Carolina, Inc.                 North Carolina        56-1954175
Americare HomeCare, Inc.                       Ohio                  31-1221902
Americare Midwest, Inc.                        Ohio                  34-1052139
Circleville Health Care Corp.                  Ohio                  31-0921482
Marion Health Care Corp.                       Ohio                  31-1037975
New Lexington Health Care Corp.                Ohio                  31-1005156
SCRS & Communicology, Inc., of Ohio            Ohio                  33-0486774
Regency - Tennessee, Inc.                      Tennessee             33-0690226
Care Enterprises West                          Utah                  87-0309021
Americare of West Virginia, Inc.               West Virginia         31-1096121
Beckley Health Care Corp.                      West Virginia         31-1042548
Dunbar Health Care Corp.                       West Virginia         55-0593872
Glenville Health Care, Inc.                    West Virginia         55-0618169
Putnam Health Care Corp.                       West Virginia         31-0996773
Salem Health Care Corp.                        West Virginia         31-0996769

                                2742 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 544-4443
  (Address, including zip code, and telephone number, including area code, of co-Registrants' principal executive offices)

                               BRUCE D. BROUSSARD
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                                2742 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 544-4443
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

PROSPECTUS


                         REGENCY HEALTH SERVICES, INC.

                               OFFER TO EXCHANGE
                      12 1/4% SUBORDINATED NOTES DUE 2003
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                OUTSTANDING 12 1/4% SUBORDINATED NOTES DUE 2003
                         ($50,000,000 PRINCIPAL AMOUNT)


    The Exchange Offer will expire at 5:00 P.M., New York City time, on October 18, 1996, unless extended. As described in this Prospectus, withdrawal rights with respect to the Exchange Offer will expire at the expiration of the Exchange Offer.


    Regency Health Services, Inc., a Delaware corporation ("Regency" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of Regency's 12 1/4% Subordinated Notes due 2003 that have been registered under the Securities Act of 1933, as amended (the "Exchange Notes") for each $1,000 in principal amount of its outstanding 12 1/4% Subordinated Notes due 2003 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes") (the "Exchange Offer"). The Outstanding Notes were sold without registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to an exemption under Section 4(2) thereof, and resales were limited to certain qualified institutional buyers in reliance on, and subject to the restrictions contained in, Rule 144A under the Securities Act and to a limited number of institutional investors that are "accredited investors" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act ("Institutional Accredited Investors"). The Exchange Notes have been registered under the Securities Act pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part. The Exchange Offer is being made pursuant to the terms of the Notes Registration Rights Agreement, dated as of June 28, 1996 (the "Registration Rights Agreement"), among Regency and Bear, Stearns & Co. Inc. and NationsBanc Capital Markets, Inc. as the placement agents for the Outstanding Notes (the "Initial Purchasers").

    SEE "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.


               The date of this Prospectus is September 17, 1996.

(COVER PAGE CONTINUED)

    The Exchange Notes will evidence the same indebtedness as the Outstanding Notes that they will replace, will be entitled to the benefits of the Indenture dated June 28, 1996 (the "Indenture"), among Regency, as Issuer, certain subsidiaries of Regency, as Guarantors, and U.S. Trust Company of California, N.A., as Trustee (the "Trustee").

    The form and terms of the Exchange Notes will be substantially identical to the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. The Exchange Notes will be treated as a single class under the Indenture with any Outstanding Notes that remain outstanding after the Exchange Offer. For federal income tax purposes, the Exchange Offer will result in a tax-free exchange. Upon the completion of the Exchange Offer, any Outstanding Notes not tendered in the Exchange Offer will remain outstanding and will be entitled to the benefits of the Indenture, but will not be entitled to any registration rights or have any other rights under the Registration Rights Agreement. See "The Exchange Offer."

    The Exchange Notes will be unsecured indebtedness of Regency ranking junior in right of payment to the Company's "Senior Debt" (as defined in the Indenture), and ranking pari passu in right of payment with the Outstanding Notes not exchanged in the Exchange Offer, if any. The Notes are unconditionally guaranteed on a subordinated basis (the "Guarantees") by substantially all of the Company's existing subsidiaries (all of which are wholly owned) and certain of the Company's future subsidiaries (the "Guarantors"). The Guarantees will be subordinated in right of repayment to all existing and future Senior Debt of the Guarantors. As of July 31, 1996, the aggregate principal amount of Senior Debt of the Company was $119.0 million, which includes reimbursement obligations in respect of $9.0 million of letters of credit (relating to the Company's self-insurance programs) and the Company has availability of $41.0 million under the Credit Agreement (as defined herein), all of which would be Senior Debt. While the Indenture limits the ability of the Company to incur additional indebtedness, there is no limitation on the amount of such additional indebtedness that may be Senior Debt.


    The Notes will mature on July 15, 2003. Interest on the Notes will be payable on January 15 and July 15 of each year, commencing January 15, 1997, at a rate of 12 1/4% per annum. The interest rate on the Outstanding Notes will increase if the Exchange Offer is not consummated by November 1, 1996. See "Description of the Exchange Notes -- Purpose and the Effect of the Exchange Offer."


    The Notes are redeemable, in whole or in part, at the option of Regency at any time on or after July 15, 2000, initially at 106.125% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after July 15, 2002. See "Description of the Exchange Notes -- Optional Redemption."

    The Outstanding Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The Exchange Notes will constitute a new issue of securities with no established trading market. Although Bear, Stearns & Co. Inc. has informed Regency that it currently makes a market in the Notes, it is not obligated to do so and any such market making activities may be discontinued at any time without notice. Regency does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them.

    The Exchange Notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than any holder that is an "affiliate" of Regency within the meaning of Rule 405 under the Securities Act and certain broker-dealers) without complying with the registration and prospectus delivery requirements of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes received in the Exchange Offer. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

(COVER PAGE CONTINUED)


    The Exchange Offer is not conditioned upon any minimum amount of Outstanding Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York City time, on October 18, 1996, unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date in the manner set forth in this Prospectus. Subject to the terms and conditions of the Exchange Offer, including such withdrawal rights, Outstanding Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. See "The Exchange Offer -- Withdrawal Rights."



    This Prospectus and the Letter of Transmittal are being sent to all registered holders of the Outstanding Notes as of September 17, 1996. Participation in the Exchange Offer is voluntary and holders of Outstanding Notes should carefully consider whether to accept the offer made hereby.


    Neither Regency nor the Guarantors will receive any proceeds from the Exchange Offer. No dealer-manager or other soliciting agent is being used in connection with the Exchange Offer. See "Use of Proceeds; the Redemption."

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGENCY OR THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGENCY OR THE GUARANTORS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement, including exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's common stock is traded on the New York Stock Exchange, and the Company's reports and proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM REGENCY HEALTH SERVICES, INC., 2742 DOW AVENUE, TUSTIN, CALIFORNIA 92680,
ATTENTION: INVESTOR RELATIONS (TELEPHONE NUMBER: (714) 544-4443). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.
                            ------------------------

    Information with respect to the Company's voting securities and principal holders thereof, directors and executive officers, executive compensation and certain relationships and related transactions is incorporated by reference from the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996, as amended.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Summary....................................................................................................          3
Risk Factors...............................................................................................         12
Use of Proceeds; the Redemption............................................................................         18
Capitalization.............................................................................................         18
The Exchange Offer.........................................................................................         19
Selected Consolidated Financial Data.......................................................................         27
Pro Forma Financial Information............................................................................         29
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         34
Business...................................................................................................         39
Description of the Exchange Notes..........................................................................         53
Description of Certain Indebtedness........................................................................         72
Plan of Distribution.......................................................................................         73
Independent Accountants....................................................................................         73
Legal Matters..............................................................................................         74
Incorporation of Certain Documents by Reference............................................................         74
Index to Financial Statements..............................................................................        F-1

                                    SUMMARY

    THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "COMPANY" AND "REGENCY" REFER TO REGENCY HEALTH SERVICES, INC. AND ITS SUBSIDIARIES AND THEIR RESPECTIVE OPERATIONS.

                                  THE COMPANY

    Regency is one of the largest post-acute care providers in the United States, with operations in 14 states. The Company provides a broad continuum of post-acute care through in-patient services such as subacute care, skilled nursing care, intermediate care and residential care, together with ancillary services such as rehabilitation, home healthcare and pharmacy services.

    As of July 31, 1996 the Company provided in-patient care in 112 facilities with an aggregate of 11,541 licensed beds. In addition, Regency provides contract rehabilitation services, including physical, speech, occupational and audiology therapy in 140 Company-owned and non-affiliated facilities with over 15,000 beds in 14 states. The Company also provides pharmacy services in three states to 136 Company-owned and non-affiliated healthcare facilities with over 13,000 beds. To augment the continuum of care provided, Regency offers home healthcare services in 29 locations in California and Ohio.

    The Company's strategy is to become an integrated provider of cost-effective, outcome-oriented post-acute healthcare services in selected geographic areas. The fundamental elements of the Company's strategy include:

        - expanding the continuum of care and overall scope of services provided by the Company;

        - in-sourcing ancillary services such as pharmacy and rehabilitation services;

        - expanding the Company's marketing of ancillary services to third-party facilities;

        - acquiring new facilities and ancillary service providers in markets where the Company currently operates as well as in selected new markets;

        - continuing its investment in management information systems;
          and

        - utilizing the principles of Total Quality Management.

    Historically, the Company's operations have been concentrated in California, which is characterized by a high penetration of managed healthcare. Operating in this environment, the Company is focused on controlling operating costs while delivering outcome-oriented healthcare. Accordingly, the Company believes it has significant competitive advantages in the expanding national market for post-acute managed healthcare.

                            STRATEGY IMPLEMENTATION

    To provide Regency with the capital resources to implement its strategy, the Company sold $110.0 million of its 9 7/8% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes") in October 1995, and entered into a revolving credit agreement with NationsBank of Texas, N.A. that established a $50.0 million revolving credit facility (the "Credit Facility") in December 1995.

    Consistent with the Company's strategy to enter new markets in selected areas of the United States, in 1996 the Company completed the acquisition of 19 in-patient facilities with 2,461 licensed beds in North Carolina and Tennessee and three institutional pharmacies with operations in California, Tennessee and North Carolina. The aggregate purchase price for these acquisitions consisted of $47.0 million in cash, which was funded with a portion of the proceeds of the Senior Subordinated Notes offering, and $5.9 million in promissory notes.

    To further implement its strategy, the Company is actively integrating ancillary services it provides into Company-operated in-patient facilities. For example, subsequent to the 1995 acquisition of SCRS & Communicology, Inc. ("SCRS"), the Company began providing rehabilitation services to 48 of its facilities.

    The implementation of the Company's strategy has contributed to:

        - a reduction in the Company's net operating revenue from Medi-Cal from 34% for the six months ended June 30, 1995 to 25% for the six months ended June 30, 1996; and

        - an increase in the Company's ancillary services revenues from 9% of net operating revenue in the first six months of 1995 to 17% of net operating revenue in the first six months of 1996.

    On a pro forma basis, after giving effect to the acquisitions discussed above and other acquisitions and dispositions, the Offering and the Redemption, the Company's net operating revenue was $495.0 million in 1995, as compared to actual operating revenue of $416.1 million for such year. Similarly, Adjusted EBITDA (as defined herein) in 1995 was $49.0 million, as compared to actual Adjusted EBITDA of $43.7 million for such year. See "Pro Forma Financial Information."

    The Company believes the continued expansion of the continuum of care offered to its patients is a significant element of the Company's growth strategy. In addition to an expansion of services offered by the Company, this growth may also permit the Company to decrease its reliance on Medi-Cal over time. Accordingly, the Company from time to time reviews acquisition opportunities, certain of which, if consummated, could be material to the Company. See "Business -- Business Strategy; -- Expanding the Continuum of Care" and "-- Expanding Through Acquisition."

    The principal executive offices of the Company are located at 2742 Dow Avenue, Tustin, California 92780, and the Company's telephone number is (714) 544-4443.

                        USE OF PROCEEDS; THE REDEMPTION

    The Company will not receive any of the cash proceeds from the issuance of the Exchange Notes for Outstanding Notes.

    The Outstanding Notes were issued on June 28, 1996. Concurrently with the issuance of the Outstanding Notes, the Company commenced, and on July 29, 1996 the Company consummated, the redemption of all $48.9 million of the Company's outstanding 6 1/2% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures") for cash in such amount plus accrued interest. All of the net proceeds from the issuance of the Outstanding Notes was used to consummate the Redemption. See "Use of Proceeds; the Redemption."

                               THE EXCHANGE OFFER

Securities Offered..............  Up to $50,000,000 principal amount of 12 1/4%
                                  Subordinated Notes due 2003 (the "Exchange
                                  Notes" and, together with the Outstanding
                                  Notes, the "Notes"). The form and terms of the
                                  Exchange Notes will be substantially identical
                                  to the Outstanding Notes, except that the
                                  issuance of the Exchange Notes has been
                                  registered under the Securities Act and thus
                                  the Exchange Notes will not bear legends
                                  restricting their transferability.
The Exchange Offer..............  Each $1,000 principal amount of the Exchange
                                  Notes is being offered in exchange for $1,000
                                  principal amount of the Outstanding Notes. The
                                  issuance of the Exchange Notes is intended to
                                  satisfy obligations of the Company set forth
                                  in the Registration Rights Agreement, dated
                                  June 28, 1996, among the Company, the
                                  Guarantors, Bear Stearns & Co., Inc. and
                                  NationsBanc Capital Markets, Inc. (the
                                  "Initial Purchasers").

Expiration Date.................  The Exchange Offer will expire at 5:00 p.m.
                                  New York City time, on October 18, 1996,
                                  unless extended, in which case the term
                                  "Expiration Date" means the latest date and
                                  time to which the Exchange Offer shall have
                                  been extended. The Company will accept for
                                  exchange any and all Outstanding Notes that
                                  are properly tendered in the Exchange Offer
                                  prior to 5:00 p.m. New York City time on the
                                  Expiration Date. The Exchange Notes issued
                                  pursuant to the Exchange Offer will be
                                  delivered promptly following the Expiration
                                  Date.
Federal Income Tax
Considerations..................  Generally, for federal income tax purposes, holders of Outstanding Notes will not
                                  recognize any gain or loss upon the receipt of
                                  Exchange Notes pursuant to the Exchange Offer.
                                  See "The Exchange Offer -- Certain Federal
                                  Income Tax Consequences."
Conditions to the Exchange
Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by
                                  the Company. See "The Exchange Offer --
                                  Conditions to the Exchange Offer." The
                                  Exchange Offer is not conditioned upon any
                                  minimum aggregate principal amount of
                                  Outstanding Notes being tendered for exchange.
Procedures for Tendering
Outstanding Notes...............  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign
                                  and date the Letter of Transmittal, or a
                                  facsimile thereof, in accordance with the
                                  instructions contained herein and therein, and
                                  mail or otherwise deliver such Letter of
                                  Transmittal, or such facsimile, together with
                                  such Outstanding Notes and any other required
                                  documentation, to U.S. Trust Company of
                                  California, N.A., as Exchange Agent, at the
                                  address set forth herein. By tendering an
                                  Outstanding Note for exchange, each holder
                                  will represent to the Company that, among
                                  other things, the Exchange Note to be issued
                                  in exchange for that Outstanding Note is being
                                  obtained in the ordinary course of business of
                                  the person receiving such Exchange Note
                                  whether or not such person is the holder of
                                  that Outstanding Note; that neither the holder
                                  nor any such other person has an arrangement
                                  or understanding with any person to
                                  participate in the distribution of such
                                  Exchange Notes; and that neither the holder
                                  nor any such other person is an "affiliate,"
                                  as defined in Rule 405 under the Securities
                                  Act, of the Company.
Special Procedures for
Beneficial
Owners..........................  Any beneficial owner of Outstanding Notes whose Notes are registered in the name of a
                                  broker, dealer, commercial bank, trust company
                                  or other nominee and who wishes to tender such
                                  Outstanding Notes in the Exchange Offer should
                                  contact such registered holder promptly and
                                  instruct such registered holder to tender on
                                  such beneficial owner's behalf. If such
                                  beneficial owner wishes to tender on such
                                  owner's own behalf, such owner must, prior to
                                  completing and executing the Letter of
                                  Transmittal and delivering the Outstanding
                                  Notes, either make appropriate arrangements to
                                  register ownership of the Outstanding Notes in
                                  such owner's name or obtain a properly
                                  completed bond power from the registered
                                  holder. The transfer of registered ownership

                                  may take considerable time and, if initiated
                                  after the date of this Prospectus, may not be
                                  able to be completed prior to the Expiration
                                  Date.
Guaranteed Delivery
Procedures......................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose
                                  Outstanding Notes are not immediately
                                  available or who cannot deliver their
                                  Outstanding Notes, the Letter of Transmittal
                                  or any other documents required by the Letter
                                  of Transmittal to U.S. Trust Company of
                                  California, N.A., as Exchange Agent, prior to
                                  the Expiration Date, must tender their
                                  Outstanding Notes according to the guaranteed
                                  delivery procedures set forth in "The Exchange
                                  Offer -- Procedures for Tendering."
Exchange Agent..................  U.S. Trust Company of California.
Resales of Exchange Notes.......  Based upon interpretations contained in letters issued by the staff of the Commission
                                  to independent third parties, the Company
                                  believes that Exchange Notes issued pursuant
                                  to the Exchange Offer in exchange for
                                  Outstanding Notes may be offered for resale,
                                  resold and otherwise transferred by a holder
                                  thereof (other than (i) a broker-dealer who
                                  purchased such Outstanding Notes directly from
                                  the Company to resell pursuant to Rule 144A or
                                  any other available exemption under the
                                  Securities Act or (ii) a person that is an
                                  "affiliate" (within the meaning of Rule 405 of
                                  the Securities Act) of the Company), without
                                  compliance with the registration and
                                  prospectus delivery requirements of the
                                  Securities Act, provided that the holder
                                  acquired the Outstanding Notes, and is
                                  acquiring the Exchange Notes, in the ordinary
                                  course of such person's business and is not
                                  participating, and has no arrangement or
                                  understanding with any person to participate,
                                  in the distribution of the Exchange Notes.
                                  Holders of Outstanding Notes who have any such
                                  arrangement or understanding or who otherwise
                                  intend to participate in a distribution of the
                                  Exchange Notes may not rely upon the position
                                  of the staff of the Commission enunciated in
                                  such no-action letters, and, in the absence of
                                  an applicable exemption, must comply with the
                                  registration and prospectus delivery
                                  requirements of the Securities Act in
                                  connection with a secondary resale
                                  transaction. Each holder of Outstanding Notes
                                  that desires to tender Outstanding Notes for
                                  exchange in the Exchange Offer must represent
                                  to the Company in the Letter of Transmittal
                                  that such holder has no intention of
                                  distributing the Exchange Notes.
                                  Each broker-dealer (other than an affiliate of
                                  the Company) that wishes to participate in the
                                  Exchange Offer with respect to Outstanding
                                  Notes acquired for such broker-dealer's own
                                  account may be a statutory underwriter as to
                                  Exchange Notes acquired and must acknowledge
                                  that such broker-dealer will deliver a pro-
                                  spectus meeting the requirements of the
                                  Securities Act in connection with any resale
                                  of such Exchange Notes. The Letter of Trans-
                                  mittal states that by so acknowledging and
                                  delivering such prospectus, a broker-dealer
                                  will not be deemed to admit that it is an
                                  "underwriter" within the meaning of the
                                  Securities Act. This Prospectus, as
                                  supplemented or amended from time to time, may

                                  be used in connection with resales of Exchange
                                  Notes received in exchange for Outstanding
                                  Notes where such Outstanding Notes were
                                  acquired by such broker-dealer as a result of market-making or other activities. See "--
                                  Terms of the Exchange Offer" below.
                                  Any broker-dealer who purchased Outstanding
                                  Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and/or who is an affiliate of the Company may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the
                                  Securities Act in connection with a secondary resale transaction involving the Exchange
                                  Notes.
                                  To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes.
                                  The Company does not currently intend to take any action to register or qualify the Exchange
                                  Notes for resale in any such jurisdiction.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES
Issuer..........................  Regency Health Services, Inc.
Aggregate Amount................  $50,000,000 principal amount of 12 1/4%
                                  Subordinated Notes due 2003.
Maturity Date...................  July 15, 2003.
Interest Payment Dates..........  January 15 and July 15, commencing January 15,
                                  1997.
Guarantees......................  The Notes are fully and unconditionally guaranteed (the "Guarantees") on an unsecured
                                  subordinated basis by substantially all of the
                                  Company's existing subsidiaries and certain of
                                  the Company's future subsidiaries
                                  (collectively, the "Guarantors").
Ranking.........................  The Notes are general unsecured obligations of the Company, subordinated in right of payment
                                  to all existing and future Senior Debt. The
                                  Guarantees are subordinated in right of
                                  payment to all existing and future Senior Debt
                                  of the Guarantors. As of July 31, 1996, the
                                  aggregate outstanding principal amount of
                                  Senior Debt of the Company and the Guarantors
                                  was $119.0 million, which includes
                                  reimbursement obligations in respect of
                                  approximately $9.0 million of letters of
                                  credit (primarily related to the Company's
                                  self-insurance programs), and the Company had
                                  availability of approximately $41.0 million
                                  under the Credit Facility (all of which would
                                  be Senior Debt). See "Description of Certain
                                  Indebtedness -- Credit Facility." While the
                                  Indenture limits the ability of the Company to
                                  incur additional indebtedness, there is no
                                  limitation on the amount of such additional
                                  indebtedness that may be Senior Debt. The
                                  Indenture (as defined herein) prohibits the
                                  Company from incurring, assuming or
                                  guaranteeing any indebtedness that is
                                  subordinated to any Senior Debt and senior in
                                  right of payment to the Notes.

Optional Redemption.............  The Notes are redeemable for cash, at the option of the Company, in whole or in part, on
                                  or after July 15, 2000, at the redemption
                                  prices set forth herein, plus accrued and
                                  unpaid interest and Liquidated Damages (as
                                  defined herein), if any, through the
                                  redemption date.
Change of Control...............  Upon the occurrence of a Change of Control (as defined herein), holders of the Notes will
                                  have the option to require the Company to
                                  repurchase their Notes at a repurchase price
                                  equal to 101% of the principal amount thereof,
                                  plus accrued and unpaid interest and
                                  Liquidated Damages, if any, to the repurchase
                                  date. The Company's ability to repurchase the
                                  Notes following a Change in Control will be
                                  dependent upon it having sufficient cash
                                  therefor and the terms of its then outstanding
                                  Senior Debt. The Indenture does not prohibit
                                  the Company from incurring Senior Debt that
                                  restricts the ability of the Company to offer
                                  to repurchase the Notes upon a Change of
                                  Control. The terms of the Credit Facility
                                  effectively will prohibit, and the indenture
                                  governing the Senior Subordinated Notes may
                                  prohibit, the Company from repurchasing the
                                  Notes upon the occurrence of a Change of
                                  Control. There can be no assurance that the
                                  Company will have the financial resources to
                                  repurchase the Notes in the event of a Change
                                  of Control, particularly if such Change of
                                  Control requires the Company to refinance, or
                                  results in the acceleration of, other indebt-
                                  edness. See "Description of the Exchange Notes
                                  -- Certain Covenants" and "Description of
                                  Certain Indebtedness -- Credit Facility."
Certain Covenants...............  The Indenture contains certain covenants, including limitations on the ability of the
                                  Company and the Subsidiaries (as defined
                                  herein) to: (i) incur additional indebtedness
                                  and issue preferred stock; (ii) create certain
                                  liens; (iii) sell equity interests in the
                                  Subsidiaries; (iv) engage in certain
                                  transactions with affiliates; (v) make certain
                                  restricted payments; (vi) apply the net
                                  proceeds of certain asset sales; (vii) agree
                                  to payment restrictions affecting certain
                                  Subsidiaries; (viii) engage in substantially
                                  different lines of business; or (ix) engage in
                                  mergers, consolidations or the transfer of all
                                  or substantially all of the assets of the
                                  Company or the Subsidiaries to another person.
                                  The Subsidiaries are defined to exclude
                                  Unrestricted Subsidiaries.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary historical consolidated financial data set forth below, other than operating data and payor mix data included therein, for the three years ended December 31, 1995 have been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP. In April 1994, the Company merged with Care Enterprises, Inc. ("Care") in a stock transaction accounted for as a pooling-of-interests. The summary consolidated financial data include information with respect to Care for periods prior to the consummation of such merger, restated as though the companies had been merged since inception. Because the Guarantees are the joint and several obligations of each of the Guarantors, and the Guarantors as a group constitute substantially all of the Company's revenues and assets, management has determined that the separate presentation of financial statements and financial data for each Guarantor would not be material to investors.

    The summary unaudited historical consolidated financial data set forth below, other than operating data and payor mix data included therein, for the six months ended June 30, 1995 and 1996 and as of June 30, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of management, reflect and include all material adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The consolidated results of operations for the six months ended June 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996 or any future period.

    The summary unaudited pro forma consolidated statement of operations and other financial data set forth below for the fiscal year ended December 31, 1995 and the six months ended June 30, 1996 have been prepared to reflect the consummation of the Offering, the Redemption, the issuance of the Senior Subordinated Notes and the use of such proceeds, and certain acquisitions and dispositions consummated between January 1, 1995 and June 30, 1996 (see note 1 below) as if they had occurred on January 1, 1995. The as adjusted balance sheet data give effect the Redemption as if it had occurred on June 30, 1996. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Offering, the Redemption, the issuance of the Senior Subordinated Notes and the use of such proceeds, and such acquisitions and dispositions had in fact been consummated on such dates. The pro forma adjustments are based upon currently available information and certain assumptions that the Company believes to be reasonable.

    The summary historical and pro forma consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information" and with the Consolidated Financial Statements and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                      YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                          -----------------------------------------------   ------------------------------
                                                                               PRO FORMA                        PRO FORMA
                                            1993      1994          1995       1995 (1)       1995      1996     1996 (1)
                                          --------  --------      --------    -----------   --------  --------  ----------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net operating revenue...................  $336,954  $377,336      $416,084     $495,025     $197,314  $267,595   $263,610
Operating expenses......................   272,957   307,807       335,840      397,218      159,853   218,693    214,640
Depreciation and amortization...........     7,650     9,295        10,122       13,089        4,622     7,186      7,120
Interest expense........................     5,941     7,844         9,676       16,576        3,835     8,346      9,860
Net income (loss).......................    11,742      (800)(2)     2,845(3)                  4,867     5,802
OTHER FINANCIAL DATA:
EBITDA (4)..............................    32,806    18,332        29,959       43,104       16,307    25,532     25,065
Capital expenditures....................    12,723    12,576        14,223                     7,829     5,600
Rent expense............................    13,544    15,555        16,767       29,002        8,358    11,690     12,225
Ratio of earnings to
 fixed charges (5)......................      2.80x     1.09x         1.74x        1.60x        2.14x     1.79x      1.56x
Net cash provided by (used in) operating
 activities.............................    12,655    11,098        30,460                    13,036    (6,038)
Net cash used in investing activities...   (31,082)  (12,512)      (28,377)                   (6,500)  (59,497)
Net cash provided by (used in) financing
 activities.............................    33,989       767        76,478                      (947)   28,197
Ratio of EBITDA to interest expense
 (6)....................................      5.52x     2.34x         3.10x        2.60x        4.25x     3.06x      2.54x
OPERATING DATA:
Number of healthcare facilities.........        95        93            94                        93       112
Number of licensed beds.................     9,325     9,134         9,178                     9,134    11,541
Occupancy percentage....................      91.3%     91.5%         91.4%                     91.8%     91.5%
PAYOR MIX DATA (% OF NET OPERATING
 REVENUE):
Private and other.......................      25.5%     26.0%         28.2%                     26.0%     29.4%
Medicare................................      29.9      31.3          31.9                      32.9      30.4
Medicaid................................      44.6      42.7          39.9                      41.1      40.2

                                                                                          AS OF JUNE 30, 1996
                                                                                       -------------------------
                                                                                        ACTUAL    AS ADJUSTED(7)
                                                                                       ---------  --------------
                                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................  $  66,900    $   17,996
Net property and equipment...........................................................    132,595       132,595
Total assets.........................................................................    399,937       351,033
Total long-term debt, including current portion......................................    235,045       186,141
Stockholders' equity.................................................................     81,484        80,631

- -------------
(1) Gives pro forma effect to (i) the acquisition in February 1996 of (a) 18 in-patient facilities from Liberty Healthcare Limited Partnership, (b) an enteral feeding business from Liberty Assisted Living Centers Limited Partnership, and (c) Executive Pharmacy Services, Inc. from persons affiliated with such partnerships (collectively, the "Liberty Acquisition");
    (ii) insignificant acquisitions and dispositions; (iii) the issuance of the Senior Subordinated Notes and the use of such proceeds; and (iv) the offering of the Outstanding Notes and the Redemption. See "Pro Forma Financial Information."

(2) The net loss in the year ended December 31, 1994 includes a pre-tax charge of approximately $16.3 million ($11.6 million net of taxes), which included $12.0 million of merger and restructuring expenses related to the acquisition of Care by Regency which was consummated in April 1994, a charge of approximately $2.7 million which relates to the disposition of two in-patient facilities and one residential facility, all of which were disposed of prior to March 31, 1995, and a charge of approximately $1.6 million related to the closure of a facility damaged by the Northridge, California earthquake in January 1994.

(3) Net income for the year ended December 31, 1995 includes (i) a pre-tax charge of $3.1 million ($1.9 million net of taxes) related to the settlement of a class action lawsuit, (ii) a pre-tax charge of $9.0 million ($8.2 million net of taxes) primarily related to the disposition of certain facilities, and (iii) an extraordinary loss on extinguishment of debt of $2.7 million ($1.6 million net of taxes).

(4) EBITDA means earnings before interest expense, income taxes, depreciation and amortization. EBITDA includes interest income of $1.4 million, $1.9 million, $3.1 million, $1.1 million and $1.5 million for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to net income or to cash flows from operating activities, as determined by generally accepted accounting principles, and should not be construed as an indicator of a company's operating performance or as a measure of liquidity. Adjusted EBITDA (which is defined as EBITDA before deducting non-recurring items that consist of expenses incurred in connection with the settlement of a class action lawsuit, merger and restructuring expenses, disposition of assets charges, reorganization and other items and extraordinary items) was $32.9, $34.6, $43.7, and $49.0 for the twelve months ended December 31, 1993, 1994, 1995 and pro forma 1995 and $19.4, $25.5, and $25.1 for the six months ended June 30, 1995, 1996 and pro forma 1996.

(5) The ratio of earnings to fixed charges is calculated by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and one-third of rental expense (which is that portion of rental expense deemed to be representative of the interest component of rental expense). The ratio of earnings before non-recurring items to fixed charges was 2.80x, 2.28x, 2.50x, and 1.72x for the years ended December 31, 1993, 1994, 1995 and pro forma 1995, respectively, and 2.58x, 1.79x and 1.56x for the six months ended June 30, 1995, 1996 and pro forma 1996, respectively.

(6) Ratio of Adjusted EBITDA to interest expense was 5.53x, 4.41x, 4.51x and 2.96x for the years ended December 31, 1993, 1994, 1995 and pro forma 1995, respectively, and 5.06x, 3.06x and 2.54x for the six months ended June 30, 1995, 1996 and pro forma 1996, respectively.

(7) As adjusted figures give effect to the consummation of the Redemption.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE NOTES SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW.

    DEPENDENCE ON REIMBURSEMENT FROM MEDICARE AND MEDICAID. The Company's business is dependent upon its ability to obtain and maintain reimbursement from Medicare and Medicaid. For the fiscal years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, the Company derived approximately, 42.7%, 39.9% and 40.2%, respectively, of its net operating revenue from Medicaid (known as Medi-Cal in California); and approximately 31.3%, 31.9% and 30.4%, respectively, from Medicare. In addition, a substantial portion of ancillary services that are provided by the Company to both Company-owned and non-affiliated facilities are ultimately reimbursed by Medicare and Medicaid. However, the revenue derived from these services are not classified as Medicare or Medicaid since the facilities served are billed directly and are subsequently reimbursed by these programs. Charges to non-affiliates, though not directly regulated, are effectively limited by regulatory reimbursement policies imposed on the in-patient facilities whose patients receive these therapy services, as well as competitive market factors. These government-sponsored healthcare programs are highly regulated and are subject to budgetary and other constraints. In addition, these government programs have instituted cost-containment measures designed to limit payments made to healthcare providers. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, administrative rulings and interpretations, determinations of intermediaries, government funding restrictions and retroactive reimbursement adjustments, all of which could materially increase or decrease the services covered by such programs, the rates paid to healthcare providers for their services, or the eligibility of providers to receive reimbursement. In addition, there can be no assurance that the Company's facilities and the provision of services by the Company in the future will continue to meet the requirements for participation in Medicare or Medicaid programs as presently enacted or as they may be changed.

    In addition, the Company's cash flow could be adversely affected by periodic government program funding delays, shortfalls or other difficulties, such as that which occurred in 1995 when the State of California failed to adopt a new budget prior to the end of the 1994-1995 fiscal year. As a result, Medi-Cal delayed reimbursement payments for several weeks. Medi-Cal also delayed payments and rate increases for several weeks in 1990 and 1991. In addition, in 1992, as a result of the failure by the State of California to adopt a budget prior to the end of the 1991-1992 fiscal year, Medi-Cal reimbursed providers with registered warrants, which many banks refused to redeem at face value. There can be no assurance that the Company will be able to mitigate the effects of any future funding delays.

    SUBSTANTIAL LEVERAGE. As of July 31, 1996, the Company had $186.1 million of outstanding indebtedness. In the event that the Company's cash flow and working capital are not sufficient to fund the Company's expenditures and to service its indebtedness, including the Notes, the Company would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of its indebtedness, the incurrence of additional permitted Indebtedness, or the sale of assets. There can be no assurance that any of these sources of funds would be available in amounts sufficient for the Company to meet its obligations. The indenture pursuant to which the Notes were issued (the "Indenture"), contains financial and operating covenants, including restrictions on the Company's ability to incur additional indebtedness and to issue preferred stock, pay dividends or make other distributions, create liens, sell assets, enter into certain transactions with affiliates and enter into certain mergers and consolidations. See "Description of the Exchange Notes." The Company's ability to comply with the terms of the Indenture (including its ability to comply with such covenants), to make cash payments with respect to the Notes and to satisfy its other debt obligations will depend on the future performance of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Exchange Notes."

    The Credit Facility and the indenture pursuant to which the Senior Subordinated Notes were issued (the "Senior Subordinated Notes Indenture") include, and subsequent indebtedness or working capital facilities may include, covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, stock repurchases, repurchases or redemptions of subordinated debt (including the Notes), the incurrence of additional debt and liens and the payment of dividends, in addition to a number of financial covenants. The Company's failure to comply with any of these covenants could result in an event of default under its indebtedness, including the Notes, which in turn could have a material adverse effect on the Company. See "Description of the Exchange Notes -- Certain Covenants." In the event the Company incurs additional indebtedness for acquisitions or purposes other than repayment of indebtedness, the Company may become more vulnerable to, and have less flexibility in satisfying its obligations (including the Notes) in the event of a decline in the Company's revenues (which could result from, among other factors, increased competition, adverse regulatory developments or an economic downturn). The Company's high degree of leverage may impair its ability to obtain financing in the future for acquisitions, capital expenditures or other purposes.

    SUBORDINATION OF THE NOTES. The Notes are subordinated to all existing and future Senior Debt of the Company and the Guarantors, which includes all reimbursement obligations and all borrowings under the Credit Facility and the Senior Subordinated Notes. As of July 31, 1996, the aggregate outstanding principal amount of Senior Debt was $119.0 million, which includes reimbursement obligations in respect of $9.0 million of letters of credit issued under the Credit Facility, and the Company had availability of $41.0 million under the Credit Facility (all of which would be Senior Debt). While the Indenture limits the ability of the Company to incur additional indebtedness, there is no limitation on the amount of such additional indebtedness that may be Senior Debt. Upon any payment or distribution of assets of the Company in a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment.

    In addition, the subordination provisions of the Indenture limit the Company's ability to make payments with respect to the Notes if the Company is in default on any of its Senior Debt. If such default arises other than as a result of the Company's failure to make any required payment on its Senior Debt but would permit a holder of such Senior Debt to declare such indebtedness to be due and payable, such holder has the right under the Indenture to block all payments by the Company on the Notes (and the repurchase of the Notes) for certain periods; and, at any time prior to the Company's curing of such default, such holder may accelerate such indebtedness. If such a default arises as a result of the Company's failure to make any payment on its Senior Debt (whether scheduled, at maturity or as a result of such an acceleration), the Indenture prohibits all payments on the Notes (and the repurchase of the Notes) until such time, if any, as such default is cured or waived or otherwise ceases to exist. The Company expects that most events that would result in an event of default under the Notes (as well as any acceleration of the principal of the Notes) would also constitute a default under the terms of the Senior Debt. See "Description of the Exchange Notes -- Subordination," "-- Events of Default and Remedies" and "Description of Certain Indebtedness -- Credit Facility."

    HOLDING COMPANY STRUCTURE. Regency is a holding company whose only material assets are its wholly owned subsidiaries. Regency conducts no business and is dependent on distributions from its subsidiaries to service its debt obligations, including the payment of interest and principal on the Notes. There can be no assurance that such distributions will be adequate to fund the interest and principal payments on the Notes when due. The Indenture provides that if Regency fails to satisfy any payment obligation under the Notes, the holders of the Notes would have a direct claim against the Guarantors. However, if a court were to invalidate any one or more of the Guarantees under fraudulent conveyance laws or other legal principles or if, by the terms of such Guarantees, the obligations thereunder were limited as necessary to prevent such avoidance, the claims of other creditors of the Guarantors, including claims of trade creditors, would, to such extent, have priority as to the assets of the Guarantors over the claims of the holders of the Notes. In addition, pursuant to the terms of the Indenture, a Guarantee will be discharged upon the sale of such Guarantor. See "Description of the Exchange Notes -- General."

    RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM. In the recently enacted federal budget deficit reduction bill, various reimbursement rules and regulations were adopted by the federal government that pertain to the Company. There have been (and the Company expects that there will continue to be) a number of other proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Company cannot predict at this time whether any of these types of proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of those programs will not have an adverse effect on the Company, or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the cost allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of the prices of securities of companies in healthcare and related fields, and may similarly affect the price of the Notes.

    GOVERNMENT REGULATION. The in-patient healthcare industry is subject to extensive federal, state and local licensure and certification laws. In-patient facilities and home healthcare agencies are often subject to certificate of need requirements, the effect of which is to significantly limit internal growth, and are also subject to annual and routine interim inspections to monitor compliance with government regulations. Certain laws establish minimum healthcare standards and provide for significant remedies for non-compliance including fines, new patient admission moratoriums, federal or state monitoring of operations, and closure of facilities. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs or the levels of reimbursement from governmental, private and other sources. There can be no assurance that regulatory authorities will not adopt changes or interpretations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure of compliance at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities.

    Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have expanded remedies available to the Health Care Financing Administration ("HCFA") to enforce compliance with the detailed regulations mandating minimum healthcare standards, and may significantly affect the consequences to the Company if annual or other HCFA facility surveys disclose noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements.

    The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include (i) the federal "Stark legislations" which prohibit, with limited exceptions, physician ownership of ancillary service providers, and (ii) the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company. See "Business -- Regulation."

    The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare, Medicaid and Medi-Cal statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's operations.

    RELATED-PARTY TRANSACTIONS. Medicare regulations that apply to transactions between related parties, such as between subsidiaries of the Company, determine in part the amount of Medicare reimbursement the Company is entitled to receive for contract rehabilitation therapy and pharmacy services that it provides to

Company-operated facilities. These regulations generally require that, among other things, (i) the Company's rehabilitation therapy and pharmacy subsidiaries must each be a bona fide separate organization; (ii) a substantial part of the contract rehabilitation therapy services or pharmacy services, as the case may be, of the relevant subsidiary must be transacted with non-affiliated entities, and there must be an open, competitive market for the relevant services; (iii) contract rehabilitation therapy services and pharmacy services, as the case may be, are services that commonly are obtained by in-patient facilities from other organizations and are not a basic element of patient care ordinarily furnished directly to patients by such facilities; and (iv) the prices charged to the Company's in-patient facilities by its contract rehabilitation therapy operations subsidiary and pharmacy operations subsidiaries are consistent with the charges for such services in the open market and no more than the prices charged by its contract rehabilitation therapy operations subsidiary and pharmacy operations subsidiaries under comparable circumstances to non-affiliated in-patient facilities. The Company believes that each of the foregoing requirements is currently being satisfied with respect to both its contract rehabilitation therapy and pharmacy subsidiaries. Consequently, the Company has claimed and received reimbursement under Medicare for contract rehabilitation therapy services (since the acquisition of SCRS in July 1995) and pharmacy services (beginning in January 1996) provided to patients in its own facilities at a higher rate than if it did not satisfy these requirements. If the Company is unable to satisfy these regulations in the future, the reimbursement the Company receives for contract rehabilitation therapy and pharmacy services provided to its own facilities would be materially adversely affected. If, upon audit by relevant reimbursement agencies, such agencies find that the requirements of any of these regulations has not been satisfied and if, after appeal, such findings are sustained, the Company could be required to refund some or all of the difference between its cost of providing these services and the higher amount actually received. While the Company believes that it has satisfied and will continue to satisfy these regulations, there can be no assurance that its position would prevail if contested by relevant reimbursement agencies.

    DEPENDENCE ON CALIFORNIA. The Company's billings to Medi-Cal represented 33.3%, 30.8% and 25.1% of net operating revenue, respectively, during 1994, 1995 and the six months ended June 30, 1996. California has a less generous and more heavily regulated healthcare reimbursement system, that typically provides for lower reimbursement rates, than do a majority of other states, and historically has enforced its regulations more strictly than most other jurisdictions. In addition, California has a higher applicable minimum wage and higher workers' compensation costs than most other states. The Company may be materially and adversely affected by the failure of Medi-Cal reimbursement rates to increase in proportion to cost increases, by any reduction in the levels of reimbursement, or by healthcare reform measures that substantially increase its operating costs. Further, there have been, and there are likely to continue to be, strong legislative pressures to avoid increases in Medi-Cal reimbursement levels and to impose reductions in such payments. The budget adopted by the State of California for the 1995-1996 fiscal year (which commenced July 1, 1995 and ended June 30, 1996) included no increase or decrease in Medi-Cal reimbursement rates.

    EFFECT OF CHANGE OF CONTROL. The Company will be required to make an offer to purchase all of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, upon the occurrence of any "change of control" as defined in the Indenture (the "Repurchase Covenant"). A change of control of the Company also constitutes an event of default under the Credit Facility and an event requiring a similar repurchase offer under the Senior Subordinated Notes. There can be no assurance that the Company will not in the future incur other indebtedness subject to a similar repurchase requirement or stipulating that a change of control is an event of default. See "Description of the Exchange Notes -- Certain Covenants -- Repurchase of the Notes at the Option of the Holder Upon a Change of Control" and "Description of Certain Indebtedness
- -- Credit Facility."

    Unless a waiver is obtained from the lenders under the Credit Facility and the holders of the Senior Subordinated Notes, upon the occurrence of a change of control the Company would be unable to comply with the Repurchase Covenant. In addition, there can be no assurance that the Company would have sufficient funds available at the time of a change of control to repurchase the Notes as well as all of its indebtedness that would prohibit the repurchase.

    EXPANSION RISK. The Company intends to pursue a strategy of growth through strategic acquisitions. This growth is likely to increase the operating complexity of the Company, as well as the level of responsibility for both existing and new management personnel. In addition, there can be no assurance that the Company will find suitable acquisition candidates.

    The Company's growth strategy includes the selective acquisition of both new facilities as well as other service providers. The Company incurs certain costs and operating inefficiencies in connection with the acquisition of a new facility relating to the integration of such facility's financial and administrative systems, physical plant and other aspects of its operations into those of the Company. In addition, the introduction of a substantial portion of the Company's ancillary services to a new facility may take as long as twelve months to fully implement. There can be no assurance that each of the service providers the Company may acquire will be profitable following such acquisition. The acquisition of a service provider that is not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could adversely affect the Company's profitability. The Company expects to finance new acquisitions from a combination of the cash on hand, funds from operations and borrowings under the Credit Facility. Depending on the number, size and timing of such transactions, the Company may in the future require additional financing in order to continue to make acquisitions. There is no assurance that such additional financing, if any, will be available to the Company on acceptable terms. In addition, the Senior Subordinated Notes Indenture includes limitations on the Company's ability to incur additional indebtedness. See "Business -- Business Strategy -- Expanding Through Acquisition."

    UNCERTAINTY OF LITIGATION. The Company is from time to time sued by or on behalf of patients at one or more of its facilities or to whom healthcare services were provided seeking to recover for injuries sustained as a result of alleged errors and omissions. Often these suits also allege that the injuries resulted from intentional actions or omissions of healthcare personnel for whom the Company is asserted to have legal responsibility, and consequently seek awards of punitive damages. The Company also is from time to time sued by persons claiming that their employment by the Company was improperly terminated, that they were denied employment or promotions because of their race, creed, religion, gender, ethnic origin or sexual orientation, or that they suffered other tortious conduct, which suits seek awards of compensatory, incidental and punitive damages. Although the Company maintains insurance for its professional errors and omissions, it is not insured for damages sustained as a result of wrongful termination or intentional torts, nor for punitive damages. The Company's financial condition and results of operations could be adversely affected by a significant award of damages that is not covered by insurance. However, the Company is not aware of any pending litigation for which it has not established an appropriate reserve or for which, in the Company's opinion, it does not have valid legal defenses.

    CONTROL BY STOCKHOLDER GROUPS AND OFFICERS AND DIRECTORS. As of the date of their most recent filings on Schedule 13D, two stockholder groups reported beneficial ownership of 21.4% and 6.5%, on a primary basis, respectively, of the Common Stock, and the officers and directors of the Company have reported beneficial ownership of 8.6%, on a primary basis, of the Common Stock. As a result of such holdings, these stockholder groups and the Company's officers and directors have the ability to exert significant influence over the outcome of all matters submitted to the Company's stockholders for approval, including the election of directors.

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the management experience and continued services of the Company's executive officers. The loss of the services of one or more of such officers for any reason could have a material adverse effect on the Company's business. In addition, the Company's continued growth depends on its ability to attract and retain skilled employees, and on the ability of its officers and key employees to manage growth successfully.

    COMPETITION. The Company operates in a highly competitive industry. The Company's facilities, pharmacy operations, home healthcare agencies and therapists generally operate in communities that are also served by similar facilities and agencies operated by others. Some competing facilities and agencies provide services that are not offered by the Company and some are operated by entities having greater financial and other resources and longer operating histories than the Company. In addition, some are operated by nonprofit organizations or government agencies supported by endowments, charitable contributions, tax revenues and other sources that are not available to the Company. There can be no assurance that the Company will not encounter increased competition in the future that would adversely affect the Company's results of operations.

    LACK OF A PUBLIC MARKET. The Outstanding Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The Exchange Notes will constitute a new issue of securities with no established trading market. Although Bear, Stearns & Co., Inc. has informed the Company that it currently makes a market in the Notes, it is not obligated to do so and any such market making activities may be discontinued at any time without notice. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them.


    CONSEQUENCES OF THE EXCHANGE OFFER TO NON-TENDERING HOLDERS OF THE OUTSTANDING NOTES. In the event the Exchange Offer is consummated, the Company will not be required to register the resale of the Outstanding Notes under the Securities Act. In such event, holders of Outstanding Notes seeking to sell such Notes would have to rely on exemptions to the registration requirements of the Securities Act. If the Exchange Offer is consummated by November 1, 1996, following the Exchange Offer none of the Notes will be entitled to the liquidated damages provided for (in the event of a failure to consummate the Exchange Offer by such date). To the extent that Outstanding Notes are exchanged in the Exchange Offer, a holder's ability to sell Outstanding Notes that remain outstanding after the Exchange Offer could be adversely affected.


    FORWARD-LOOKING STATEMENTS. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business," as well as within this Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above (which list may not be exhaustive) and the matters set forth in this Prospectus generally. Neither the Company nor the Guarantors undertake to publicly release any revisions to these forward-looking statements to reflect any future events or circumstances.

                        USE OF PROCEEDS; THE REDEMPTION

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Outstanding Notes in like principal amount, the form and terms of which are identical in all material respects to the form and terms of the Exchange Notes, except as otherwise described herein. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

    The proceeds to the Company from the sale of the Outstanding Notes were approximately $48.4 million, net of Initial Purchasers' discount and certain fees and expenses relating to the offering of the Outstanding Notes. Such proceeds were used on July 29, 1996 to consummate the Redemption.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996, as adjusted to give effect to the Redemption on July 29, 1996. The information in the table below is qualified in its entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere or incorporated by reference herein.

                                                                                                         AS OF
                                                                                                     JUNE 30, 1996
                                                                                                     -------------
                                                                                                      (DOLLARS IN
                                                                                                      THOUSANDS)

Cash and cash equivalents .........................................................................   $    17,996(1)
                                                                                                     -------------
                                                                                                     -------------

Long-term debt (including current portion):
  Industrial revenue bonds.........................................................................   $     9,675
  Mortgage notes...................................................................................        14,977
  9 7/8% Senior Subordinated Notes due 2002........................................................       110,000
  Capitalized leases and other.....................................................................         1,489
  12 1/4% Subordinated Notes due 2003..............................................................        50,000
                                                                                                     -------------
        Total long-term debt.......................................................................       186,141(1)
                                                                                                     -------------
Stockholders' equity:
  Common Stock, $0.01 par value, 35,000,000 shares authorized,
   16,712,300 shares issued and outstanding........................................................           167
  Additional paid-in capital.......................................................................        51,972
  Retained earnings................................................................................        28,492(2)
                                                                                                     -------------
        Total stockholders' equity.................................................................        80,631
                                                                                                     -------------
          Total capitalization ....................................................................   $   266,772
                                                                                                     -------------
                                                                                                     -------------

- ---------------
(1) Adjusted to give effect to the consummation of the Redemption. As of June 30, 1996, actual cash and cash equivalents was $66.9 million and actual long-term debt (including current portion) was $235.0 million.

(2) Adjusted to give effect to write-off of unamortized loan costs (approximately $0.8 million, net of taxes) upon consummation of the Redemption which were incurred in connection with the issuance of the Convertible Debentures.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Outstanding Notes were sold by the Company on June 28, 1996 to the Placement Agents, who placed the Outstanding Notes with certain institutional investors in reliance on Rule 144A and Regulation D promulgated by the Commission under the Securities Act. In connection with the sale of the Outstanding Notes, the Company, the Guarantors and the Placement Agents entered into the Registration Rights Agreement, which provides that the Company and the Guarantors will (i) file with the Commission within 60 days after the issue date of the Outstanding Notes a registration statement for the purpose of registering the offer of Exchange Notes for Outstanding Notes, and (ii) use their reasonable best efforts to (a) cause such registration statement to become effective within 135 days after the issue date of the Outstanding Notes, (b) keep the Exchange Offer open for not less than 30 days, and (c) consummate the Exchange Offer as to all properly tendered Outstanding Notes within 45 days after the effective date of such registration statement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of the Outstanding Notes or any other person who has obtained a properly completed bond power from the registered holder.

    Based upon interpretations contained in letters issued by the staff of the Commission to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder acquired the Outstanding Notes, and is acquiring the Exchange Notes, in the ordinary course of such person's business and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes who have any such arrangement or understanding or who otherwise intend to participate in a distribution of the Exchange Notes may not rely upon the position of the staff of the Commission enunciated in such no-action letters, and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each holder of Outstanding Notes that desires to tender Outstanding Notes for exchange in the Exchange Offer must represent to the Company in the Letter of Transmittal that such holder has no intention of distributing the Exchange Notes.

    Each broker-dealer (other than an affiliate of the Company) that wishes to participate in the Exchange Offer with respect to Outstanding Notes acquired for such broker-dealer's own account may be a statutory underwriter as to Exchange Notes acquired in exchange for such Outstanding Notes and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal contains an acknowledgement by any such broker-dealer that it will deliver such a prospectus in connection with any such resale and a statement to the effect that by so acknowledging and delivering such prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "-- Terms of the Exchange Offer" below.

    Any broker-dealer who purchased Outstanding Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and/or who is an affiliate of the Company may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction involving the Exchange Notes. See "Plan of Distribution."

    To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdiction.

    By tendering its Outstanding Notes in the Exchange Offer, each holder of Outstanding Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Outstanding Notes nor any person receiving such Exchange Notes has an arrangement or understanding with any person (including the Company) to participate in a distribution of such Exchange Notes, (iii) if the holder or any person receiving such Exchange Notes is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of such Exchange Notes and neither the holder nor any person receiving such Exchange Notes is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; or, if such holder or any such other person is an "affiliate," or a broker-dealer who is acquiring Exchange Notes in exchange for Outstanding Notes acquired either directly from the Company to resell pursuant to Rule 144A or any other applicable exemption or for such broker-dealer's own account as a result of trading activities, that such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Outstanding Notes held by them. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. It is not expected that an active trading market for the Outstanding Notes will develop while they are subject to restrictions on transfer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to the Expiration Date. Subject to the minimum denomination requirements of the Exchange Notes, the Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000 principal amount at maturity. Holders tendering less than the entire principal amount of any Outstanding Note must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Outstanding Note.


    The form and terms of the Exchange Notes will be substantially identical to the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. The Exchange Notes will be issued under, and will be entitled to the benefits of, the Indenture and will be treated as a single class thereunder with any Outstanding Notes that remain outstanding after the completion of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. As of September 17, 1996, there was one registered holder of the Outstanding Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such registered holder.


    Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the Registration Rights Agreement, the applicable requirements of the Securities Act and other federal securities laws and the applicable rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company. Any Outstanding Notes that have been tendered for exchange but that are not accepted for exchange or exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at The Depositary

Trust Company ("DTC") pursuant to the book-entry transfer procedures described below, such Outstanding Notes will be credited to any account maintained with DTC for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

    Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on October 18, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice of such extension to the Exchange Agent. The Exchange Notes will be issued for properly tendered Outstanding Notes as soon as practicable following the Expiration Date.


    The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Outstanding Notes if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Outstanding Notes.

ACCRUED INTEREST

    Holders of Outstanding Notes that are accepted for exchange will not receive any accrued interest thereon. However, each Exchange Note will bear interest from the most recent date on which interest has been paid on the corresponding Outstanding Note, or, if no interest has been paid, from June 28, 1996.

PROCEDURES FOR TENDERING

    The tender to the Company of Outstanding Notes by a holder thereof pursuant to one of the procedures set forth below and the acceptance of such tender by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal executed by such holder. A holder of Outstanding Notes may tender Outstanding Notes by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (and all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), having their signatures guaranteed if required, and delivering the same, together with the Outstanding Notes being tendered (or a confirmation of an appropriate book-entry transfer), to the Exchange Agent on or prior to the Expiration Date, or (ii) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

    Exchange Notes will not be issued in the name of a person other than that of a registered holder of the Outstanding Notes appearing on the note register.

    The Exchange Agent will establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at the address set forth below under "-- Exchange Agent," or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. See "-- Exchanging Book-Entry Notes."

    THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY.

    If a holder desires to tender Outstanding Notes pursuant to the Exchange Offer and such holder's Outstanding Notes are not immediately available or time will not permit all of the above-described documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure for book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

        (i) such tender is made by or through an eligible guarantor institution which is a member of one of the following signature guarantee programs: The Securities Transfer Agent's Medallion Program (STAMP), The New York Stock Exchange's Medallion Signature Program (MSP) or The Stock Exchange's Medallion Program (SEMP) (each, an "Eligible Institution");

        (ii) a properly completed and duly executed notice of guaranteed delivery ("Notice of Guaranteed Delivery"), in substantially the form provided by the Company, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

       (iii) the Outstanding Notes, in proper form of transfer (or confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Outstanding Notes (or a timely confirmation received of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Outstanding Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Outstanding Notes (or a timely confirmation received of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at
DTC) to the Exchange Agent or confirmation of the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures set forth below. See "-- Exchanging Book-Entry Notes."

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder of holders that appear on the Outstanding Notes.

    If the Letter of Transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Outstanding Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Outstanding Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal designated for such Outstanding Notes, as soon as practicable following the Expiration Date (or, in the case of Outstanding Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant DTC which delivered such shares), promptly after the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, and (ii) to the extent permitted by applicable law, to purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

EXCHANGING BOOK-ENTRY NOTES

    The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize ATOP to tender Outstanding Notes.

    Any DTC participant may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Outstanding Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Outstanding Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Outstanding Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

    The party tendering Outstanding Notes for exchange (the "Transferor") exchanges, assigns and transfers the Outstanding Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Outstanding Notes to be exchanged, assigned and transferred. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Outstanding Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Outstanding Notes and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Outstanding Notes. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering, each holder will be deemed to have made to the Company both the foregoing representations and the representations set forth above under "-- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

    Tenders of Outstanding Notes may be withdrawn at any time on or before the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be made by telegram, telex, facsimile transmission or letter received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (unless such holder is an Eligible Institution). If Outstanding Notes have been tendered pursuant to the procedure for book-entry described above, any notice of withdrawal must specify the name and number to the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any properly tendered Outstanding Notes not theretofore accepted, and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer as provided herein before accepting such Outstanding Notes, if either of the following events occur:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, or there shall have been proposed, adopted or enacted by law or regulation that in the judgment of the Company, based upon advice of outside counsel, might impair the ability of the Company to proceed with the Exchange Offer; or

        (b) there shall occur a change in the current interpretation by the staff of the Commission which, in Company's judgment, based upon advice of outside counsel, might materially impair the Company's ability to proceed with the Exchange Offer.

    If the Company determines that either or both of these events has occured, the Company may (i) refuse to accept any Outstanding Note and return all tendered Outstanding Notes to exchange Holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of holders to withdraw such Outstanding Notes (see "-- Withdrawal of Tenders"), or (iii) waive such unsatisfied condition or conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all holders of Outstanding Notes and will extend the Exchange Offer for a period of five to 10 business days, depending upon the manner of disclosure to holders, if the Exchange Offer would otherwise expire during such five- to 10-day business day period.

    The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer.

EXCHANGE AGENT

    U.S. Trust Company of California, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  BY MAIL:                            BY HAND OR OVERNIGHT DELIVERY:

U.S. Trust Company of California, N.A.         U.S. Trust Company of California, N.A.
P.O. Box 841, Peter Cooper Station             111 Broadway
New York, New York 10276-0841                  New York, New York 10036-1906
Attention: Corporate Trust and Agency          Attention: Corporate Trust and Agency
Services                                       Services

            BY OVERNIGHT DELIVERY:

U.S. Trust Company of California, N.A.
770 Broadway, 13th Floor
New York, New York 10003
Attention: Corporate Trust and Agency Services

                  TELEPHONE:

                 800-225-2398

                            FACSIMILE TRANSMISSION:
                                  212-420-6504

FEES AND EXPENSES

    The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees of the Company, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, Exchange Notes, or Outstanding Notes for principal amounts not tendered or accepted for exchange, are to be delivered to or are to be issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded in the Company's accounting records at the same value as the Outstanding Notes are reflected in such records on the date of the exchange because the exchange of the Outstanding Notes for the Exchange Notes is the completion of the selling process contemplated in the issuance of the Outstanding Notes. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Outstanding Notes will be amortized over the term of the Exchange Notes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    An exchange of Exchange Notes for Outstanding Notes pursuant to the Exchange Offer should have no material federal income tax consequences because the terms of the Exchange Notes are not materially different from the terms of the Outstanding Notes. Thus, holders who exchange Outstanding Notes for Exchange Notes should not recognize any income, gain or loss for federal income tax purposes and the Exchange Notes should be treated as if they had been issued on the date the Outstanding Notes were issued.

TERMINATION OF CERTAIN RIGHTS

    Holders of the Outstanding Notes will not be entitled to certain special rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is completed. Pursuant to the Registration Rights Agreement, the Exchange Offer shall be deemed to be "completed" upon the occurrence of (i) the filing and effectiveness under the Securities Act of a registration statement relating to the Exchange Notes to be issued in the Exchange Offer,
(ii) the maintenance of such registration statement continuously effective for a period of not less than 30 days after notice has been mailed to holders of Outstanding Notes, and (iii) the delivery by the Company in exchange for all Outstanding Notes that have been duly tendered and not validly withdrawn on or prior to the Expiration Date of Exchange Notes transferable by each holder thereof (other than a holder that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act, a broker-dealer tendering Outstanding Notes acquired directly from the Company for its own account, a holder who acquires the Exchange Notes outside the ordinary course of such holder's business or a holder who is engaged in or who intends to engage in a distribution of the Exchange Notes or who has arrangements or understanding with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restrictions under the Securities Act. The rights that will terminate include the right to require the Company (i) to file with the Commission, and use its best efforts to cause to become effective under the Securities Act, a registration statement with respect to the Exchange Notes and
(ii) other than in certain limited circumstances, to file with the Commission, use its best efforts to cause to become effective under the Securities Act and keep continuously effective for a period of up to three years a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, Outstanding Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data as of and for the five years ended December 31, 1995 have been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP. In April 1994, the Company merged with Care Enterprises, Inc. ("Care") in a stock transaction accounted for as a pooling-of-interests. The consolidated financial data include information with respect to Care for periods prior to consummation of the merger of the Company and Care, restated as though the companies had been merged since inception. The Company is a holding company with no material assets or operations other than its investments in its subsidiaries. The Guarantees are full and unconditional guarantees and each Guarantor is a wholly owned subsidiary of the Company. The non-guarantor subsidiaries are insignificant individually and in the aggregate as compared to the Company as a whole. In addition, because the Guarantees are the joint and several obligations of each of the Guarantors, and the Guarantors as a group constitute substantially all of the Company's revenues and assets, management has determined that the separate presentation of financial statements and financial data for each Guarantor would not be material to investors.

    The following unaudited selected consolidated financial data for the six months ended June 30, 1995 and 1996 and as of June 30, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of management, reflect and include all material adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The consolidated results of operations for the six months ended June 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996 or any future period.

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                        JUNE 30,
                                               -----------------------------------------------------  ----------------------
                                                 1991       1992       1993       1994       1995        1995        1996
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                          (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Net operating revenue........................  $ 247,427  $ 295,340  $ 336,954  $ 377,336  $ 416,084   $ 197,314   $ 267,595
Costs and expenses:
  Operating expenses.........................    205,642    240,450    272,957    307,807    335,840     159,853     218,693
  Corporate general and administrative.......     11,445     14,679     17,599     19,392     19,811       9,698      11,680
  Rent expense...............................     10,553     13,707     13,544     15,555     16,767       8,358      11,690
  Depreciation and amortization..............      7,487      7,222      7,650      9,295     10,122       4,622       7,186
  Interest expense...........................      8,855      5,575      5,941      7,844      9,676       3,835       8,346
  Other special charges (1)..................         --         --         --     16,250     12,098       3,098           0
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Total costs and expenses.................    243,982    281,633    317,691    376,143    404,314     189,464     257,595
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Income before reorganization and other items,
 provision for income taxes and extraordinary
 items.......................................      3,445     13,707     19,263      1,193     11,770       7,850      10,000
Reorganization and other items (2)...........      1,720      1,543         --         --         --           0           0
Income before provision for income taxes and
 extraordinary items.........................      5,165     15,250     19,263      1,193     11,770       7,850      10,000
Provision for income taxes...................        940      4,831      7,473      1,993      7,316       2,983       4,198
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Income (loss) before extraordinary items.....      4,225     10,419     11,790       (800)     4,454       4,867       5,802
Extraordinary items (3)......................         --        (89)       (48)        --     (1,609)     --          --
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss)............................  $   4,225  $  10,330  $  11,742  $    (800) $   2,845   $   4,867   $   5,802
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Earnings (loss) per common share, fully
 diluted.....................................  $    0.38  $    0.75  $    0.69  $   (0.05) $    0.17   $    0.29   $    0.33
Dividends....................................     --         --         --         --         --          --          --
Ratio of earnings to fixed charges (4).......       1.41x      2.48x      2.80x      1.09x      1.74x       2.14x       1.79x

                                                                AS OF DECEMBER 31,                       AS OF JUNE 30, 1996
                                               -----------------------------------------------------  -------------------------
                                                 1991       1992       1993       1994       1995      ACTUAL    AS ADJUSTED(5)
                                               ---------  ---------  ---------  ---------  ---------  ---------  --------------
                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................  $   7,859  $  10,349  $  26,324  $  25,677  $ 104,238  $  66,900    $   17,996
Net property and equipment...................    105,737    104,731    131,542    134,955    127,207    132,595       132,595
Total assets.................................    163,619    164,403    242,300    250,896    342,971    399,937       351,033
Total long-term debt, including current
 portion.....................................     75,389     53,638    103,245    101,941    183,986    235,045       186,141
Stockholders' equity.........................     25,069     55,152     67,015     72,967     80,389     81,484        80,631

- ---------------
(1) For 1994, other special charges include all fees, expenses and restructuring costs related to the merger with Care ($14.7 million) and a charge related to the closure of a facility damaged by the Northridge, California earthquake in January of that year ($1.6 million). For 1995, other special charges include charges related to the settlement of a class action lawsuit ($3.1 million) and the disposition of certain facilities ($9.0 million). See the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

(2) During Care's reorganization period (prior to emergence from bankruptcy proceedings on December 31, 1990), Care established a reserve for losses on discontinuance of certain operations. These losses were originally included as part of an overall provision/ (credit) for reorganization items. During the years ended December 31, 1991 and 1992, the Company recognized gains resulting from the reversal of reserves for losses on the discontinuance of certain operations and the reversal of reserves for expenses and fees resulting from Care's Chapter 11 proceedings. In 1992, the Company also recognized a gain on the disposal of an in-patient facility.

(3) Extraordinary items for the years ended December 31, 1992, 1993 and 1995 consist of losses (net of taxes) on the extinguishment of debt.

(4) The ratio of earnings to fixed charges is calculated by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and one-third of rental expense (which is that portion of rental expense deemed to be representative of the interest component of rental expense). The ratio of earnings before non-recurring items to fixed charges was 1.27x, 2.33x, 2.80x, 2.28x and 2.50x for the years ended December 31, 1991, 1992, 1993,
    1994, and 1995, respectively, and 2.58x and 1.79x for the six months ended June 30, 1995 and 1996, respectively.

(5) As adjusted to give effect of the consummation of the Redemption.

                        PRO FORMA FINANCIAL INFORMATION

    In February 1996, the Company acquired 18 in-patient facilities from Liberty Healthcare Limited Partnership ("Liberty"), an enteral feeding business from Liberty Assisted Living Centers Limited Partnership ("Liberty Assisted Living"), and Executive Pharmacy Services, Inc. ("Executive Pharmacy") from persons affiliated with such partnerships. This acquisition (the "Liberty Acquisition") was financed primarily with the proceeds of the sale of the Senior Subordinated Notes.

    The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 represents the operations of the Company for the year ended December 31, 1995 adjusted to reflect (i) the results of operations for the businesses acquired in the Liberty Acquisition for the years ended September 30, 1995 for Liberty and Liberty Assisted Living, and December 31, 1995 for Executive Pharmacy, (ii) insignificant acquisitions and dispositions which consist of the acquisition of SCRS & Communicology, Inc. ("SCRS") on July 6, 1995, one in-patient facility on April 1, 1996 and Assist-A-care, Inc. on January 2, 1996, the disposition of one in-patient facility on October 1, 1995, the planned disposition of 13 nursing facilities and the swap arrangement with Horizon/CMS Healthcare Corporation in November 1995 (as more fully described in the Company's Consolidated Financial Statements), (iii) the issuance of that portion of the Senior Subordinated Notes used to fund the Liberty Acquisition, and (iv) the offering of the Outstanding Notes and the Redemption, as if all such transactions had occurred on January 1, 1995.

    The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1996 represents the operations of the Company for the six months ended June 30, 1996 adjusted to reflect (i) the results of operations for the businesses acquired in the Liberty Acquisition for the month of January 1996, (ii) insignificant acquisitions and dispositions which consist of the acquisition of one in-patient facility on April 1, 1996 and the planned disposition of 13 nursing facilities in 1996, and (iii) the Offering and the Redemption, as if all such transactions had occurred on January 1, 1995.

    In the opinion of management of the Company, all adjustments necessary to present fairly the Unaudited Pro Forma Condensed Consolidated Statements of Operations have been made based upon the terms and structure of these transactions. The Unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results would have been had these transactions occurred on January 1, 1995 nor do they purport to indicate the results of future operations of the Company.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with the accompanying notes and the historical consolidated financial statements and notes thereto of the Company and Liberty included elsewhere or incorporated by reference in this Prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                 PRO FORMA
                                            LIBERTY      INSIGNIFICANT                           PRO FORMA        BEFORE
                                REGENCY   ACQUISITION     ACQUISITIONS       DISPOSITIONS      ADJUSTMENTS(A)    OFFERING
                                --------  -----------   ----------------   ----------------   ----------------   ---------
Net operating revenue.........  $416,084    $80,825         $35,415            $(36,071)          $(1,228)(1)    $495,025
                                --------  -----------       -------           --------            -------        ---------
Costs and Expenses:
  Operating and
   administrative.............   372,418     75,249          35,098            (34,063)            (1,228)(1)     446,031
                                                                                                   (1,443)(2)
  Depreciation and
   amortization...............    10,122        956             325               (767)             2,103(3)       13,077
                                                                                                     (556)(4)
                                                                                                      601(7)
                                                                                                      293(8)
  Interest expense............     9,676        168             365                (27)             3,448(5)       13,630
  Class action lawsuit........     3,098         --              --                 --                 --           3,098
  Disposition of assets
   charge.....................     9,000         --              --                 --             (9,000)(9)          --
  Incentive management fee....        --        939              --                 --               (939)(6)          --
                                --------  -----------       -------           --------            -------        ---------
    Total costs and
     expenses.................   404,314     77,312          35,788            (34,857)            (6,721)        475,836
                                --------  -----------       -------           --------            -------        ---------
Income before provision for
 income taxes and
 extraordinary item...........    11,770      3,513            (373)            (1,214)             5,493          19,189
Income taxes..................     7,316         --              41                 (2)               282(10)       7,637
                                --------  -----------       -------           --------            -------        ---------
Income (loss) before
 extraordinary items..........  $  4,454    $ 3,513         $  (414)           $(1,212)           $ 5,211        $ 11,552
                                --------  -----------       -------           --------            -------        ---------
                                --------  -----------       -------           --------            -------        ---------
Earnings per share before
 extraordinary item:
  Primary.....................  $   0.27
                                --------
                                --------
  Fully diluted...............  $   0.27
                                --------
                                --------
Weighted average shares
 outstanding:
  Primary.....................    16,654
                                --------
                                --------
  Fully diluted...............    16,654
                                --------
                                --------

                                 OFFERING AND
                                  REDEMPTION
                                ADJUSTMENTS(B)    PRO FORMA
                                ---------------   ---------
Net operating revenue.........      $    --       $495,025
                                    -------       ---------
Costs and Expenses:
  Operating and
   administrative.............                     446,031

  Depreciation and
   amortization...............           12(1)      13,089

  Interest expense............        2,946(2)      16,576
  Class action lawsuit........                       3,098
  Disposition of assets
   charge.....................                          --
  Incentive management fee....                          --
                                    -------       ---------
    Total costs and
     expenses.................        2,958        478,794
                                    -------       ---------
Income before provision for
 income taxes and
 extraordinary item...........       (2,958)        16,231
Income taxes..................       (1,183)(3)      6,454
                                    -------       ---------
Income (loss) before
 extraordinary items..........      $(1,775)      $  9,777
                                    -------       ---------
                                    -------       ---------
Earnings per share before
 extraordinary item:
  Primary.....................                    $   0.59
                                                  ---------
                                                  ---------
  Fully diluted...............                    $   0.59
                                                  ---------
                                                  ---------
Weighted average shares
 outstanding:
  Primary.....................                      16,654
                                                  ---------
                                                  ---------
  Fully diluted...............                      16,654
                                                  ---------
                                                  ---------

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                 PRO FORMA
                                            LIBERTY      INSIGNIFICANT                           PRO FORMA        BEFORE
                                REGENCY   ACQUISITION     ACQUISITIONS       DISPOSITIONS      ADJUSTMENTS(A)    OFFERING
                                --------  -----------   ----------------   ----------------   ----------------   ---------
Net operating revenue.........  $267,595    $ 6,675         $   570            $(11,128)          $  (102)(1)    $263,610
                                --------  -----------       -------           --------            -------        ---------
Costs and Expenses:
  Operating and
   administrative.............   242,063      6,230             574            (10,100)              (102)(1)     238,545
                                                                                                     (120)(2)
  Depreciation and
   amortization...............     7,186         78              24               (305)               175(3)        7,114
                                                                                                      (44)(4)
  Interest expense............     8,346         14              40                (14)                --           8,386
  Incentive management fee....        --         78              --                 --                (78)(6)          --
                                --------  -----------       -------           --------            -------        ---------
    Total costs and
     expenses.................   257,595      6,400             638            (10,419)              (169)        254,045
                                --------  -----------       -------           --------            -------        ---------
Income before provision for
 income taxes and
 extraordinary item...........    10,000        275             (68)              (709)                67           9,565
Income taxes..................     4,198         --              41                 --               (223)(10)      4,016
                                --------  -----------       -------           --------            -------        ---------
Income (loss) before
 extraordinary items..........  $  5,802    $   275         $  (109)           $  (709)           $   290        $  5,549
                                --------  -----------       -------           --------            -------        ---------
                                --------  -----------       -------           --------            -------        ---------
Earnings per share before
 extraordinary item:
  Primary.....................  $   0.35
                                --------
                                --------
  Fully diluted...............  $   0.33
                                --------
                                --------
Weighted average shares
 outstanding:
  Primary.....................    16,617
                                --------
                                --------
  Fully diluted...............    20,573
                                --------
                                --------

                                 OFFERING AND
                                  REDEMPTION
                                ADJUSTMENTS(B)    PRO FORMA
                                ---------------   ---------
Net operating revenue.........      $    --       $263,610
                                    -------       ---------
Costs and Expenses:
  Operating and
   administrative.............           --        238,545

  Depreciation and
   amortization...............            6(1)       7,120

  Interest expense............        1,474(2)       9,860
  Incentive management fee....           --             --
                                    -------       ---------
    Total costs and
     expenses.................        1,480        255,525
                                    -------       ---------
Income before provision for
 income taxes and
 extraordinary item...........       (1,480)         8,085
Income taxes..................         (622)(3)      3,394
                                    -------       ---------
Income (loss) before
 extraordinary items..........      $  (858)      $  4,691
                                    -------       ---------
                                    -------       ---------
Earnings per share before
 extraordinary item:
  Primary.....................                    $   0.28
                                                  ---------
                                                  ---------
  Fully diluted...............                    $   0.28
                                                  ---------
                                                  ---------
Weighted average shares
 outstanding:
  Primary.....................                      16,617
                                                  ---------
                                                  ---------
  Fully diluted...............                      16,617
                                                  ---------
                                                  ---------

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Pro forma Adjustments

     (1) Represents the elimination of intercompany transactions between Executive Pharmacy and the facilities acquired from Liberty.

     (2) A management fee paid by Liberty has been eliminated since such fee is not payable following the Liberty Acquisition. The Company, however, estimated additional operating and administrative costs to be incurred subsequent to the Liberty Acquisition. The result is a net reduction of expense of $1,443 for the year ended December 31, 1995 and $120 for the six months ended June 30, 1996.

     (3) In accordance with the purchase method of accounting, the assets acquired and the liabilities assumed in the Liberty Acquisition are recorded at fair value. The estimated fair value adjustments have been determined based upon the most recent information available. The resulting excess purchase price over fair value of net assets acquired is being amortized over approximately 15 and 20 years for pharmacy operations and in-patient care facility operations, respectively. Such amortization is approximately $2,103 for the year ended December 31, 1995 and $175 for January, 1996.

     (4) Historical depreciation expense for the businesses acquired in the Liberty Acquisition for the year ended December 31, 1995 and for January 1996 is eliminated and replaced with depreciation expense based on the recorded value of assets acquired.

     (5) Represents pro forma interest expense on the Company's $110 million Senior Subordinated Notes at a rate of 9 7/8% per annum prior to issuance in October 1995, based on $46,550 utilized in the Liberty Acquisition and the acquisition of Assist-A-Care, Inc.

     (6) The management incentive fee paid by the Liberty Acquisition businesses during 1995 is eliminated since such fee is not payable following Liberty Acquisition.

     (7) In accordance with the purchase method of accounting, the assets acquired and liabilities assumed in the SCRS acquisition are recorded at fair value. The resultant excess purchase price over fair value of net assets acquired of approximately $11,345 is being amortized over 15 years. Pro forma amortization for the period prior to the acquisition would be approximately $385. Noncompete covenants of approximately $1,930 are being amortized over five years. Pro forma amortization for the period prior to the acquisition would be approximately $216.

     (8) In accordance with the purchase method of accounting, the assets acquired and liabilities assumed in the Assist-A-Care, Inc. acquisitions are recorded at fair value. The estimated fair value adjustments have been determined based upon the most recent information available. The resultant excess purchase price over fair value of net assets acquired is being amortized over 15 years. Such amortization would be approximately $293 for the year ended December 31, 1995.

     (9) The disposition of assets charge recorded in the Company's statement of operations for the year ended December 31, 1995 is eliminated as it represents a non-recurring charge that would not have been incurred in 1995 had the Company sold the 13 facilities to be disposed at the beginning of 1995.

    (10) Pro forma effective tax rate of 40% for the year ended December 31, 1995 and 42% for the six months ended June 30, 1996 is used for combined federal and state taxes. Goodwill related to the SCRS acquisition is not tax deductible. In addition, the recorded tax benefit related to the disposition of assets charge was reversed.

(b) Offering Adjustments

    (1) Amortization of debt issuance costs for the Convertible Debentures is eliminated and replaced with amortization of debt issuance costs for the Notes, as if the Notes were issued and the Convertible Debentures were redeemed on

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
       January 1, 1995. The debt issuance costs for the Notes were $1,563 and will be amortized over seven years, resulting in an increase in depreciation and amortization expense of approximately $12 and $6, for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, calculated as follows:

                                                                      YEAR ENDED         SIX MONTHS ENDED
                                                                   DECEMBER 31, 1995       JUNE 30, 1996
                                                                  -------------------  ---------------------
Amortization of Notes issuance costs............................       $     228             $     114
Amortization of Convertible Debentures issuance costs...........            (216)                 (108)
                                                                           -----                 -----
                                                                       $      12             $       6
                                                                           -----                 -----
                                                                           -----                 -----

    (2) Interest expense for the Convertible Debentures is eliminated and replaced with interest expense for the Notes, as if the Notes were issued and the Convertible Debentures were redeemed on January 1, 1995. The
       12 1/4% interest rate for the Notes results in a pro forma interest expense of approximately $2,946 and $1,474, for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, calculated as follows:

                                                                        YEAR ENDED      SIX MONTHS ENDED
                                                                     DECEMBER 31, 1995    JUNE 30, 1996
                                                                     -----------------  -----------------
Interest expense on the Notes......................................      $   6,125          $   3,063
Interest expense on the Convertible Debentures.....................         (3,179)            (1,589)
                                                                           -------            -------
                                                                         $   2,946          $   1,474
                                                                           -------            -------
                                                                           -------            -------

    (3) Pro forma effective tax rate of 40% for the year ended December 31, 1995 and 42% for the six months ended June 30, 1996 is used for combined federal and state taxes.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following table sets forth certain data for the Company on the dates and for the periods indicated:

                                                                                DECEMBER 31,                  JUNE 30,
                                                                       -------------------------------  --------------------
                                                                         1993       1994       1995       1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
In-patient operations
  Facilities.........................................................         95         93         94         93        112
  Licensed beds......................................................      9,325      9,134      9,178      9,134     11,541
  Subacute beds......................................................        443        879      1,040      1,028      1,108
  Subacute units.....................................................         17         35         42         43         46
Contract rehabilitation therapy operations (1)
  Non-affiliated facilities served...................................         --         --         79         --         86
  Company-operated facilities served.................................         --         --         27         --         49
                                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................................         --         --        106         --        135
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Pharmacy operations
  Non-affiliated facilities served...................................          3          5          5          5         76
  Company-operated facilities served.................................         26         34         36         34         60
                                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................................         29         39         41         39        136
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

- -------------

(1) The Company did not provide contract rehabilitation therapy services until the acquisition of SCRS in 1995.

    The comparison of the Company's results of operations for the six months ended June 30, 1996 to the six months ended June 30, 1995 and certain other information relating to the Company's results of operations for the six months ended June 30, 1996, liquidity and capital resources, seasonality, impact of inflation and reimbursement for services is incorporated by reference from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, a copy of which is being delivered to each person to whom this Prospectus is being delivered.

IN-PATIENT OPERATIONS

    The Company's in-patient operations derive its net operating revenue from the performance of routine and ancillary services at the Company's facilities. Revenue from routine services is comprised of charges for room and board and basic nursing services for the care of patients, including those in the Company's subacute specialty units. Revenue from ancillary services is comprised of charges for rehabilitative services, subacute specialty services and pharmaceutical products and services provided to patients at the Company's facilities. In-patient operations derive most of their ancillary services revenue from Medicare- and HMO-eligible patients. The Company has classified revenue from in-patient operations as either basic nursing care revenue or subacute and rehabilitation revenue. Basic nursing care revenue includes charges for room and board for non-Medicare and non-HMO patients. Subacute and rehabilitation revenue includes room and board and basic nursing services for Medicare and HMO patients and revenues from all ancillary services provided to patients at the Company's facilities.

    The Company's growth strategy includes the selective acquisition of both new facilities as well as other service providers. The Company incurs certain costs and experiences operating inefficiencies in connection with the acquisition of a new facility following such acquisition, relating to the integration of such facility's financial and administrative systems, physical plant and other aspects of its operations into those of the Company. In addition, the introduction of a substantial portion of the Company's contract rehabilitation therapy, pharmacy and other ancillary services to a new facility may take as long as 12 months to fully implement. There can be no assurance that each of the service providers the Company may acquire will be profitable, or that the acquisition of new facilities that result in significant integration costs and inefficiencies will not adversely affect the Company's profitability. See "Business -- Business Strategy -- Expanding Through Acquisitions."

    In April 1994, the Company merged (the "Merger") with Care, which more than doubled the number of facilities and beds operated by the Company and made the Company a leading provider of in-patient and specialty healthcare services in California.

    Effective July 1, 1994, the Company elected to dispose of two healthcare facilities due to excess capacity in certain markets that resulted from the Merger and to dispose of a residential facility operated by Care. The Company established a $2.7 million reserve in 1994 related to these dispositions, which consists of a write-down of the assets to estimated fair value, transaction costs and a provision for anticipated operating losses to the time the transactions were completed. These facilities were disposed of in 1995 and the results of operations of these facilities since July 1, 1994 are not reflected in the operations of the Company.

    During 1995 the Company exchanged leasehold interests in three healthcare facilities with 360 beds in New Mexico operated by the Company for leasehold interests in four healthcare facilities with 461 beds in Ohio previously operated by another company. In 1995, the Company also opened a newly constructed facility and disposed of one additional facility.

    In December 1995, the Company determined to dispose of 13 facilities located in California as part of its strategic plan of diversifying from California. The results of operations of these facilities will continue to be reflected in the Company's financial statements until the disposition is completed. In March 1996, the Company sold one of these facilities.

    Effective February 1, 1996, the Company acquired 18 healthcare facilities with 2,375 beds in Tennessee and North Carolina in the Liberty Acquisition.

    For further information concerning certain of these transactions, see "Pro Forma Financial Information."

ANCILLARY BUSINESS OPERATIONS

    In July 1995, the Company acquired SCRS & Communicology, Inc. ("SCRS"). SCRS provides rehabilitation services to Company-operated and non-affiliated healthcare facilities in 14 states in the West, Midwest and Southeast. From the date of the acquisition through December 31, 1995, 79% of SCRS revenues were derived from providing services to non-affiliated healthcare providers. Two non-affiliated healthcare providers represented approximately 57% of SCRS total revenues in the month prior to the acquisition and approximately 37% from July to December 1995. For the six months ended June 30, 1996, 72% of SCRS revenues were derived from services to non-affiliated healthcare providers (of which 26% related to two such providers).

    The Company's pharmacy operations provide prescription services and basic pharmaceutical dispensing programs to Company-operated and non-affiliated healthcare facilities. During 1995 and the first six months of 1996, 55% and 65%, respectively, of revenues from pharmacy operations were derived from providing services to non-affiliated healthcare providers and patients at Regency facilities billed directly to third-party payors. In January and February of 1996, the Company acquired three additional pharmacy operations.

    As of July 31, the Company operated 29 home healthcare locations that provide skilled nursing, rehabilitation and other services in selected areas in California and Ohio. The Company has positioned its home healthcare capabilities to serve its facilities' home healthcare needs.

RESULTS OF OPERATIONS

    The following table sets forth the amounts of certain elements of net operating revenue and the percentage of total net operating revenue for the periods presented (dollars in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------
                                                    1993             1994             1995
                                               --------------   --------------   --------------
Basic nursing care...........................  $206,056   61%   $221,807   59%   $225,739   54%
Subacute and rehabilitation..................   105,588   32     124,479   33     136,094   33
                                               --------  ----   --------  ----   --------  ----
  Total in-patient operations................   311,644   93     346,286   92     361,833   87
Home healthcare operations...................    20,960    6      24,456    6      31,792    7
Contract rehabilitation therapy operations
 for non-affiliates (1)......................        --   --          --   --      12,242    3
Pharmacy operations for non-affiliates (2)...     2,953    1       4,697    1       7,157    2
Interest.....................................     1,397   --       1,897    1       3,060    1
                                               --------  ----   --------  ----   --------  ----
  Total......................................  $336,954  100%   $377,336  100%   $416,084  100%
                                               --------  ----   --------  ----   --------  ----
                                               --------  ----   --------  ----   --------  ----

                                                  SIX MONTHS ENDED JUNE 30,
                                               -------------------------------
                                                    1995             1996
                                               --------------   --------------
Basic nursing care...........................  $115,719   58%   $137,257   51%
Subacute and rehabilitation..................    62,751   32      84,410   32
                                               --------  ----   --------  ----
  Total in-patient operations................   178,470   90     221,667   83
Home healthcare operations...................    14,443    7      17,548    6
Contract rehabilitation therapy operations
 for non-affiliates (1)......................        --   --      16,755    6
Pharmacy operations for non-affiliates (2)...     3,287    2      10,105    4
Interest.....................................     1,114    1       1,520    1
                                               --------  ----   --------  ----
  Total......................................  $197,314  100%   $267,595  100%
                                               --------  ----   --------  ----
                                               --------  ----   --------  ----

- ---------------
(1) Net of intercompany billings of $3.3 million for the year ended December 31, 1995, and $7.9 million for the six months ended June 30, 1996.

(2) Net of intercompany billings of $3.2 million, $5.1 million and $6.0 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $2.7 million and $5.4 million for the six months ended June 30, 1995 and 1996, respectively.

    The following table presents the percentage of net operating revenue represented by certain items reflected in the Company's Consolidated Statements of Operations for the periods indicated:

                                                                                                      SIX MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1993       1994       1995       1995       1996
                                                                   ---------  ---------  ---------  ---------  ---------
Net operating revenue............................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                                   ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Operating expenses.............................................       81.0       81.6       80.7       81.0       81.7
  Corporate, general and administrative..........................        5.2        5.1        4.8        4.9        4.4
  Rent expense...................................................        4.0        4.1        4.0        4.2        4.4
  Depreciation and amortization..................................        2.3        2.5        2.4        2.3        2.7
  Interest expense...............................................        1.8        2.1        2.3        2.0        3.1
  Merger and restructuring expenses..............................         --        3.9         --         --         --
  Class action lawsuit settlement................................         --         --        0.8        1.6         --
  Disposition of assets charges..................................         --        0.4        2.2         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.....................................       94.3       99.7       97.2       96.0       96.3
                                                                   ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes and extraordinary
 item............................................................        5.7%       0.3%       2.8%       4.0%       3.7%
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    NET OPERATING REVENUE

    The Company's net operating revenue for the fiscal year ended December 31, 1995 ("Fiscal 1995") was $416.1 million compared to $377.3 million for the fiscal year ended December 31, 1994 ("Fiscal 1994"), an increase of $38.8 million, or 10.3%.

    Net operating revenue from in-patient operations increased $15.6 million, or 4.5%, due to increased levels of reimbursement and a shift in payor mix from Medicaid to Medicare and managed care, partially offset by a slight decrease in total patient days. The average increase in reimbursement rates for all payors was 5.3% and was primarily due to providing services to higher acuity patients. The Company experienced a 0.8% net decrease in total patient days in Fiscal 1995 from Fiscal 1994, consisting of a decrease of 20,880 and 30,167 from Medicaid and private and other sources, respectively, and an increase of 5,726 and 22,007 from Medicare and managed care, respectively.

    Net operating revenue from home healthcare operations grew $7.3 million, or 30.0%, in Fiscal 1995 over Fiscal 1994, primarily reflecting additional patient visits. Pharmacy operations revenues increased $2.5 million, or 52.4%, in Fiscal 1995 over Fiscal 1994, primarily as a result of increased pharmacy services provided to patients serviced in the Company's facilities and billed directly to the appropriate payors and not the facility. Net operating revenue from contract rehabilitation therapy operations are a result of the purchase of SCRS in July 1995.

    Interest income increased $1.2 million in Fiscal 1995 over Fiscal 1994 due to the investment of proceeds from the issuance of the Senior Subordinated Notes in an aggregate amount of $110.0 million in October 1995.

    COSTS AND EXPENSES

    Total costs and expenses for Fiscal 1995 increased $28.2 million, or 7.5%, to $404.3 million (97.2% of net operating revenue) from $376.1 million (99.7% of net operating revenue) for Fiscal 1994. This decrease in total costs and expenses as a percentage of revenues was primarily a result of the merger and restructuring expenses incurred in Fiscal 1994, partially offset by the class action lawsuit settlement and the additional disposition of assets charge recorded in Fiscal 1995. Excluding these non-recurring expenses, total costs and expenses increased to $392.2 million (94.3% of net operating revenue) in Fiscal 1995 from $359.9 million (95.4% of net operating revenue) in Fiscal 1994, primarily as a result of providing more services to patients.

    Operating expenses as a percentage of net operating revenue decreased to 80.7% for Fiscal 1995 from 81.6% for Fiscal 1994. This decline was primarily attributable to growth in the Company's higher margin businesses such as subacute care, contract rehabilitation therapy, and pharmacy services in Fiscal 1995.

    Corporate general and administrative expense increased $0.4 million, or 2.2%, from Fiscal 1994 to Fiscal 1995, while decreasing as a percentage of net operating revenue to 4.8% for Fiscal 1995 from 5.1% for Fiscal 1994. The decrease as a percentage of revenues was attributable to the Company's achieving 12 months of economies of scale in 1995 by eliminating duplicate costs after the Merger in 1994.

    Interest expense as a percentage of net operating revenue increased to 2.3% for Fiscal 1995 from 2.1% for Fiscal 1994, primarily as a result of the issuance of the Senior Subordinated Notes in October 1995.

    As a result of the Merger, in Fiscal 1994, the Company accrued $14.7 million ($10.6 million net of taxes) of estimated fees and expenses related to the transaction as required under the pooling-of-interests accounting method. No comparable fees and expenses were incurred during Fiscal 1995.

    In Fiscal 1995, the Company settled its class action lawsuit resulting in a pre-tax charge of $3.1 million ($1.9 million net of taxes).

    In Fiscal 1995, the Company completed the disposition of previously identified facilities and determined to dispose of an additional 13 in-patient facilities located in California, resulting in an additional pre-tax charge of $9.0 million ($8.2 million net of taxes). In Fiscal 1994, the Company incurred a loss of $1.6 million ($1.0 million net of taxes) resulting from closure of one facility which was substantially damaged in the January 1994 Northridge, California earthquake, and the abandonment of its leasehold interest.

    In Fiscal 1995, the Company repaid all $30.0 million of its Senior Secured Notes, resulting in costs and a prepayment penalty totalling $2.7 million ($1.7 million net of taxes), classified as an extraordinary item.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

    NET OPERATING REVENUE

    The Company's net operating revenue for Fiscal 1994 was $377.3 million compared to $337.0 million for the fiscal year ended December 31, 1993 ("Fiscal 1993"), an increase of $40.4 million, or 12.0%. Approximately $22.6 million, or 55.9%, of this year-to-year revenue increase was attributable to the inclusion of a full year of operating results related to the Company's acquisition of Braswell Enterprises, Inc. ("Braswell") as of July 1, 1993, and two other facilities that the Company acquired in 1993. Braswell operated seven facilities in California with 777 licensed beds.

    Net operating revenue from in-patient operations increased by $34.6 million, or 11.1%, due to (i) increased patient days, primarily as a result of the Braswell acquisition, (ii) increased reimbursement rates and (iii) expanded use of subacute and ancillary services. The Company experienced a net increase of 152,128 patient days in Fiscal 1994, consisting of 45,725 patient days from Medicaid, 26,511 patient days from Medicare, 31,387 days from private sources and 48,505 days from other sources. Overall facility utilization increased 5.5% in Fiscal 1994. Average reimbursement rates for Medicaid, Medicare and private sources increased 3.4%, 2.6% and 2.3%, respectively, in Fiscal 1994.

    Net operating revenue from home healthcare services grew 16.7%, or $3.5 million, in Fiscal 1994 over the prior period, primarily reflecting additional patient visits. Pharmacy revenues grew from $3.0 million in Fiscal 1993 to $4.7 million in Fiscal 1994, primarily as a result of an increased number of facilities serviced by the Company's pharmacy operations.

    COSTS AND EXPENSES

    Total costs and expenses increased in Fiscal 1994 to $376.1 million (99.7% of net operating revenue) from $317.7 million (94.3% of net operating revenue) in Fiscal 1993. The increase primarily was a result of the Merger and restructuring expenses and loss from earthquake damage incurred in 1994. Excluding the non-recurring expenses related to the January 1994 Northridge, California earthquake and the Merger in April 1994, total costs and expenses increased to $359.9 million (95.4% of net operating revenue) in Fiscal 1994 from $317.7 million (94.3% of net operating revenue) in Fiscal 1993. Approximately $19.7 million of this increase in operating expenses reflected a full year of operations related to the Braswell acquisition and the acquisition of two other facilities in 1993, as compared to six months of such expenses in Fiscal 1993.

    Operating expenses increased $34.8 million in Fiscal 1994 to $307.8 million from $273.0 million in Fiscal 1993. This increase was primarily a result of growth in the Company's businesses and increased costs during the transition period following the Merger. As a percentage of net operating revenue, operating expenses increased from 81.0% in Fiscal 1993 to 81.6% in Fiscal 1994, primarily as a result of increased costs during the transition period of the Merger, partially offset by the growth in the Company's higher margin businesses.

    Corporate general and administrative expenses increased $1.8 million to $19.4 million in Fiscal 1994 from $17.6 million in Fiscal 1993. This increase was primarily the result of additional costs associated with the acquisition of Braswell. As a percentage of net operating revenue, corporate general and administrative expenses decreased from 5.2% in Fiscal 1993 to 5.1% in Fiscal 1994, primarily as a result of economies of scale realized after the Braswell acquisition and the Merger.

    Rent expenses increased by $2.0 million, reflecting additional payments following the Braswell acquisition and the acquisition of two other facilities in 1993.

    Depreciation and amortization increased $1.6 million for Fiscal 1994, reflecting the Braswell acquisition and the acquisition of two other facilities in 1993. Interest expense increased by $1.9 million in Fiscal 1994, to 2.1% of net operating revenue from 1.8% in Fiscal 1993. This increase was primarily attributable to twelve months of interest expense on the Convertible Debentures (issued in March 1993) and on the Senior Secured Notes (issued in December
1993).

    In Fiscal 1994, the Company accrued $14.7 million ($10.6 million net of taxes) of estimated fees and expenses related to the Merger, as required under the pooling-of-interests accounting method. No comparable fees and expenses were incurred during Fiscal 1993. The Company incurred a loss of $1.6 million ($1.0 million net of taxes) resulting from closure of one facility that was substantially damaged in the January 1994 Northridge, California earthquake, and the abandonment of its leasehold interest.

                                    BUSINESS

INDUSTRY OVERVIEW

    Healthcare is one of the largest industries in the United States. As a result of the aging of the population and the increased availability and use of high-technology treatments and tests (among other factors), increases in healthcare expenditures, including hospital expenditures, historically have outpaced inflation.

    The post-acute care industry encompasses a broad range of healthcare services, including intermediate and skilled nursing care, subacute care, rehabilitation therapy, home healthcare and pharmacy services provided to elderly and other patients with medically complex needs who can be cared for outside of the acute care hospital environment. The Company believes that demand for the services provided by the post-acute care sector will increase substantially during the next decade primarily due to demographic trends, advances in medical technology and emphasis on healthcare cost containment. In addition, industry consolidation is expected to provide the Company with opportunities for future growth and for expansion into related services, such as retirement care and assisted living.

    The elderly population is growing at a faster rate than the overall population as a result of demographics and advances in medical technology. According to the United States Census Bureau (the "Census Bureau"), the number of individuals in the United States 65 years of age and older has grown from approximately 25.6 million in 1980, or approximately 11.3% of the population, to approximately 31.1 million in 1990, or approximately 12.5% of the population. Census Bureau projections indicate that the number of individuals in this age group is expected to increase to approximately 34.9 million, or approximately 12.7% of the population, by the year 2000. In addition, the number of individuals 85 years of age and older is growing at an even faster rate; the Census Bureau projects that the number of individuals in that age group will increase from approximately 3.0 million in 1990 to approximately 4.3 million by the year 2000.

    The federal government and some private pay sources have implemented cost containment procedures that have encouraged reduced lengths of stay in acute care hospitals. In 1983, the federal government changed the reimbursement method for acute care hospitals from a retrospective cost-based system to a prospective reimbursement system based upon rates established for diagnosis-related groups. Additionally, many private insurers have begun to limit acute care reimbursement to predetermined "reasonable charges" and many health maintenance organizations ("HMOs") and preferred-provider organizations ("PPOs") are attempting to contain costs by negotiating reduced rates for acute care hospital services. These factors have resulted in reduced lengths of stay in acute care hospitals and many patients being discharged despite a continuing need for skilled nursing care. Accordingly, the Company believes that the healthcare industry will experience increased demand for post-acute care. The Company is well positioned to benefit from these developments due to its expanding capability to provide post-acute (including subacute) specialty services.

    Although the Company believes that the demand for the type of services it provides will increase over the next decade, it anticipates competition for such increased demand. In addition, the regulatory framework in which healthcare providers will operate in the future, including the methods for reimbursement, is uncertain and, depending on the nature of such regulation, the healthcare industry may be subject to increased pressure to lower operating costs and may face more stringent requirements regarding reimbursement. See "Risk Factors -- Competition; -- Risk of Adverse Effect of Healthcare Reform."

GENERAL

    Regency is a post-acute care provider. As of July 31, 1996 the Company operated 112 facilities in five states. The Company's in-patient facilities provide a broad range of services including subacute care (in 46 facilities), nursing care and ancillary services such as rehabilitation and pharmacy services. The Company's subacute units provide services such as infusion therapy, wound management, respiratory therapy, ventilator care, oncology services and orthopedic care. The Company continues to expand its continuum of care through its contract therapy, pharmacy and home healthcare operations. As of July 31, 1996, the Company provided contract rehabilitation therapy services in 14 states to 51 affiliated and 89 facilities not operated by the Company ("non-affiliated facilities") and pharmacy services in three states to 61 affiliated and 75 non-affiliated facilities. The Company also provides home healthcare services through 29 operating locations in California and Ohio.

    In response to current healthcare reform efforts and ongoing changes in the healthcare marketplace, the Company intends to continue to extend its post-acute healthcare system in each region it serves. Post-acute care is the provision of a continuum of care to patients outside the acute care hospital setting. Post-acute care services include basic and intermediate skilled nursing, subacute care, home care, inpatient and outpatient rehabilitation services and pharmacy services. The Company's post-acute healthcare system is intended to provide continuity of care for its patients and to enable payors to contract with one source to provide all of a patient's needs following discharge from or outside of the acute care hospital setting.

BUSINESS STRATEGY

    The Company's strategy is to become an integrated provider of cost-effective, outcome-oriented post-acute healthcare services in selected geographic areas. The fundamental elements of the Company's strategy include:

        - expanding the continuum of care and overall scope of services provided by the Company;

        - in-sourcing ancillary services such as pharmacy and rehabilitation services;

        - expanding the Company's marketing of ancillary services to third-party facilities;

        - acquiring new facilities and ancillary service providers in markets where the Company currently operates as well as in selected new markets;

        - continuing its investment in management information systems;
          and

        - utilizing the principles of Total Quality Management.

    Historically, the Company's operations have been concentrated in California, which is characterized by a high penetration of managed healthcare. Operating in this environment, the Company is focused on controlling operating costs while delivering outcome-oriented healthcare. Accordingly, the Company believes it has significant competitive advantages in the expanding national market for post-acute managed healthcare.

    EXPANDING THE CONTINUUM OF CARE. Expanding the continuum of care offered to its patients is a significant element in the Company's growth strategy. By increasing the scope of services it provides, the Company believes that it will attract additional managed care payors and other insurers as participants in its regional, post-acute healthcare systems. Given the on-going consolidation of the healthcare industry, the Company believes that this strategy is necessary in order to establish a significant market position in the geographic areas in addition to California it has targeted for expansion. Moreover, expanding the continuum of care should enable the Company to increase its higher-margin ancillary services and to serve greater numbers of patients whose fees are not paid by Medicare or Medicaid. Management believes that a significant portion of this expansion of the continuum of care provided by the Company may be accomplished through selective acquisitions. See "-- Expanding Through Acquisition."

    An important component of this strategy is the Company's continuing development of subacute units. As of July 31, 1996, 46 of the Company's facilities had subacute programs in place (as compared to 35 at the end of 1994) and the Company actively seeks opportunities to enhance its subacute capabilities. The Company expects to add five to ten subacute units per year in 1996 and 1997. In addition, the Company intends to continue to emphasize the growth of its home healthcare division. The provision of home healthcare services compliments the Company's facility-based services and substantially broadens the continuum of care which it is able to provide. The Company believes that its ability to package a broad array of services in this manner is attractive to managed care payors.

    Another important factor affecting the Company is the degree of managed care penetration in the regions in which it operates. To increase the cost-effectiveness of healthcare delivery, managed care payors have introduced new utilization review systems, have increased the use of discounted and capitated fee arrangements and have attempted, where appropriate, to direct patients to lower acuity alternatives along the continuum of patient care. Accordingly, as managed care penetration increases, it is important for in-patient providers such as the Company to enter into managed care contracts in order to maintain and increase their patient base. In determining which providers to contract with, payors consider, among other factors, the quality of care provided, the range of services offered, geographic coverage and the cost-effectiveness of the care provided. The Company believes that the development of its post-acute healthcare systems in selected regions will enable it to compete more effectively for managed care contracts with payors.

    To implement its post-acute care strategy, the Company intends to (i) continue developing subacute care units and capabilities; (ii) increase market concentration for its healthcare services in targeted states and regions in response to increasing payor consolidation; (iii) consider strategic alliances with managed care payors, hospital groups, physicians and other healthcare providers; (iv) explore acquisitions that could further expand the services provided by the Company; and (v) upgrade its management information systems to meet the future information needs that the managed care environment requires.

    IN-SOURCING PATIENT SERVICES. The Company expects to continue to increase its in-sourcing of such patient services as pharmacy and rehabilitation services. The Company's existing facilities provide a ready market for such patient services and could generate significant growth for the Company's ancillary service businesses. The Company believes that continued expansion of these services could enhance revenues and solidify its market position by broadening the base of potential patients from which it is able to draw and by creating stronger platforms from which it can offer additional services. Moreover, these types of services should enhance the Company's profitability by attracting greater numbers of patients who pay directly for services without the benefit of governmental assistance programs, since the profitability of caring for these private-pay patients generally is higher than for patients under governmental assistance programs. Historically, the Company has realized higher profit margins on the types of patient services it is targeting for in-sourcing.

    The Company believes that the acquisition of SCRS in July 1995 will result in the in-sourcing of a growing portion of the rehabilitation and therapeutic services that are currently furnished on a contract basis by outside providers. See "-- Business Units; Rehabilitation Services." In addition, the Company anticipates expanding its pharmacy services from the 35 Company facilities in California in which such services are currently available to almost all of the Company's 79 California facilities and to other non-affiliated facilities. This expansion began with the acquisition of Assist-A-Care, Inc., an institutional pharmacy located in San Diego, California. The Company is pursuing the development of a hub and satellite network within its pharmacy operations in California to increase the number of facilities at which it provides pharmacy services. In addition, the acquisition of Executive Pharmacy, an institutional pharmacy with operations in Yadkinville, North Carolina and Knoxville, Tennessee, provides for the in-sourcing of pharmacy services to the Company's facilities in Tennessee and North Carolina and expands the Company's pharmacy services provided to non-affiliated facilities. The Company believes that the continued expansion of the pharmacy network outside of California and to non-affiliated facilities will occur primarily through acquisitions.

    MARKETING ANCILLARY SERVICES. In addition to expanding the range of ancillary services provided directly to its patients, the Company intends to expand the marketing of its ancillary services to non-affiliated facilities. The development and marketing of ancillary services should enable the Company to serve greater numbers of higher-revenue patients. Accordingly, the expansion of ancillary services marketed to non-affiliated facilities is an important component of the Company's goal of increasing the quality of its payor mix. Moreover, the Company believes the selective acquisition and marketing of ancillary services support the continued growth of the Company in targeted market segments and locations and should produce synergies as the Company expands both the number of facilities it operates and the continuum of care it provides to its patients.

    EXPANDING THROUGH ACQUISITION. Since its inception, the Company has grown primarily through the selective acquisition of new facilities and ancillary service providers. Certificate of need requirements significantly limit the Company's ability to open new facilities or home healthcare agencies. Thus, the Company expects to continue to grow principally through such acquisitions and the synergies these new facilities and ancillary services may provide. The Company intends to focus its acquisition and expansion efforts in areas in which the Company has already established a presence (including, without limitation, in the Midwest and Southeast) and in areas which in the Company's view, have provided an attractive opportunity for the expansion, geographic and otherwise, of the continuum of care the Company offers to its patients. By expanding in these areas, the Company intends to develop a significant market presence, which will enable it to better exploit the opportunities for synergies provided by new acquisitions and to enhance further the range of services provided to its patients. In addition, such expansion may reduce over time the Company's reliance on Medi-Cal. The Company will continue to assess the viability of expansion into other areas when economically attractive acquisitions become available. The Company actively seeks acquisition opportunities in the ordinary course of business and from time to time enters into discussions and tenders letters of interest and letters of intent with respect to possible acquisitions, certain of which could be material. For example, the Company has tendered certain letters of intent with respect to possible acquisitions, any one of which if consummated would be material. Such letters of intent are subject to numerous conditions, including negotiation of the final purchase price and other material terms, the undertaking and completion of due diligence, negotiation and execution of definitive documentation, and regulatory approval. The Company is actively negotiating the terms of a letter of intent with respect to a potential acquisition which, if consummated, would be material. There can be no assurance that the Company would continue to pursue these, or any other acquisition opportunities, or that in the event the Company continued to pursue these, or any other acquisition opportunities, these or any other transactions would ultimately be consummated.

    IMPROVING MANAGEMENT INFORMATION SYSTEMS. The Company is actively developing an integrated management information system ("MIS") to manage its clinical and financial data. The Company intends to develop and implement an information network among all of its facilities and locations. This integrated network should assist the Company in assessing the costs of providing services on a patient-specific basis. The Company expects that this revised cost focus will further enable it to more accurately measure and predict the outcomes of specific patient care treatments and to utilize such information to improve the delivery of care. The Company believes this ability to measure and predict the outcomes of specific patient care treatments is important in contracting with managed care payors.

    The Company also believes that the improvement in and increased spending on a fully integrated MIS will result in a significant reduction in corporate overhead as a result of the automation of many of the functions and processes that were previously performed manually. The integrated network the Company is developing will enable the Company to maintain better and more timely control of the Company's revenue, cash management, accounts payable and receivables.

    In concert with implementation of its new MIS, the Company has recently embarked on a reengineering effort which should provide the Company with significant cost savings from increased productivity from the corporate and regional operations. The Company also believes that as it increases the size of its operations through acquisitions and internal growth it will achieve economies of scale.

    UTILIZING TOTAL QUALITY MANAGEMENT. The Company believes that an essential element of its business strategy is to focus on the quality of service provided, which depends in large measure on the existence of a trained and educated work force. The Company has since 1993 trained over 9,000 employees in the principles of Total Quality Management ("TQM"). In addition, certain executive and mid-level managers have been trained in the use of statistical process control and data analysis in business decision-making.

    The Company did not create additional layers of bureaucracy in order to implement TQM, but instead developed and communicated to its employees the simple message that the Company's vision, mission and culture are dedicated to meeting and exceeding the expectations of its customers.

    Because the Company believes that quality planning is an important component of the strategic planning process and integral to the successful realization of its strategic objectives, the Company's TQM approach is results-oriented. At all levels of the Company, rewards are tied to specific agreed-upon result statements that directly support the Company's strategic objectives. Employee performance is evaluated based upon achievement of stated quantitative goals. In this way, the Company's focus is continually directed back to its strategic objectives.

BUSINESS UNITS

    The Company's business operations consist of four basic units: in-patient facilities (including subacute specialty units), rehabilitation services, pharmacy services and home healthcare.

    IN-PATIENT FACILITIES. The Company has 106 in-patient facilities that are licensed as skilled nursing facilities and provide skilled nursing care for patients who do not require more extensive treatment at an acute care hospital. Six of these facilities are also approved by the California Department of Health Services to provide mental health services. The Company's in-patient facilities provide 24-hour nursing care, room and board, social services and activity programs, as well as special diets and other services that may be specified by a patient's physician. Patients at these facilities often have been discharged from acute care hospitals and require substantial healthcare attention. The Company also operates five facilities for the developmentally disabled.

    The Company believes that its leading California presence, coupled with the expansion of its therapy, pharmacy, subacute and other post-acute capabilities, will enhance the Company's ability to obtain contracts and referrals from managed care companies. For the year ended December 31, 1995, and the six months ended June 30, 1996, 5.4% and 5.5%, respectively, of the Company's revenue was attributable to managed care, and the Company expects this percentage to increase.

    As of July 31, 1996, 22 of the Company's in-patient facilities have been accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), an independent organization that reviews facilities and accredits those that achieve certain standards for quality control and assurance. The Company has applied for accreditation at additional facilities.

    As of July 31, 1996, 46 of the Company's healthcare facilities included subacute specialty units that serve the needs of patients with medically complex conditions and who require ongoing nursing and medical supervision and access to specialized equipment and services, but who do not require many of the other services provided by acute care hospitals. The Company's subacute specialty units provide such ancillary services as respiratory therapy, ventilator care, oncology services, infusion therapy, care to HIV patients and post-surgical wound management. In addition, the Company provides specialized services at five of its facilities to patients diagnosed with Alzheimer's disease. Services at the Company's subacute specialty units are not limited to elderly patients. Based upon its experience within the industry and its knowledge of acute care hospital rates, as disclosed by such institutions, the Company believes that it is able to provide subacute care at rates substantially below the rates typically charged by acute care hospitals for comparable services. Subacute specialty services typically generate higher average revenues per patient-day than basic nursing services. The Company has added eleven subacute units since January 1, 1995, and expects to add five to ten subacute units per year in each of the next two years.

    REHABILITATION SERVICES. As of July 31, 1996, 112 of the Company's in-patient facilities provide special rehabilitation services, including physical, speech, occupational and respiratory therapy. These services are provided by several contract therapy providers, including SCRS.

    The objective of these programs is to assist patients to achieve their highest level of functional independence. Rehabilitation services are instrumental in lowering the overall cost of care by reducing the length of a patient's stay and improving a patient's quality of life. Specialized management staff oversee these rehabilitation programs to ensure high-quality service delivery, program compliance and achievement of maximum outcomes for the patient.

    SCRS provides rehabilitation services at certain of the Company's facilities under contract arrangements. As of July 31, 1996, SCRS also provided special rehabilitation services in 14 states at 85 non-affiliated healthcare facilities and provided services to home healthcare patients under four contracts with non-affiliated healthcare providers.

    SCRS has an information services division, "Pulse Point Technologies," that developed a PC-based software package that collects patient outcome data directly at a facility contemporaneously with the provision of rehabilitation services. This data is used by SCRS for, among other things, billing purposes and to generate management reports. The data may also be used by discharge planners and administrators to track patient care and guide patient-care decisions. Data can be compiled for approximately 5,000 patients per month. The Company believes that in the future this type of software will be necessary to compete effectively for managed care contracts.

    PHARMACY SERVICES. In November 1991, Regency began operating its own pharmacy. In early 1996, the Company acquired three additional pharmacy operations in order to expand its service to Company-operated facilities and non-affiliated facilities in California, Tennessee and North Carolina. As of July 31, 1996, the Company's pharmacy operations provide prescription services and basic pharmaceutical dispensing programs to 61 Company-operated facilities with approximately 6,400 licensed beds and to 75 non-affiliated facilities with approximately 6,700 licensed beds. In addition, the Company's pharmacy operations provide certain specialty services such as infusion therapy, enteral nutrition, wound care and urological and ostomy supply programs. The Company has also developed certain specialty consulting and ancillary programs to assist with compliance by each individual facility with state and federal regulations. The Company is pursuing the development of a hub and satellite network of pharmacy operations within California to increase the number of facilities at which it provides pharmacy services.

    HOME HEALTHCARE SERVICES. The Company currently provides home healthcare services in selected areas in California and Ohio through two operating divisions, Care Home Health and Care At Home. Care has provided home healthcare services since 1983. Care Home Health primarily serves Medicare patients while Care At Home provides services to private pay, managed care and Medicaid patients. The services offered include skilled nursing, rehabilitation services, infusion therapy, ventilator care and care for patients with AIDS.

    As of July 31, 1996, the Company operated six Medicare-certified home healthcare agencies with 29 branches, all of which are accredited by JCAHO. The Company has positioned its home healthcare capabilities to serve its facilities' home healthcare needs. This integrated approach enables the facilities and home healthcare agencies to refer patients to each other as determined by patient needs. This structure allows the Company to provide a broad continuum of care with a focus on continuity for its patients.

MANNER OF OPERATION

    IN-PATIENT OPERATIONS. Each in-patient facility operated by the Company is supervised by a licensed administrator who is responsible for all aspects of facility operations. Each facility administrator typically oversees a director of nursing, a director of admissions and other department supervisors. The director of nursing supervises a staff of registered nurses, licensed practical nurses and nurses' aides. The director of admissions is responsible for developing local marketing strategies and programs. To supervise the medical management of patients, the Company also contracts with licensed physicians to act as medical directors at each facility. The Company's corporate staff provides support services such as quality improvement programs, management information reporting, marketing assistance, management training, legal support, human resources assistance, risk management, reimbursement expertise, data processing, cash management assistance, accounting and other management support services for each facility.

    The Company has a professional services department that includes consultants representing each professional discipline providing patient care. The department coordinates the development and implementation of corporate and administrative policies and procedures and writes most clinical manuals used in direct patient care. To ensure regulatory compliance and high-quality clinical services, the department is actively involved in location-specific and Company-wide quality improvement activities and education through interdisciplinary consulting services to all of the Company's operational areas.

    CONTRACT REHABILITATION THERAPY OPERATIONS. The Company's contract rehabilitation therapy operations are directed by the senior vice president of rehabilitation and managed by two divisional executive vice presidents: one who oversees field operations, clinical services, corporate support, finance and a recruiting division, and one who oversees all sales, marketing and the Pulse Point Technologies information service. Field operations are controlled by divisional vice presidents who supervise state regional directors and a team of area clinical managers who typically oversee three to seven facilities each.

    PHARMACY OPERATIONS. The Company's pharmacy operations are managed by the senior vice president of pharmacy operations, who is responsible for all aspects of pharmacy operations. Each pharmacy is managed by a either a general manager or pharmacy manager, who is a pharmacist, and supported by a business manager who oversees the billing department staff, a professional staff of consulting and dispensing pharmacists, nurses and dietitians, and a support staff of technicians and delivery personnel. The division corporate staff includes a regional controller, director of ancillary services and director of pharmacy support services who provide financial accounting, Medicare Part B billing, program implementation and other management support services to each pharmacy manager.

    HOME HEALTHCARE OPERATIONS. The Company's home healthcare operations are divided geographically into four regions, each managed by a regional vice president. The regional vice presidents report to the corporate vice president of home healthcare and are supported by corporate and regional directors of quality improvement, consumer education, finance and infusion. Each of the Medicare-certified agencies is managed by a director of personnel services.

SOURCES OF PAYMENT

    The Company receives payment for healthcare services from (i) the federally assisted Medicaid program, (ii) the federal Medicare program, (iii) private sources, including HMOs and commercial insurance, and (iv) other sources, including special programs sponsored by local governments and the Veterans Administration. Because private and Medicare reimbursement rates historically have been higher than Medicaid reimbursement rates, the Company has targeted the private-pay market and has worked to make available Medicare-eligible services in its healthcare facilities. Changes in the mix of the Company's patient population between Medicaid and a combination of Medicare, private and other sources can significantly affect profitability. Governmental reimbursement programs are subject to change, and such changes can affect profitability. See "-- Regulation."

    As of July 31, all but three of the Company's in-patient facilities are certified for participation in Medicaid. Medicaid is a medical assistance program for the indigent that is operated by state governments with financial assistance (approximately 50% of the funds available) from the federal government under a matching program. Medicaid is subject to federally imposed requirements. Medi-Cal, California's version of Medicaid, currently provides for reimbursement at established daily rates, as determined by the California Department of Health Services, based on median costs of nursing facilities (classified by number of licensed beds and geographic location). Medi-Cal primarily pays for long-term custodial care for patients who qualify for welfare benefits. In Ohio and West Virginia, Medicaid reimbursement is a prospective cost-based system with an adjustment factor to account for patient acuity. Medicaid reimbursement is primarily provided under a prospective cost-based system in Tennessee and in North Carolina is provided under a system that has both a cost reimbursement component, subject to limitations, as well as a prospective cost-based component. Each of the Company's six home healthcare agencies is eligible to participate in the Medicare program.

    As of July 31, 1996, 100 of the Company's 112 in-patient facilities were certified for participation in Medicare. Medicare is a health insurance program operated by the federal government for the aged and certain chronically disabled individuals. Medicare reimbursement rates for the Company's healthcare facilities are regulated by the federal government and generally utilize a cost-based reimbursement system, subject to geographic limits. Medicare pays both the allowed direct costs and allowed overhead costs related to services provided to patients covered by the Medicare program. Medicare specific rates are dependent upon the cost and volume of the services provided as calculated on the cost reports that each facility is required to submit annually to Medicare. Reimbursement from Medicare is subject to retrospective adjustment to reconcile payments made to a facility on an interim basis with subsequently determined allowable costs. Overpayments may be recovered directly from the facility at the time the adjustment is made or by reducing future payments to the facility or other facilities operated by the Company.

    The Company's cost of care for its Medicare patients sometimes exceeds reimbursement limits established by Medicare. The Company submits exception requests for its excess costs annually. Exception requests for all cost report periods through December 31, 1993 have been filed. The Company's final rates as approved by HCFA represent, on average, approximately 84% of the requested rates as submitted in the exception requests. Through December 31, 1993, the Company's policy was to record as revenue the excess amounts represented by each exception request when the cash was actually received. In 1994, the Company changed its policy and began recognizing a portion of its estimated exception requests in the year services are provided. During 1994 and 1995, the Company recognized 50% ($1.6 million) and 70% ($3.0 million) of the estimated exception requests, respectively. For the six months ended June 30, 1996, the Company recognized 70% ($2.6 million) of the estimated exception requests. Amounts received in respect of exception requests relating to periods prior to January 1, 1994 will continue to be recorded on the cash basis. The Company believes that it will be able to recover its excess costs under any pending exception requests or under any exception requests that may be submitted in the future; however, there can be no assurance that it will be able to do so.

    The Company has a broad customer base. There are no customers or related groups of customers that account for a significant portion of the Company's revenue. The loss of a single customer or group of related customers would not have a material adverse effect on the operations of the Company taken as a whole. However, two non-affiliated healthcare providers represented 37% of SCRS's total revenues during the period July through December 1995 and 26% of SCRS's total revenues for the six months ended June 30, 1996.

    Reimbursement rates for HMOs are negotiated by the Company and each organization. Charges for other private-pay patients are established by the Company from time to time and are determined by market conditions and costs. Veterans Administration contracts are generally at negotiated daily rates. The Company also receives reimbursement, generally at negotiated daily rates, pursuant to five contracts with county governments relating to certain of the Company's facilities that provide services to the mentally disordered. These contracts may be terminated by either party upon 60 days', or less, prior notice.

    The following table sets forth the percentage of net operating revenue provided by source of payor for the periods indicated:

                                                                  YEAR ENDED DECEMBER 31,           SIX MONTHS
                                                           -------------------------------------       ENDED
                                                              1993         1994         1995       JUNE 30, 1996
                                                           -----------  -----------  -----------  ---------------
Medicaid.................................................       44.6%        42.7%        39.9%          40.2%
Medicare.................................................       29.9         31.3         31.9           30.4
Private..................................................       16.9         15.2         13.6           11.9
Managed Care.............................................        3.6          4.6          5.4            5.5
Other....................................................        5.0          6.2          9.2           12.0
                                                             -----        -----        -----          -----
  Total..................................................      100.0%       100.0%       100.0%         100.0%
                                                             -----        -----        -----          -----
                                                             -----        -----        -----          -----

    As of May 31, 1996 the Company had in effect agreements with almost all major HMOs operating in California to provide in-patient care and ancillary services both to such HMOs' members serviced by the Company's in-patient facilities and to members serviced by the Company's home healthcare operations. Payment by HMOs for services provided by the Company is based on negotiated contract rates that vary by HMO. Patient reimbursement is based upon the level of patient acuity, irrespective of the actual services provided. Thus, if a patient requires a greater level of healthcare services than that normally provided a patient of the agreed acuity level, the Company will not be reimbursed for such additional services.

    CONTRACT REHABILITATION THERAPY SERVICES TO NON-AFFILIATES. Revenues from contract rehabilitation services to non-affiliates are generally received directly from the in-patient facility where the patient being treated resides, which in turn are paid by Medicare or other payors. These revenues are included in other sources of revenue. Revenue from contract rehabilitation therapy services provided to Company-operated facilities are included in the Medicaid, Medicare and private pay sources of revenues for each of the applicable facilities. Charges to non-affiliates, though not directly regulated, are effectively limited by regulatory reimbursement policies imposed on the in-patient facilities whose patients receive these therapy services, as well as competitive market factors.

    PHARMACY SERVICES TO NON-AFFILIATES. Revenue from the Company's pharmacy services are derived from the provision of such services to patients at in-patient facilities not operated by the Company and patients at Company-operated facilities billed directly to third-party payors. The Company enters into non-exclusive contracts with non-affiliated facilities, and personnel at such facilities submit prescriptions to the Company on behalf of patients at such facilities. The Company is in most cases paid directly by Medicare, Medicaid or private pay sources, and not by the in-patient facility. The amounts that can be charged for prescriptions are often limited by Medicaid and Medicare regulations.

    HOME HEALTHCARE OPERATIONS. Revenue from the Company's home healthcare operations are received from a variety of payors, including the Medicare and Medicaid programs, commercial insurance, health maintenance organizations, private sources and special county/state programs. In January 1996, the Company's four California home healthcare agencies entered the HCFA "Prospective Pay" pilot program. This is a three-year program under which reimbursement for two of such facilities will be determined on an "episode" basis instead of on a fee for service (per visit basis). An "episode" is defined as a 120-day period of home healthcare benefit, inclusive of all necessary services (including ancillary services).

    RELATED-PARTY TRANSACTIONS. Medicare regulations that apply to transactions between related parties, such as between subsidiaries of the Company, determine in part the amount of Medicare reimbursement the Company is entitled to receive for contract rehabilitation therapy and pharmacy services that it provides to Company-operated facilities. These regulations generally require that, among other things, (i) the Company's rehabilitation therapy and pharmacy subsidiaries must each be a bona fide separate organization; (ii) a substantial part of the contract rehabilitation therapy services or pharmacy services, as the case may be, of the relevant subsidiary must be transacted with non-affiliated entities, and there must be an open, competitive market for the relevant services; (iii) contract rehabilitation therapy services and pharmacy services, as the case may be, are services that commonly are obtained by in-patient facilities from other organizations and are not a basic element of patient care ordinarily furnished directly to patients by such facilities; and (iv) the prices charged to the Company's in-patient facilities by its contract rehabilitation therapy operations subsidiary and pharmacy operations subsidiaries are consistent with the charges for such services in the open market and no more than the prices charged by its contract rehabilitation therapy operations subsidiary and pharmacy operations subsidiaries under comparable circumstances to non-affiliated in-patient facilities. The Company believes that each of the foregoing requirements is currently being satisfied with respect to both its contract rehabilitation therapy and pharmacy subsidiaries. Consequently, the Company has claimed and received reimbursement under Medicare for contract rehabilitation therapy services (since the acquisition of SCRS in July 1995) and pharmacy services (beginning in January 1996) provided to patients in its own facilities at a higher rate than if it did not satisfy these requirements. If the Company is unable to satisfy these regulations in the future, the reimbursement the Company receives for contract rehabilitation therapy and pharmacy services provided to its own facilities would be materially adversely affected. If, upon audit by relevant reimbursement agencies, such agencies find that the requirements of any of these regulations has not been satisfied and if, after appeal, such findings are sustained, the Company could be required to refund some or all of the difference between its cost of providing these services and the higher amount actually received. While the Company believes that it has satisfied and will continue to satisfy these regulations, there can be no assurance that its position would prevail if contested by relevant reimbursement agencies.

MARKETING

    The Company maintains a full-time marketing staff to promote revenue growth for its in-patient facilities and its ancillary operations. Long-term strategies and broader Company-wide marketing programs are developed by the corporate-level marketing department. Primary marketing responsibility rests with the individual facility administrators and ancillary managers. The Company employs nine regional marketing managers who work directly with local facility administrators and facility-based marketing personnel to develop strategies and marketing and sales plans to promote the Company's services.

    The Company has developed various marketing training programs and manuals for use by the local facility personnel and utilizes software programs, statistical data and field interview responses to develop materials for marketing efforts undertaken at the individual facilities. Recognizing that healthcare decisions are made at the local market level by area physicians, case managers, discharge planners, family members and patients, the Company attempts to identify, develop and maintain relationships with the primary referral sources in each of the areas it serves. The marketing department personnel also research, analyze and advise the Company concerning opportunities in each of its local market areas. As a result, the Company's marketing staff seeks to develop programs to maximize occupancy and financial performance in each of the Company's facilities.

REGULATION

    The healthcare industry is subject to extensive federal, state and local statutes and regulations. The regulations include licensure requirements, reimbursement rules and standards and levels of services of care. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Company facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business or the levels of reimbursement from governmental, private and other sources. Such changes have not had a material adverse effect on the Company's business. However, there can be no assurance that regulatory authorities will not adopt changes or interpretations that could adversely affect the Company's businesses.

    LICENSING. The Company's healthcare facilities and pharmacy services are subject to licensing requirements by state and local authorities. The Company's healthcare facilities are licensed by each state's licensing agency. In granting licenses, a licensing agency considers, among other factors, the physical condition of the facility, the qualifications of the administrative and nursing staffs, the quality of care and compliance with applicable statutes and regulations. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering its existing services or from obtaining reimbursement. In addition, the requirement that new facilities and home healthcare agencies obtain a certificate of need significantly limits the Company's ability to grow through the opening of such facilities or agencies.

    As of July 31, 1996, 100 of the Company's 112 in-patient facilities were certified for participation in Medicare and all but three of the Company's facilities are certified for participation in Medicaid. All of the home healthcare agencies operated by the Company are eligible to participate in the Medicare program. The Company holds licenses to operate in-patient facilities in California, West Virginia, Ohio, Tennessee and North Carolina. Ohio does not require that a new license be issued on a yearly basis. The Company participates in the Medicaid programs in California, West Virginia, Ohio, Tennessee and North Carolina, and in Medicare programs in California, West Virginia and Ohio. In addition, the Company is providing services to Medicare patients in Tennessee and North Carolina and is in the process of obtaining approval to fully participate in the Medicare programs in such states. The Company anticipates that such approval will be obtained and that it will be reimbursed, on a retroactive basis, for such Medicare services.

    Most states in which SCRS operates permit a corporation to provide rehabilitation services if the individual therapist is licensed. The Company's rehabilitation services at facilities not operated by the Company are offered under the individual license of Sherri L. Medina, the Company's Senior Vice President, Rehabilitation Services and through the licenses of individual therapists. In California and Indiana, services are provided either through Ms. Medina's professional corporation or through a professional corporation of another employee.

    In certain states, statutes require that a state agency approve certain acquisitions, the addition of beds and services and certain capital expenditures. Such state approvals generally require implementation of an approved item within a specified time period. The failure to obtain state approval can result in the inability to make the acquisition, to add the service, to operate the facility or complete the addition or other change requested, and can result in the imposition of sanctions or adverse reimbursement action.

    The Omnibus Budget Reconciliation Act of 1987 ("OBRA") was implemented effective October 1, 1990. Among other things, OBRA eliminated the different certification standards for "skilled" and "intermediate care" nursing facilities under the Medicaid program in favor of a single "nursing facility" standard. OBRA also mandated an increase in the level of services nursing facilities must provide to participate in Medicare and Medicaid. This change, the cost of which was partially offset by reimbursement rate increases for Medicaid and an increase in the routine cost limits under Medicare, has not had a significant impact on the Company.

    Effective July 1, 1995, new regulations under OBRA dealing with enforcement policies and procedures and a new survey process became operative. These regulations provide for a variety of penalties for noncompliance with other substantive regulations and minimum standards of care, including required preparation and submission of plans of correction, new patient admission moratoriums, denial of reimbursement, decertification of Medicare reimbursement eligibility, delicensing, forced facility shutdown and loss of provider status. While the Company believes that it is in substantial compliance with the current requirements of OBRA, it is unable to predict how the enforcement regulations will be implemented, or how future interpretations of current regulations or future regulations promulgated under OBRA may affect it. In addition, there can be no assurance that the Company's facilities and the provision of services and supplies by the Company now or in the future will initially meet or continue to meet the requirements for participation in Medicare or Medicaid programs.

    The Company and its healthcare facilities are subject to routine inspections, at any time, to monitor compliance with government regulations. Based on such inspections, the Company receives, from time to time in the ordinary course of its business, notices of failure to comply with various requirements. The Company endeavors to take prompt corrective action and, in most cases, the Company and the reviewing agency agree on remedial steps. The reviewing agency may take action against a facility that is not in compliance with these requirements, which can include the imposition of fines, temporary suspension of admission of new patients to the facility, decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of the facility's license. In certain circumstances, failure of compliance at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities.

    REIMBURSEMENT. Governmental reimbursement programs are subject to statutory and regulatory changes, administrative rulings and interpretations, government funding restrictions and retroactive reimbursement adjustments, all of which could materially increase or decrease the services covered or the rates paid to the Company for its services. There have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Company cannot predict whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the cost allocable to patients eligible for reimbursement pursuant to such programs. In addition, governmental reimbursement programs require strict compliance with both patient eligibility and acuity requirements, and timely payment requests. The failure to adhere to these requirements is a basis for denial of reimbursement or for a required refund, with interest, of any sums paid by the program.

    In addition, the Company's cash flow could be adversely affected by periodic government program funding delays, shortfalls or other difficulties, such as that which occurred in 1995 when California failed to adopt a new budget prior to the end of the 1994-1995 fiscal year and, as a result, Medi-Cal delayed reimbursement payments for several weeks. Medi-Cal has on a number of recent occasions delayed payments and rate increases, including for several weeks in each of 1990, 1991 and 1995.

    The Company has been able to mitigate the effects of such payment delays by monitoring the related activities of the California legislature, expediting billings through its electronic billing arrangement and agreeing with creditors to extend the due date for payables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company will be able to mitigate the effects of any future funding delays. In 1995 the Company had an average of approximately $9.2 million per month in cash receipts from the Medi-Cal program.

    ANTIFRAUD AND SELF-REFERRAL REGULATIONS. Various federal and state laws regulate the relationship between providers of healthcare services and physicians or others able to refer medical services, including employment or service contracts, leases and investment relationships. These laws include the fraud and abuse provisions of Medicare, Medicaid and similar state statutes (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of Medicare and Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs and from state programs containing similar provisions relating to referrals of privately insured patients. The United States Department of Health and Human Services ("HHS") has interpreted these provisions broadly to include the payment of anything of value to influence the referral of Medicare or Medicaid business. HHS has issued regulations which set forth certain "safe harbors," representing business relationships and payments that can safely be undertaken without violation of the Fraud and Abuse Laws. In addition, certain federal and state requirements generally prohibit certain providers from referring patients to certain types of entities in which such provider has an ownership or investment interest or with which such provider has a compensation arrangement, unless an exception is available. The Company considers all applicable laws in planning marketing activities and exercises care in an effort to structure its arrangements with healthcare providers to comply with these laws. However, because there is no procedure for obtaining advisory opinions from government officials, the Company is unable to provide assurances that all of its existing or future arrangements will withstand scrutiny under the Fraud and Abuse Laws, safe harbor regulations or other state or federal legislation or regulations, nor can it predict the effect of such rules and regulations on these arrangements in particular or on the Company's operations in general. The Company systematically reviews its operations on a periodic basis and has adopted policies intended to ensure that it complies with the Fraud and Abuse Laws.

    ENVIRONMENTAL REGULATIONS. The Company's healthcare operations generate medical waste that must be disposed of in compliance with federal, state and local environmental laws and regulations. The Company's operations are also subject to compliance with various other environmental laws and regulations. Such compliance has not materially affected, and the Company anticipates that such compliance will not materially affect, the Company's capital expenditures, earnings or competitive position.

COMPETITION

    The Company, and the healthcare industry in general, faces the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. As both private and government payors reduce the scope of services that may be reimbursed and reduce reimbursement levels for covered services, national and state efforts to reform the United States healthcare system may further affect reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payors may require changes in the Company's facilities, equipment, personnel, rates and/or services in the future.

    The Company competes with a variety of other providers of healthcare services, including rehabilitation hospitals, other skilled nursing facilities, hospitals with long-term care capability, other home healthcare providers and personal care or residential facilities. Competition has become more intense as alternatives for nursing and rehabilitation patients have increased. Many hospitals now have skilled nursing units and home healthcare agencies. Community-based programs such as assisted living and congregate living centers can also lower occupancy rates in the Company's facilities. Such residential care facilities and home healthcare agencies provide for patients outside an institutional setting, many of whom had previously received care in long-term care facilities. In addition, changes in regulatory requirements may increase competition. For example, California has eliminated the requirement to obtain a certificate of need before adding beds, which may increase competition among long-term care operators. Approximately 66% of the Company's licensed beds are located in California.

    As of July 31, 1996, the Company operated 79 healthcare facilities with approximately 7,600 licensed beds in California. The Company estimates that there are approximately 1,200 long-term care facilities with approximately 120,000 licensed beds in California. The Company also operates 33 facilities with approximately 3,900 licensed beds in Ohio, West Virginia, North Carolina and Tennessee. The Company's competitive position varies from facility to facility, from community to community and from state to state. Some of the significant factors for individuals' selection of the Company's healthcare facilities include quality of care, reputation, physical appearance, services offered, family preferences, physical services and price. The Company's facilities and home healthcare agencies generally operate in communities that are also served by similar facilities operated by others. Some competing facilities, pharmacies and home healthcare agencies provide services not offered by the Company and some are operated by entities having greater financial and other resources and longer operating histories than the Company. In addition, some are operated by nonprofit organizations or government agencies supported by endowments, charitable contributions, tax revenues, and other funding sources not available to the Company. There can be no assurance that the Company will not encounter increased competition in the future that would adversely affect the Company's results of operations.

    Services similar to those provided by SCRS are provided by other rehabilitation services companies, many of whom are larger and have greater resources than the Company. In addition, many of SCRS's existing customers, including its largest customer, have begun to develop the capability of directly providing such services at their own facilities rather than contracting with other providers for such services.

EMPLOYEES

    As of July 31, 1996, the Company had approximately 13,800 full-time and part-time employees. Of these employees, approximately 12,000 were employed at its in-patient facilities, approximately 1,500 at its home healthcare agencies, and approximately 300 at its regional administrative and corporate offices. Approximately 1,200 of the employees were covered by 14 collective bargaining agreements. The Company believes that it maintains productive relations with its employees in general and with its employees' collective bargaining units. The Company is subject to both federal and state minimum wage and wage and hour laws and maintains various employee benefit plans.

INSURANCE

    The Company maintains general and professional liability insurance on a claims-made basis for its operations in an amount it believes to be adequate, subject to a $100,000 per occurrence self-insured retention, limited to an aggregate stop loss of $500,000 per year. All-risk property insurance, including earthquake and flood, is carried for all Company operations.

    The Company self-insures its workers' compensation programs in California and Ohio, for in-patient facilities, pharmacy operations, home healthcare operations and its corporate office employees. For all other operations, the Company purchases insurance for this risk. The Company is required to maintain standby letters of credit with the state insurance departments for this purpose. These letters of credit assure that benefits payable by the Company to its covered employees (which estimated benefits are reflected as liabilities on the Company's books and records) are paid when required. The Company has not defaulted in its workers' compensation benefit payment obligations since the Company began its self-insurance program in 1983.

PROPERTIES

    The following table sets forth information regarding the healthcare facilities owned or leased by the Company as of July 31, 1996:

                                                              FACILITIES                                 BEDS
                                         ----------------------------------------------------  ------------------------
                                            OWNED       LEASED        MANAGED        TOTAL        OWNED       LEASED
                                         -----------  -----------  -------------     -----     -----------  -----------
California.............................          27           51             1            79        2,086        5,264
Ohio...................................           4            4            --             8          402          461
North Carolina.........................           1           10            --            11           86        1,278
Tennessee..............................          --            8            --             8           --        1,097
West Virginia..........................           5            1            --             6          554           65
                                                ---          ---           ---           ---        -----        -----
    Total..............................          37           74             1           112        3,128        8,165
                                                ---          ---           ---           ---        -----        -----
                                                ---          ---           ---           ---        -----        -----


                                            MANAGED       TOTAL
                                         -------------  ---------
California.............................          248        7,598
Ohio...................................           --          863
North Carolina.........................           --        1,364
Tennessee..............................           --        1,097
West Virginia..........................           --          619
                                                 ---    ---------
    Total..............................          248       11,541
                                                 ---    ---------
                                                 ---    ---------

    The Company's home healthcare operations lease office space aggregating approximately 49,000 square feet for its 29 home healthcare locations in California and Ohio. The Company's pharmacy subsidiaries lease approximately 21,000 square feet for its five locations in California, North Carolina and Tennessee. The Company's rehabilitation subsidiary, SCRS, leases an approximately 8,000 square foot office in Aliso Viejo, California. The Company also leases office space aggregating approximately 60,000 square feet for its corporate and regional offices in California and West Virginia.

    In the facilities that are leased, subleased or managed, the Company's rights as lessee or sublessee could be subject to termination if the lessor or sublessor of a facility fails to pay its rent, taxes, loan obligations that are secured by the facility, if any, or other similar obligations. The Company has not experienced any such lease terminations, although there can be no assurance that the Company's rights to operate its leased or subleased facilities will not be so affected in the future.

    The Company's facilities are subject to various governmental zoning and use restrictions. One of the Company's facilities that provides services for the mentally disordered is currently operating pursuant to a deemed to be approved conditional use permit. In July 1992, the facility filed an application for a conditional use permit and is currently appealing the recent denial of said application. A mediator has been appointed to monitor this matter. Although there can be no assurance, the Company believes it will prevail with its appeal and that the conditional use permit will be renewed.

    Thirteen of the Company's buildings are encumbered by deeds of trusts or mortgages.

LEGAL PROCEEDINGS

    The Company is subject to claims and legal actions by patients and others in the ordinary course of its business. The Company has insurance policies in varying amounts covering most of the outstanding lawsuits. In the event a judgment were awarded in excess of the insurance coverage or with respect to claims not covered by insurance, the burden would fall on the Company. See "-- Insurance."

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Company issued $50.0 million in aggregate principal amount of the Outstanding Notes under the Indenture. The Exchange Notes will also be issued under the Indenture, and the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon the effectiveness of the Registration Statement. The form and terms of the Exchange Notes will be substantially identical to the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. Upon the completion of the Exchange Offer, none of the Notes will be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same indebtedness as the Outstanding Notes, will be entitled to the benefits of the Indenture and will be treated as a single class under the Indenture with any Outstanding Notes that remain outstanding after the Exchange Offer.

    The terms of the Notes include those set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act in effect on the date of the Indenture. The Notes are subject to all of such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture is available upon request from the Company and a copy has been filed with the Commission as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture. Capitalized terms used but not defined in this section of the Prospectus shall have the meaning ascribed to them in the Indenture.

GENERAL

    The Notes are subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $50.0 million. The Notes are subordinated in right of payment to certain other debt obligations of the Company. The Notes are fully and unconditionally (to the extent set forth in the Indenture), jointly and severally guaranteed on a subordinated basis by substantially all of the Company's present and future Subsidiaries (as defined herein) (each, a "Guarantor," and collectively the "Guarantors"). The term "Subsidiaries" as used herein, however, does not include Unrestricted Subsidiaries (as defined herein). The Guarantors are all wholly owned subsidiaries of the Company, and the Company has no material assets or operations other than its investment in its subsidiaries. The non-guarantor subsidiaries are not significant either individually or in the aggregate as compared to the Company on a consolidated basis. The Outstanding Notes were, and the Exchange Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on July 15, 2003. The Notes bear interest at the rate of 12 1/4% per annum from June 28, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1997, to the persons in whose names the Notes are registered at the close of business on the January 1 or July 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at 770 Broadway, New York, New York 10003.

SUBORDINATION

    The Notes and the Guarantees are general, unsecured obligations of the Company and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of the Company and the Guarantors, as applicable. As of July 31, 1996, after giving effect to the issuance of the Notes and the Redemption, the Company would have had outstanding an aggregate of $119.0 million of Senior Debt, which includes reimbursement obligations in respect of $9.0 million of letters of credit (related to the Company's self-insurance programs), and the Company had availability of $41.0 million under the Credit Facility (all of which would be Senior Debt). While the Indenture limits the ability of the Company to incur additional indebtedness, there is no limitation on the amount of such additional indebtedness that may be Senior Debt.

    The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of the Company or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes), or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Debt of the Company or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in Cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than Cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of the Company or such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable (or, in the case of letters of credit, require cash collateralization thereof) and (ii) written notice of such event of default given to the Company by the Senior Debt Representative under a Credit Agreement, or by the holders of an aggregate of at least $20.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes, or on account of the redemption provisions of the Notes), in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company and the Guarantors shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Guarantor (other than Junior Securities) shall be received by the Trustee, paying agent or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in Cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than Cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    Upon any distribution of assets of the Company or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of the Company or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities: (i) the holders of all Senior Debt of the Company or such Guarantor, as applicable, will first be entitled to receive payment in full in Cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than Cash or Cash Equivalents (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    No provision contained in the Indenture or the Notes affects the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium and interest on the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the four preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors or the Company or a marshalling of assets or liabilities of the Company, holders of the Notes may receive ratably less than other creditors.

    The Company conducts its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Company. Furthermore, any right of the Company to receive the assets of any of its Subsidiaries upon any such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Subsidiary's creditors (including trade creditors) and holders of its preferred stock, if any, except to the extent that the Company is itself recognized as a creditor or preferred stockholder of such Subsidiary, in which case the claims of the Company would still be subordinated to any indebtedness or preferred stock of such Subsidiary senior in right of payment to that held by the Company.

OPTIONAL REDEMPTION

    The Company does not have the right to redeem any Notes prior to July 15, 2000, except as set forth herein. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2000, upon not less than 30 days nor more than 60 days' notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 15, of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

               YEAR                        PERCENTAGE
               -------------------------  ------------
               2000.....................    106.125%
               2001.....................    103.063%
               2002 and thereafter......    100.000%

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes do not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state, among other things, that on and after the date of redemption, upon surrender of such Note, a new
Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control (as defined below) has occurred, each holder of Notes will have the right, at such holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date determined by the Company (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means (i) any sale, merger or consolidation with or into any person or any transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (ii) deposit with the Paying Agent Cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest, if any) of all Notes so tendered. Promptly following the Change of Control Purchase Date the Company will deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The terms of the Credit Facility effectively will prohibit, and the Senior Subordinated Notes Indenture may prohibit, the Company from repurchasing the Notes upon the occurrence of a Change of Control. There can be no assurance that the Company will have the financial resources to repurchase the Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other indebtedness.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture provides that, except as set forth below in this covenant, the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

        (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and
    (ii) on the date of such incurrence, the Consolidated Interest Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Interest Coverage Ratio, the use of proceeds thereof, would be at least (x) 2.0 to 1 if such incurrence or issuance occurs on or before September 30, 1997, or (y) 2.25 to 1 if such incurrence or issuance occurs at any time thereafter, then the Company and the Guarantors may incur such Indebtedness or Disqualified Capital Stock;

        (b) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

        (c) the Company and the Guarantors may incur Indebtedness pursuant to the Credit Agreement up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time of $50.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

        (d) the Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, (i) described in clauses (a), (b), (c) and (e) of this covenant, or (ii) which is outstanding on the Issue Date;

        (e) the Company and the Guarantors may incur Purchase Money Indebtedness in an aggregate amount at any time outstanding not to exceed $10.0 million;

        (f) the Company and the Guarantors may incur Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness in whole or in part) of up to $5.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

        (g) the Company may incur Indebtedness to any Guarantor, and any Guarantor may incur Indebtedness to any other Guarantor or to the Company; PROVIDED, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in case of an Event of Default in all respects to the Company's obligations pursuant to the Notes;

        (h) the Company and its Guarantors may incur Indebtedness (i) solely in respect of letters of credit issued in the ordinary course of business consistent with past practice to support the Company's or any Guarantor's insurance or self-insurance obligations (including letters of credit to secure workers' compensation and other similar insurance coverages) or (ii) to secure Indebtedness otherwise permitted as set forth above; provided, however, that the incurrence of any obligation pursuant to clause (ii) above does not result in the incurrence of any obligation to pay any additional obligations; and

        (i) the Company and the Guarantors may incur Indebtedness solely in respect of Capitalized Lease Obligations in an aggregate amount (including Capitalized Lease Obligations issued to refund, replace or refinance other Capitalized Lease Obligations) not to exceed $7.0 million at any one time outstanding.

    Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on January 1, 1996, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company, (ii) to the extent applied in connection with a Qualified Exchange and (iii) to the extent applied in connection with a transaction described in clause (y) of the next paragraph), after the Issue Date, plus (c) $5.0 million.

    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) any payment by the Company to its employees or directors pursuant to the Company's Long Term Incentive Plan, Director Stock Plan or any other stock plan for the benefit of the Company's employees and approved by the Company's Board of Directors and by its stockholders in an aggregate amount to all employees not to exceed $1.0 million per fiscal year,
(w) a Qualified Exchange, (x) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions, or (y) any redemption, repurchase, retirement or other acquisition of any Capital Stock or Subordinated Indebtedness of the Company not covered by clause (w) of this paragraph in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent (i.e., within 60 days) sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; PROVIDED that the amount of any such Net Cash Proceeds that is utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v) and (x) (but not pursuant to clauses (w) and (y)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

    The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under or in respect of Indebtedness outstanding on the Issue Date or under or in respect of any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions, in each case, existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by or in respect of Indebtedness incurred under paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restriction or requirement is no more restrictive than that imposed by a Credit Agreement in effect as of the Issue Date, (e) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided such restrictions apply solely to the Capital Stock or assets of such Subsidiary which are being sold, and (f) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses
(c) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture on assets securing Senior Debt incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIENS

    The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or suffer to exist any Lien on any of their respective assets, now owned or hereinafter acquired, securing any Indebtedness that is PARI PASSU with or subordinated in right of payment to the Notes, except Permitted Liens, unless the Notes are secured with such other Indebtedness; PROVIDED that, if such Indebtedness is by its terms expressly subordinated to the Notes, the Lien securing such subordinated or junior Indebtedness shall be subordinated and junior to the Lien securing the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary of the Company), and including any sale or other transfer or issuance of any Capital Stock of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Capital Stock by a Subsidiary of the Company (an "Asset Sale"), unless (1)(a) within 395 days after the date of such Asset Sale, an amount equal to the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price of 100% of principal amount (the "Asset Sale Offer Price"), plus accrued interest to the date of payment (the "Purchase Date") and which Asset Sale Offer shall commence within 365 days of such Asset Sale, or (b) within 360 days following such Asset Sale, the Asset Sale Offer Amount is (i) invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith and reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, (ii) used to retire Senior Debt and to permanently reduce the amount of such Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (c) or (f) (and, as applicable, the corresponding reference thereto in paragraph (d)) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (iii) used to repurchase Senior Subordinated Notes, (2) at least 75% of the consideration for such Asset Sale consists of Cash or Cash Equivalents; PROVIDED, that any Asset

Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value of less than $3.0 million per Asset Sale or series of related Asset Sales, but in any case not to exceed $10.0 million in the aggregate for all transactions in any consecutive 12-month period, shall be exempt from the provisions of this clause (2) (but any consideration received from any such Asset Sales shall be deemed to be Net Cash Proceeds for purposes of this paragraph when reduced to Cash or Cash Equivalents), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value as a result of such Asset Sale. The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) above exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest).

    Notwithstanding the foregoing provisions of the prior paragraph:

        (i) the Company, the Guarantors and their Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

        (ii) the Company, the Guarantors and their Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

       (iii) the Company and the Guarantors may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Company or any of the Guarantors; and

        (iv) the foregoing covenant shall not apply to any sale or series of related sales of assets or properties of the Company and the Guarantors having an aggregate Fair Market Value of less than $1.0 million in any fiscal year.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that neither the Company nor any of the Guarantors nor any of their Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless such Affiliate Transaction is made in good faith, the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with persons who are not Affiliates.

    Without limiting the foregoing, any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (1) involving consideration to either party in excess of $5.0 million, must be evidenced by an Officers' Certificate addressed and delivered to the Trustee stating that the terms of such Affiliate Transaction are fair and reasonable to the Company and no less favorable to the Company than could have been obtained in an arm's-length transaction with a non-Affiliate, and (2) involving consideration to either party in excess of $10.0 million must be evidenced by an Officers' Certificate in accordance with the foregoing clause (1) and, prior to the consummation thereof, a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a

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consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and when a successor corporation duly assumes all of the obligations of the Company pursuant to the Indenture and the Notes, the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture provides that the Company and the Guarantors will not issue or sell, and will not permit any of their Subsidiaries to issue or sell, any shares of Capital Stock of any Subsidiary of the Company to any Person other than the Company or a wholly owned Subsidiary of the Company, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    FUTURE SUBSIDIARY GUARANTORS

    The Indenture provides that substantially all present (as specified in the Indenture) and future Subsidiaries of the Company jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a subordinated basis. The term Subsidiary does not include Unrestricted Subsidiaries.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation as an investment company.

REPORTS

    The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with management's discussion and analysis of financial condition and results of operations which would be so required. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

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EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Guarantor to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (v) a default in any Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such default, give to the Holders and each Senior Debt Representative notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any Significant Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, relating to the Company or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration) have been cured or waived, except a default with respect to any provision which cannot be modified or amended by majority approval.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by a supermajority, and except a default in the payment of principal of, premium on, or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time within one year of the Stated Maturity of the Notes, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes

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concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and (iv) the Legal Defeasance and Covenant Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described in the Indenture under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate,
(i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii) (if applicable), (iii) and (v) of this paragraph have been complied with.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company, or any Guarantor and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, or any Guarantor and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; except that any amendments or supplements to the provisions relating to the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant shall require the consent of not less than 66 2/3% of the aggregate principal amount of Notes at the time outstanding; PROVIDED, FURTHER, that any amendments or supplements to the provisions relating to "Subordination" shall require the written consent of all holders of Senior Debt; and PROVIDED, FURTHER, that no such modification may, without the consent of each Holder affected thereby:

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(i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Asset Sale Offer Price or alter the redemption provisions in a manner adverse to the Holders,
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or one of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED that a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument, multiplied by (b) the amount of each such respective principal (or redemption) payment, by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITALIZED LEASE OBLIGATION" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CASH EQUIVALENT" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the

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United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by any other issuer which is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated provision for income tax, (ii) consolidated depreciation and amortization expense, PROVIDED that consolidated depreciation and amortization of a Subsidiary that is less than wholly owned shall only be added to the extent of the equity interest of the Company in such Subsidiary, and (iii) Consolidated Interest Expense.

    "CONSOLIDATED INTEREST COVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of
(a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts, whether positive or negative, attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Interest Expense of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "CONSOLIDATED INTEREST EXPENSE" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and noncash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financing and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed, and (z) dividends in respect of Preferred Stock shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Consolidated Subsidiaries (expressed as a decimal).

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains, losses or other items which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling-of-interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries in the event and solely to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED NET WORTH" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "CREDIT AGREEMENT" means the one or more credit agreements entered into by and among the Company, certain of its Subsidiaries, and certain financial institutions, which provide for a term loan, revolving credit facility and/or letter of credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include the Credit Facility and any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Credit Facility or any other credit agreement and all refundings, refinancings and replacements of any such credit agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,
(iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would not be prohibited by paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Capital Stock of such person that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

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    "EXCLUDED PERSON" means, in the case of the Company, the Smith Management
Group, comprised of Energy Management Corporation, Woodstead Associates, L.P., The Durian Trust, SEGA Associates, Smith Management Company, Randall D. Smith, John W. Adams, Jeffrey A. Smith and Gary M. Smith.

    "EXEMPTED AFFILIATE TRANSACTION" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" and payable, in form and amount, on a pro rata basis to all holders of Common Stock of the Company, and (c) transactions solely between the Company and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; and (c) all liabilities and obligations of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all immediately enforceable obligations to purchase, redeem or acquire any Capital Stock.

    "INVESTMENT" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is a general, unsecured obligation subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "NET CASH PROCEEDS" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

    "PERMITTED LIEN" means any of the following:

        (a) Liens existing on the Issue Date;

        (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

        (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

        (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

        (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

        (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

        (h) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided in each case that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

        (i) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness;

        (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under the Indenture provided such Liens relate only to the property which is subject to such Purchase Money Indebtedness; and

        (k) Liens securing Indebtedness permitted to be incurred under subdivisions (c), (h) and (i) under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or the Guarantors to the extent that (i) such Indebtedness is incurred in connection with the acquisition of specified assets and property (the "Subject Assets") for the business of the Company or the Guarantors, including Indebtedness which existed at the time of the acquisition of such Subject Asset and was assumed in connection therewith; and (ii) liens securing such Indebtedness are limited to the Subject Asset.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent (i.e., within 60 days) sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so refinanced and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of any Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, in the event such Indebtedness or Disqualified Capital Stock is subordinated, and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses. Without limiting the generality of the foregoing, Related Business shall include the operation of in-patient and specialty healthcare services, skilled nursing care, subacute care, rehabilitation programs, pharmaceutical services, retirement care and assisted living, home healthcare and other ancillary services.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than Investments in (i) Cash Equivalents, (ii) a Subsidiary (other than an Unrestricted Subsidiary), or (iii) any Person that as a consequence of such Investment becomes a Subsidiary; PROVIDED, HOWEVER, that a merger of another person with or into the Company or a Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is the Company or a direct wholly owned Guarantor.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such person or any parent or Subsidiary of such person, (c) other than with the proceeds from the substantially concurrent (i.e., within 60 days) sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness other than any of the Notes, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to, or on account of the purchase, redemption or other acquisition or retirement for value of, Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Guarantors, by the Company or any of its Subsidiaries.

    "SENIOR DEBT" of the Company or any Guarantor means (i) Indebtedness of the Company and the Guarantors under the Senior Subordinated Notes, (ii) Indebtedness of the Company or such Guarantor arising under the Credit Agreement, and (iii) any other Indebtedness that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; with respect to any Indebtedness arising under the Credit Agreement, all such Indebtedness includes any and all interest (including interest accruing or payable after the filing of any petition under the Bankruptcy Code (11 U.S.C.
Section 101 et seq.), fees, costs (including attorneys' fees and costs), expenses, indemnities, and any and all other amounts payable under or in relation to such Indebtedness, however or whenever arising. To the extent any payment of Senior Debt (whether by or on behalf of the Company or as proceeds of security or enforcement of any right of set-off or otherwise) is declared to be fraudulent, preferential, or is otherwise required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership, or similar law, then if such payment is recovered by, or paid over to, such party, the Senior Debt or part thereof originally satisfied thereby shall be deemed to be reinstated and outstanding as if such payment had not occurred. All Senior Debt shall be and remain Senior Debt for all purposes of the Indenture, whether or not subordinated in a bankruptcy or similar proceeding. Notwithstanding the foregoing, however, in no event shall Senior Debt include
(a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, (e) Capitalized Lease Obligations, and (f) any liability for taxes owed or owing by the Company or such Guarantor.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02-w of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

    "STATED MATURITY," when used with respect to any Note, means July 15, 2003.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, in any respect.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); PROVIDED, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving PRO FORMA effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving PRO FORMA effect thereto, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

    In December 1995, the Company entered into a Credit Agreement with NationsBank of Texas, N.A. (the "Bank"), as agent, and certain other lenders that established a revolving credit and letter of credit facility (the "Credit Facility"). The Credit Facility provides for the borrowing by the Company of up to $50.0 million, of which up to $25.0 million may be in the form of letters of credit issued for the benefit of the Company.

    As of July 31, 1996, the Bank had issued an aggregate of $9.0 million of outstanding standby letters of credit to support the Company's self-insured workers' compensation programs, and the Company had no other outstanding borrowings under the Credit Facility.

    Borrowings under the Credit Facility bear interest, at the Company's election, at either the "Base Rate" plus up to 0.25% or the London Interbank Offered Rate (subject to certain adjustments) plus between 0.875% to 1.75% (in each case depending on the Company's leverage ratio). The "Base Rate" is the higher of the Bank's prime rate or 0.5% above the "federal funds effective rate" (as defined in the Credit Facility). The Company also pays the Bank a fee of between 0.20% and 0.375% (depending on the Company's leverage ratio) on the daily average unutilized portion of the Credit Facility.

    The Credit Facility has scheduled commitment reductions of $12.5 million on each of January 2, 1999 and 2000, and expires on January 2, 2001. Amounts outstanding under the Credit Facility are collateralized by accounts receivable, all of the shares of each of the Company's subsidiaries and certain other assets.

    The Credit Facility is guaranteed in full by each of the Company's active U.S. subsidiaries and is secured by a security interest in substantially all accounts and notes receivable of the Company and each of the guarantors and the pledge of the stock of all subsidiaries. The Credit Facility includes various affirmative and negative covenants, including restrictions on incurring certain additional indebtedness, making certain acquisitions, creating or permitting to exist certain liens, as well as limitations on dividends, loans, repurchases of stock or subordinated debt and asset sales. The Credit Facility also includes various financial covenants, including minimum fixed charge coverage ratios, a maximum funded debt ratio, a maximum senior debt ratio and a minimum consolidated net worth. Events of default under the Credit Facility include the failure to pay interest or principal when due, the breach of any representation or warranty, the default in payment of any other indebtedness, or any other default which permits acceleration of such indebtedness, and breach of any financial or negative covenant contained in the credit agreement, the occurrence of a material adverse change, certain events of bankruptcy or insolvency, the entry of a judgment against the Company or any subsidiary which is not bonded or stayed within a specified period of time, change in control and noncompliance with certain healthcare license and regulatory matters.

    Indebtedness of the Company under the Credit Facility, including reimbursement obligations in respect of outstanding letters of credit, interest (including post-petition interest), fees, charges, expenses and indemnification obligations, constitute "Senior Debt" under the Indenture.

SENIOR SUBORDINATED NOTES

    In October 1995, the Company issued $110.0 million of Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semiannually on April 15 and October 15 of each year, and no principal payments are due prior to maturity. The Senior Subordinated Notes may be prepaid at any time on or after October 15, 1999 at approximately 104.9% of principal (declining to approximately 102.5% of principal on October 15, 2000 and to 100% of principal on October 15, 2001), plus accrued and unpaid interest.

    The Senior Subordinated Notes were issued pursuant to, and are governed by, the terms of an indenture dated as of October 12, 1995 with U.S. Trust Company of California, N.A., as trustee (the "Senior Subordinated Notes Indenture"). The Senior Subordinated Notes Indenture includes certain affirmative and negative covenants, including restrictions on the incurrence of additional indebtedness, the incurrence of indebtedness senior to the Senior Subordinated Notes and the redemption or repurchase of indebtedness subordinated to the Senior Subordinated Notes (including the Notes). However, such covenants do not restrict the Company from issuing the Notes. The Senior Subordinated Notes Indenture sets forth a number of events of default, including a failure to pay interest when due and not cured within 30 days, a failure to pay principal at maturity or at such prior time as the principal may be payable, a failure to comply with or perform any other covenant set forth in the Senior Subordinated Notes Indenture and (subject to certain exceptions) not cured within 30 days after written notice, a default with respect to any indebtedness of the Company or any of its subsidiaries with an aggregate principal amount in excess of $5.0 million, and if the Company has entered against it final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million at any one time and not stayed, bonded or discharged within 60 days.

    The Senior Subordinated Notes are subordinated to all "Senior Debt" (as defined in the Senior Subordinated Notes Indenture) without limitation as to the amount thereof. No payments of principal or interest may be made on the Senior Subordinated Notes upon the maturity of any Senior Debt and until all principal of, premium, if any, and interest on such Senior Debt is first paid, or, subject to certain limitations, upon and during the continuance of any event of default with respect to any Senior Debt that permits the holders thereof to declare such Senior Debt due and payable. However, the Senior Subordinated Notes are senior to the Convertible Notes, and the Senior Subordinated Notes qualify as "Senior Debt" under the Indenture and thus will also be senior to the Notes. See "Description of the Exchange Notes -- Subordination."

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for such broker-dealer's own account pursuant to the Exchange Offer must acknowledge that such broker-dealer will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities for other trading activities.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by such broker-dealer for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that a broker-dealer will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Liberty Healthcare Limited Partnership as of September 30, 1994 and 1995 and for each of the two years in the period ended September 30, 1995 included in this Prospectus have been audited by Goodman & Company, L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm in giving said report.

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered hereby have been passed upon for the Company by Sidley & Austin, Los Angeles, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Securities and Exchange Act of 1934, as amended (the "Exchange Act"), under File No. 1-11144 are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Regency Form 10-K"); (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996; (iii) Current Report on Form 8-K reporting an event dated February 1, 1996, as amended by Amendment No. 1 to Current Report on Form 8-K/A, dated April 12, 1996; and (iv) the portions of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 that have been incorporated by reference into the Regency Form 10-K.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Exchange Notes described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Regency Health Services, Inc., 2742 Dow Avenue, Tustin, California 92780, Attention: Investor Relations (telephone number: (714) 544-4443).

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants.................................................................        F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995.............................................        F-3
Consolidated Statements of Operations for the years ended
 December 31, 1993, 1994 and 1995........................................................................        F-5
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1993, 1994 and 1995........................................................................        F-6
Consolidated Statements of Cash Flows for the years ended
 December 31, 1993, 1994 and 1995........................................................................        F-7
Notes to Consolidated Financial Statements...............................................................        F-9

LIBERTY HEALTHCARE LIMITED PARTNERSHIP:

Report of Independent Auditors...........................................................................       F-24
Balance Sheets as of September 30, 1995 and 1994.........................................................       F-25
Statements of Partners' Capital for the years ended September 30, 1995 and 1994..........................       F-26
Statements of Income for the years ended September 30, 1995 and 1994.....................................       F-27
Statements of Cash Flows for the years ended September 30, 1995 and 1994.................................       F-28
Notes to Financial Statements............................................................................       F-29
Balance Sheets as of December 31, 1995 (unaudited) and September 30, 1995................................       F-32
Statements of Partners' Capital for the three months ended December 31, 1995 and 1994 (unaudited)........       F-33
Statements of Income for the three months ended December 31, 1995 and 1994 (unaudited)...................       F-34
Statements of Cash Flows for the three months ended December 31, 1995 and 1994 (unaudited)...............       F-35
Notes to Financial Statements (unaudited)................................................................       F-36

Note: The unaudited consolidated balance sheet as of June 30, 1996, unaudited consolidated statements of operations for the six months ended June 30, 1995 and 1996, and unaudited consolidated statements of cash flows for the six months ended June 30, 1995 and 1996 of Regency Health Services, Inc. are incorporated by reference from its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, a copy of which is being delivered to each person to whom this Prospectus is being delivered.

       Regency Health Services, Inc. is a holding company with no assets or operations other than its investments in its wholly owned subsidiaries. Each of these subsidiaries is a Guarantor and has guarantied the obligations of the Company with respect to the Notes and under the Indenture on a full, unconditional and joint and several basis. Accordingly, no separate financial statements of the Guarantors are included herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Regency Health Services, Inc.:

    We have audited the accompanying consolidated balance sheets of REGENCY HEALTH SERVICES, INC. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regency Health Services, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
February 29, 1996

                         REGENCY HEALTH SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $   25,677  $  104,238
  Restricted cash.........................................................................       9,244      --
  Accounts receivable, net of allowances of $4,189 and
   $3,757 at December 31, 1994 and 1995, respectively.....................................      46,964      54,050
  Notes and other receivables.............................................................       2,444       2,182
  Deferred income taxes...................................................................       6,373       5,447
  Assets held for sale....................................................................      --           8,970
  Other current assets....................................................................       6,380       6,396
                                                                                            ----------  ----------
        Total current assets..............................................................      97,082     181,283
                                                                                            ----------  ----------

PROPERTY AND EQUIPMENT:
  Land....................................................................................      25,549      21,249
  Buildings and improvements..............................................................      98,156      96,396
  Leasehold interests -- other............................................................      18,156      17,556
  Leasehold interests -- related party....................................................       2,075       2,075
  Equipment...............................................................................      22,164      24,610
                                                                                            ----------  ----------
                                                                                               166,100     161,886
  Less -- accumulated depreciation and amortization.......................................     (31,145)    (34,679)
                                                                                            ----------  ----------
                                                                                               134,955     127,207
                                                                                            ----------  ----------

OTHER ASSETS:
  Mortgage notes receivable, net of allowances of $951 at December 31, 1994 and 1995......       5,377       5,163
  Goodwill, net of accumulated amortization of $163 and $563 at December 31, 1994 and
   1995, respectively.....................................................................         964      13,621
  Other assets, net of accumulated amortization of $1,328 and $2,206 at December 31, 1994
   and 1995, respectively.................................................................      12,518      15,697
                                                                                            ----------  ----------
        Total other assets................................................................      18,859      34,481
                                                                                            ----------  ----------
                                                                                            $  250,896  $  342,971
                                                                                            ----------  ----------
                                                                                            ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
CURRENT LIABILITIES:
  Current portion of long-term debt.......................................................  $      787  $    4,371
  Accounts payable........................................................................      19,432      22,285
  Accrued expenses........................................................................       5,385       5,946
  Accrued compensation....................................................................      15,094      18,051
  Accrued workers' compensation...........................................................       7,137       5,377
  Deferred revenue........................................................................       3,606       1,743
  Accrued merger and restructuring expenses...............................................       4,452      --
  Accrued interest........................................................................       2,833       4,231
                                                                                            ----------  ----------
        Total current liabilities.........................................................      58,726      62,004
  LONG-TERM DEBT, NET OF CURRENT PORTION..................................................     101,154     179,615
  OTHER LIABILITIES AND NONCURRENT RESERVES...............................................      11,661      13,017
  DEFERRED INCOME TAXES...................................................................       6,388       7,946
                                                                                            ----------  ----------
        Total liabilities.................................................................     177,929     262,582
                                                                                            ----------  ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; authorized - 35,000 shares; 16,402, and 16,670 shares
   issued and outstanding at December 31, 1994 and 1995, respectively.....................         164         167
  Additional paid-in capital..............................................................      52,105      56,679
  Retained earnings.......................................................................      20,698      23,543
                                                                                            ----------  ----------
        Total stockholders' equity........................................................      72,967      80,389
                                                                                            ----------  ----------
                                                                                            $  250,896  $  342,971
                                                                                            ----------  ----------
                                                                                            ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1993        1994        1995
                                                                               ----------  ----------  ----------
NET OPERATING REVENUE........................................................  $  336,954  $  377,336  $  416,084
                                                                               ----------  ----------  ----------
COSTS AND EXPENSES:
  Operating expenses.........................................................     272,957     307,807     335,840
  Corporate general and administrative.......................................      17,599      19,392      19,811
  Rent expense...............................................................      13,544      15,555      16,767
  Depreciation and amortization..............................................       7,650       9,295      10,122
  Interest expense...........................................................       5,941       7,844       9,676
  Merger and restructuring expenses..........................................      --          14,650      --
  Class action lawsuit settlement............................................      --          --           3,098
  Disposition of assets charges..............................................      --           1,600       9,000
                                                                               ----------  ----------  ----------
    Total costs and expenses.................................................     317,691     376,143     404,314
                                                                               ----------  ----------  ----------
INCOME BEFORE PROVISION FOR INCOME TAXES AND EXTRAORDINARY ITEM..............      19,263       1,193      11,770
PROVISION FOR INCOME TAXES...................................................       7,473       1,993       7,316
                                                                               ----------  ----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......................................      11,790        (800)      4,454
EXTRAORDINARY ITEM -- Loss on extinguishment of debt, net of applicable
 income taxes of $32 and $1,072 in 1993 and 1995, respectively...............         (48)     --          (1,609)
                                                                               ----------  ----------  ----------
NET INCOME (LOSS)............................................................  $   11,742  $     (800) $    2,845
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
INCOME (LOSS) PER COMMON SHARE -- PRIMARY:
Income (loss) before extraordinary item......................................  $      .72  $     (.05) $      .27
Extraordinary item...........................................................      --          --            (.10)
                                                                               ----------  ----------  ----------
Net income (loss) per share..................................................  $      .72  $     (.05) $      .17
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average shares of common stock and equivalents......................      16,305      16,545      16,654
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
INCOME (LOSS) PER COMMON SHARE -- FULLY DILUTED:.............................
Income (loss) before extraordinary item......................................  $      .69  $     (.05) $      .27
Extraordinary item...........................................................      --          --            (.10)
                                                                               ----------  ----------  ----------
Net income (loss) per share..................................................  $      .69  $     (.05) $      .17
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average shares of common stock and equivalents......................      19,419      16,545      16,654
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                   COMMON STOCK       ADDITIONAL
                                                              ----------------------    PAID-IN    RETAINED
                                                               SHARES      AMOUNT       CAPITAL    EARNINGS     TOTAL
                                                              ---------  -----------  -----------  ---------  ---------
BALANCE, December 31, 1992..................................     16,190   $     162    $  45,234   $   9,756  $  55,152
  Exercise of stock options.................................         30      --              121      --            121
  Net income................................................     --          --           --          11,742     11,742
                                                              ---------       -----   -----------  ---------  ---------
BALANCE, December 31, 1993..................................     16,220         162       45,355      21,498     67,015
  Exercise of stock options.................................         95           1          475      --            476
  Conversion of Convertible Subordinated Debentures.........         87           1        1,031      --          1,032
  Charge in lieu of income taxes (1994).....................     --          --            2,636      --          2,636
  Retroactive charge in lieu of income taxes (1993).........     --          --            2,608      --          2,608
  Net loss..................................................     --          --           --            (800)      (800)
                                                              ---------       -----   -----------  ---------  ---------
BALANCE, December 31, 1994..................................     16,402         164       52,105      20,698     72,967
  Exercise of stock options.................................        211           2        1,254      --          1,256
  Exercise of share appreciation rights.....................         55           1          614      --            615
  Conversion of Convertible Subordinated Debentures.........          2      --               20      --             20
  Charge in lieu of income taxes............................     --          --            2,686      --          2,686
  Net income................................................     --          --           --           2,845      2,845
                                                              ---------       -----   -----------  ---------  ---------
BALANCE, December 31, 1995..................................     16,670   $     167    $  56,679   $  23,543  $  80,389
                                                              ---------       -----   -----------  ---------  ---------
                                                              ---------       -----   -----------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   11,742  $     (800) $    2,845
                                                                                ----------  ----------  ----------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.............................................       7,650       9,295      10,122
    Deferred income taxes and charge in lieu of taxes.........................         969         408       4,506
    Accrued merger and restructuring expenses.................................      --           4,452      --
    Disposition of assets charges.............................................      --           1,600       9,000
    Other, net................................................................        (597)        (94)        649
    Change in cash from changes in assets and liabilities, excluding effects of acquisitions and dispositions:
      Restricted cash.........................................................      --          --           9,244
      Accounts receivable.....................................................     (10,995)     (2,995)     (2,088)
      Other current assets....................................................        (124)     (1,582)        185
      Current and other liabilities...........................................       4,010         814      (4,003)
                                                                                ----------  ----------  ----------
      Net cash provided by operating activities...............................      12,655      11,098      30,460
                                                                                ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from mortgage notes receivable.....................................         308         410         349
  Proceeds from dissolution of pharmacy partnership...........................      --           2,239      --
  Acquisitions................................................................      --          --         (13,225)
  Purchases of property and equipment.........................................     (12,723)    (12,576)    (14,223)
  Issuance of notes receivable................................................      (2,300)       (126)       (227)
  Proceeds from sales of assets...............................................          44      --          --
  Exercise of options to purchase facilities..................................      (1,542)     --          --
  (Additions) deletions to other assets, net..................................     (14,869)     (2,459)     (1,051)
                                                                                ----------  ----------  ----------
  Net cash used in investing activities.......................................     (31,082)    (12,512)    (28,377)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt..................................................     (45,114)     (2,705)    (31,940)
  Proceeds from issuance of long-term debt....................................      31,182       2,996         462
  Proceeds from issuance of Senior Subordinated Notes.........................      --          --         106,700
  Proceeds from issuance of Convertible Subordinated Debentures...............      47,800      --          --
  Proceeds from exercise of warrants and options..............................         121         476       1,256
                                                                                ----------  ----------  ----------
    Net cash provided by financing activities.................................      33,989         767      76,478
                                                                                ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................      15,562        (647)     78,561
CASH AND CASH EQUIVALENTS ACQUIRED............................................         413      --          --
CASH AND CASH EQUIVALENTS, beginning of period................................      10,349      26,324      25,677
                                                                                ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period......................................  $   26,324  $   25,677  $  104,238
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest......................................  $    3,949  $    6,788  $    8,334
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
  Cash paid during the year for income taxes..................................  $    3,513  $    2,651  $    2,152
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    During the year ended December 31, 1993:

    (a) The Company acquired all of the issued and outstanding stock of Braswell Enterprises, Inc. for $14,075,000.
       In connection with the acquisition, liabilities were assumed as follows:

  Assets acquired..............................................  $17,338,000
  Debt issued as consideration.................................   4,375,000
  Braswell deferred payment issued as consideration............   2,200,000
                                                                 ----------
  Liabilities assumed..........................................  $10,763,000
                                                                 ----------
                                                                 ----------

    (b) Fees of $2,200,000 related to the Convertible Subordinated Debentures were capitalized and included in other assets.

    (c) Fees of $1,849,000 related to the Senior Secured Notes were capitalized and included in other assets.

    During the year ended December 31, 1994:

       $1,076,000 of the Company's Convertible Subordinated Debentures were converted into 86,946 shares of common stock. Unamortized debenture fees of $44,000 were offset against additional paid-in capital.

    During the year ended December 31, 1995:

       $20,000 of the Company's Convertible Subordinated Debentures were converted into 1,616 shares of common stock.

       The Company issued a promissory note of $3,400,000 in connection with the acquisition of SCRS and Communicology, Inc.

 The accompanying notes are an integral part of these consolidated statements.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  MERGER AND BASIS OF PRESENTATION

    On April 4, 1994, Regency Health Services, Inc. ("Regency" or the "Company") and Care Enterprises, Inc. ("Care") completed the merger (the "Merger"). Pursuant to the Agreement and Plan of Merger, dated as of December 20, 1993, as amended, Care Merger Sub, Inc., a wholly owned subsidiary of Regency, was merged with and into Care, and Care became a wholly owned subsidiary of Regency. Each share of common stock of Care was converted into 0.71 of a share of common stock of Regency. Approximately 9,400,000 shares of common stock were issued in this transaction. At the time of the Merger, Regency operated 43 in-patient facilities with 4,215 licensed beds and Care operated 51 in-patient facilities with 5,040 licensed beds.

    The Merger qualified as a pooling-of-interests transaction under generally accepted accounting principles. The pooling-of-interests method of accounting is intended to present as a single interest two or more common stockholder interests that were previously independent. The pooling-of-interests method of accounting assumes that the combining companies have been merged from inception. Consequently, the historical financial statements for periods prior to the consummation of the combination are restated as though the companies had been merged since inception. The calculation of income per share for each period presented reflects the issuance of 0.71 of a share of Regency Common Stock for each share of common and common equivalent share of Care Common Stock. The restated financial statements are adjusted to conform the accounting policies of the separate companies.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS As of December 31, 1995, the Company operated 94 healthcare facilities with 9,180 licensed beds that provide nursing, rehabilitative, subacute and other specialized medical services primarily in California and in Ohio and West Virginia. Through its wholly owned home healthcare subsidiaries, the Company provides patients with technical medical support at home such as infusion therapy, ventilator care and respite services. The Company also provides ancillary services such as rehabilitation programs and pharmaceutical services at certain of its healthcare facilities as well as at non-affiliated facilities.

    PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS For financial reporting purposes, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    At December 31, 1994 and 1995, the Company held personal funds in trust for patients approximating $780,000 and $690,000, respectively, which are not reflected on the accompanying balance sheets.

    RESTRICTED CASH Restricted cash of $9,244,000 at December 31, 1994 represents cash placed with a bank to collateralize a letter of credit issued in conjunction with the Company's self-insured workers' compensation programs.

    ACCOUNTS RECEIVABLE Accounts receivable are recorded at the net realizable value expected to be received from federal and state assistance programs or from private sources including managed care organizations and third-party insurers. Receivables from government agencies represent the only concentrated group of credit risk for the Company. Management does not believe that there are any credit risks associated with these government agencies other than possible funding delays. Non-government agency receivables consist of receivables from various payors that are subject to differing economic conditions and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PROPERTY AND EQUIPMENT At the time of Care's emergence from bankruptcy on December 31, 1990, property and equipment owned by Care and certain leasehold interests were adjusted to current fair market value. All other property and equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings and improvements....................................    7-40 years
                                                                     Life of
Leasehold interests and improvements..........................        leases
Equipment.....................................................    5-10 years

    Betterments, renewals, and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and any gain or loss on disposition is recognized in income.

    ASSETS HELD FOR SALE During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS No. 121 did not have a material effect on the Company's financial statements. Assets held for sale represent the assets of 13 facilities which are intended to be sold within the next year (see Note 13). Such amounts are carried at estimated fair value less selling costs.

    GOODWILL The excess of the purchase price over the value of the net assets of the businesses acquired by the Company is amortized using the straight-line method over periods ranging from 15 to 22 years. The Company periodically evaluates the carrying value of goodwill in relation to the operating performance and future undiscounted cash flows of the underlying business to assess recoverability. Adjustments would be made if the sum of expected future net cash flows is less than book value of goodwill and other depreciable or amortizable assets.

    ASSET IMPAIRMENT The carrying values of long-lived assets are reviewed if the facts and circumstances suggest that an item may be impaired. If this review indicates that a long-lived asset will not be recoverable, as determined based on the future undiscounted cash flows of the asset, the Company's carrying value of the long-lived asset is reduced to fair value.

    OTHER LONG-TERM ASSETS Costs incurred to obtain long-term financing are amortized using the effective interest method. Costs to initiate and implement subacute specialty units are amortized on a straight-line basis over 36 months.

    DEFERRED REVENUE Deferred revenue consists of patient billings recorded in advance of services rendered.

    WORKERS' COMPENSATION The Company maintains self-insurance programs for workers' compensation for its in-patient facilities in California and Ohio, pharmacy operations, home healthcare operations and its corporate office employees. For all other operations, the Company purchases insurance for this risk. The self-insurance liability under these programs is based on claims filed and actuarial estimates of claims incurred but not reported. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

    NET OPERATING REVENUE Revenues are derived from the operation of healthcare facilities, which are subject to state regulation. Approximately 74.5%, 73.9%, and 71.9%, percent of revenues were derived from services provided under federal (Medicare) and state (Medicaid) medical assistance programs for the years ended December 31, 1993, 1994 and 1995, respectively. Revenues from Medicaid are recorded at the prescribed contract rate. Revenues from Medicare are recorded based on an estimate of the Company's reimbursable cost. Limitations on Medicare and Medicaid reimbursement for healthcare services are continually proposed. Changes in applicable laws and regulations could have an adverse effect on the levels of reimbursement from governmental, private, and other sources. These revenues are based, in part, on cost

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS reimbursement principles and are subject to audit. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

    Additionally, the Company's cost of care for its Medicare patients sometimes exceeds regional reimbursement limits established by Medicare. The Company has submitted exception requests for 103 cost reports, covering all cost report periods through December 31, 1993. To date, final action has been taken by the Health Care Financing Administration ("HCFA") on 72 exception requests. The Company's final rates as approved by HCFA represent approximately 84% of the requested rates as submitted in the exception requests. Through December 31, 1993, the Company had not recorded as revenue the excess amounts represented through the exception request until the cash was actually received. During 1994, the Company recognized 50% of the 1994 estimated exception requests anticipated to be filed, which represented revenues of approximately $1,550,000. Commencing January 1, 1995, the Company recognized 70% of the 1995 estimated exception requests anticipated to be filed, which represents revenues of approximately $3,001,000. Management believes that the Company will be able to recover its excess costs under any pending exception requests or under any exception requests that may be submitted in the future, however there can be no assurance that it will be able to do so.

    STOCK BASED COMPENSATION The Company will adopt the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" effective January 1, 1996, which will impact future disclosures of the Company.

    USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES During 1995, the Company changed its classification of general and administrative expenses. Previously, the Company classified all corporate overhead, regional costs related to the supervision of operations, the administrative costs at the Company's facilities, pharmacies, and home care operations as "Administrative and General" expenses. The Company now classifies corporate overhead and the regional costs related to the supervision of operations as "Corporate General and Administrative" expenses. All other costs which relate to the daily operations have been classified as "Operating" expenses for the periods presented. These costs in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

    FINANCIAL STATEMENT PRESENTATION Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  LONG-TERM DEBT

    Long-term debt consists of the following (dollars in thousands):

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
Senior Subordinated Notes, interest at 9.875 percent, due October 2002. Interest is payable semi-annually on October 15 and April 15, commencing April 15, 1996; redeemable
 beginning October 15, 1999...............................................................  $   --      $  110,000
Convertible Subordinated Debentures, interest at 6.5 percent, due March 2003. Interest is payable semi-annually on July 15 and January 15, commencing July 15, 1993; redeemable at
 par beginning March 23, 1996.............................................................      48,924      48,904
Senior Secured Notes, interest at 8.1 percent, interest payable semi-annually on January
 15 and July 15, commencing January 1994..................................................      30,000      --
Industrial development bonds ("IDBs"), interest at rates from 8.5 to 10.25 percent, due
 through August 2012 in varying amounts...................................................      10,814       9,800
Note payable, collateralized by a deed of trust, interest at 8.75 percent; interest and principal payments of $36 commencing October 1993, to be made monthly through September
 2033.....................................................................................       5,127       4,714
Note payable, secured, interest at 9.0 percent, interest and principal payments of $35
 payable monthly, balance due November 2013...............................................       4,308       4,308
Note payable, interest at 6.0 percent. Interest is payable quarterly commencing October 1,
 1995; fully repaid in January 1996.......................................................      --           3,400
Other unsecured indebtedness, interest rates up to 13.0 percent, payable in varying
 installments through August 2017.........................................................         430       1,014
Other secured long-term debt..............................................................       2,338       1,846
                                                                                            ----------  ----------
                                                                                               101,941     183,986
Less current portion......................................................................         787       4,371
                                                                                            ----------  ----------
                                                                                            $  101,154  $  179,615
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    On December 28, 1995 the Company entered into a revolving credit loan agreement ("Credit Agreement") with NationsBank of Texas, N.A. as agent for a group of banks, which provides up to $50,000,000 in a revolving line of credit and letters of credit. No borrowings were drawn on the Credit Agreement at December 31, 1995 and in early 1996, $15,002,000 of standby letters of credit were issued in connection with the Company's self-insured workers' compensation programs out of a total available of $25,000,000. Borrowings bear interest at either the Base Rate plus up to 0.25% or the Adjusted Eurodollar Rate plus 0.875% to 1.75%, depending on the Company's Consolidated Adjusted Leverage Ratio, all as defined in the Credit Agreement. The Credit Agreement has scheduled commitment reduction of $12,500,000 each on January 2, 1999 and 2000 and expires on January 2, 2001, and is collateralized by accounts receivable and certain other current assets of the Company and its subsidiaries. The Credit Agreement, among other things, (a) requires the Company to maintain certain financial ratios, and (b) restricts the Company's ability to incur debt and liens, make investments, pay dividends, purchase treasury stock, prepay or modify certain debt of the Company, liquidate or dispose of assets, merge with another corporation, and create or acquire subsidiaries.

    On October 12, 1995, the Company issued 9-7/8% Senior Subordinated Notes ("Notes") in an aggregate amount of $110 million. Net proceeds received by the Company totalled approximately $106.7 million of which approximately $31.5 million was used to repay the principal and a prepayment penalty on the Company's 8.10% Senior Secured Notes (which resulted in a loss on extinguishment of debt of approximately $2.7 million) and $47.4 million was used for acquisitions subsequent to December 31, 1995 (see Note 15). The Notes contain certain covenants, including limitations on the ability of the Company to,

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS among other things, (a) incur additional indebtedness and issue preferred stock,
(b) sell equity interests in subsidiaries, (c) make certain restricted payments (as defined), (d) create liens, and (e) engage in mergers, consolidations or the transfer of substantially all of the assets of the Company to another party.

    In March 1993, the Company issued $50,000,000 aggregate principal amount of its Convertible Subordinated Debentures ("Debenture") resulting in net proceeds to the Company of approximately $47,800,000. During the years ended December 31, 1994 and 1995, $1,076,000 and $20,000 of the Company's Debentures were converted into 86,946 and 1,616 shares of common stock, respectively. The remaining Debentures, which amount to $48,904,000 at December 31, 1995, are convertible into 3,951,838 shares of common stock at a conversion price of $12.375 per share.

    Each of the mortgage notes and IDBs is secured by a first deed of trust on the related facility. The IDBs require the maintenance of debt service reserve funds and all of the IDBs contain affirmative and negative covenants and reporting requirements. The Company was in compliance with these covenants as of December 31, 1995.

    Principal maturities on long-term debt are as follows (in thousands):

YEAR ENDING DECEMBER 31,
- ----------------------------------------------------------------------------------
1996..............................................................................  $    4,371
1997..............................................................................         805
1998..............................................................................         386
1999..............................................................................         331
2000..............................................................................         330
Thereafter........................................................................     177,763
                                                                                    ----------
Total.............................................................................  $  183,986
                                                                                    ----------
                                                                                    ----------

4.  INCOME TAXES

    The Company and its subsidiaries file consolidated federal and state income tax returns and account for income taxes under the provisions of SFAS No. 109.

    As a result of the Care bankruptcy proceedings, a "change in ownership" occurred. Prior to the Merger, the Company had substantial net operating loss carryforwards for tax purposes ("Tax NOL") and income tax credit carryforwards. In March 1994, the Internal Revenue Service ("IRS") issued final regulations relative to Tax NOL utilization when a "change in ownership" occurs in bankruptcy proceedings. These regulations reduced the aggregate Tax NOL available to the Company but did not limit its annual use.

    As a result of the Merger, another "change in ownership" occurred and the Company's Tax NOL and credit carryforward utilization became subject to a combined annual limitation of approximately $7.9 million (on a pre-tax basis) in periods after the Merger.

    After considering the audit adjustments resulting from the IRS examination for the years 1987 through 1990, the Company has a federal Tax NOL of $10,800,000 and income tax credit carryforwards of $4,883,000 available for use at December 31, 1995. As a result of Fresh Start Reporting, the tax benefits realized from the pre-bankruptcy Tax NOL and income tax credit carryforwards are recorded as an increase in additional paid-in capital and are not recorded in the statement of operations.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The provision for income taxes is as follows (in thousands):

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Current provision:
  Federal.................................................................  $   4,995  $     597  $     722
  State...................................................................      1,365        988      1,016
                                                                            ---------  ---------  ---------
                                                                                6,360      1,585      1,738
                                                                            ---------  ---------  ---------
Deferred provision:
  Federal.................................................................        913     (1,971)     2,459
  State...................................................................        200       (257)       433
                                                                            ---------  ---------  ---------
                                                                                1,113     (2,228)     2,892
                                                                            ---------  ---------  ---------
Charge in lieu of income taxes............................................     --          2,636      2,686
                                                                            ---------  ---------  ---------
                                                                            $   7,473  $   1,993  $   7,316
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    A reconciliation of the federal statutory income tax rate with the Company's effective tax rate follows:

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Federal statutory rate...........................................................       34.0%      34.0%      34.0%
State income taxes, net of federal benefit.......................................        5.0        6.0        6.0
Disposition of assets charges....................................................     --         --           19.6
Other non-deductible items.......................................................     --           21.4     --
Non-deductible merger related expenses...........................................     --          101.4     --
Goodwill amortization............................................................     --            4.4        1.7
Non taxable items................................................................       (0.1)    --         --
Other, net.......................................................................       (0.9)    --            0.8
                                                                                         ---  ---------        ---
                                                                                        38.0%     167.2%      62.1%
                                                                                         ---  ---------        ---
                                                                                         ---  ---------        ---

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Deferred income taxes arise from temporary differences in the recognition of certain expenses for financial and tax reporting purposes. The following is a summary of these differences and the tax effect of each (in thousands):

                                                                                     1994        1995
                                                                                  ----------  ----------
Deferred income tax assets:
  Allowance for doubtful accounts...............................................  $    1,291  $    1,054
  Net operating loss carryforward...............................................       6,558       3,789
  Loss contingencies and legal settlements......................................         912         734
  Workers' compensation claims..................................................       4,346       4,827
  Share appreciation rights.....................................................         996      --
  Disposition of assets charges.................................................      --           2,844
  Accrued interest..............................................................      --             598
  Other reserves................................................................       1,931       1,035
  Credit carryforwards..........................................................       4,165       4,883
  Other.........................................................................       2,489         613
  Valuation allowance...........................................................     (10,341)    (10,100)
                                                                                  ----------  ----------
Total deferred income tax assets................................................      12,347      10,277
                                                                                  ----------  ----------
Deferred income tax liabilities:
  Depreciation..................................................................     (11,206)     (9,109)
  Other.........................................................................      (1,156)     (3,667)
                                                                                  ----------  ----------
Total deferred income tax liabilities...........................................     (12,362)    (12,776)
                                                                                  ----------  ----------
Net deferred income tax liability...............................................  $      (15) $   (2,499)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    The valuation allowance primarily relates to the net operating loss and income tax credit carryforwards of the Company for periods prior to its emergence from bankruptcy. If and when such carryforwards are realized, the offset will be to additional paid-in capital not to the provision for income taxes.

5.  DEFERRED RENT

    Several of the Company's facilities and a home healthcare office are leased under long-term operating leases that specify scheduled rent increases over the lease terms. Deferred rent of approximately $1,019,000 and $932,000, at December 31, 1994 and 1995, respectively, has been established to recognize the difference between the rent expense paid and the straight-line recognition of minimum rental expense.

6.  COMMITMENTS AND CONTINGENCIES

    LETTERS OF CREDIT

    The Company is contingently liable under letters of credit principally related to deposit requirements on its self-insured workers' compensation plans. State regulations require the maintenance of deposits at specified percentages of estimated future claim payments that can be satisfied through a combination of cash deposits, surety bonds and letters of credit. The total amount of letters of credit outstanding at December 31, 1994 and 1995, were $17,344,000, and $16,050,000, respectively. At December 31, 1994, $9,244,000 of the letters of credit were collateralized by cash and $8,000,000 were collateralized by accounts receivable. At December 31, 1995, the letters of credit were collateralized by cash. The cash collateral was subsequently released in connection with the Company's Credit Agreement discussed in Note 3.

    LEASES

    The Company leases certain facilities and offices under cancelable and noncancelable agreements expiring at various dates through 2047. The leases are generally triple-net leases and provide for the Company's payment of property taxes, insurance, and repairs. Certain leases contain renewal options and

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS rent escalation clauses. Rent escalation clauses require either fixed increases or increases tied to the Consumer Price Index ("CPI"). Eight leases include purchase options at fixed or market prices at various dates.

    Future minimum lease payments for operating leases at December 31, 1995 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
- ----------------------------------------------------------------------------------
1996..............................................................................  $   14,962
1997..............................................................................      14,611
1998..............................................................................      13,516
1999..............................................................................      13,018
2000..............................................................................      12,553
Thereafter........................................................................      81,939
                                                                                    ----------
                                                                                    $  150,599
                                                                                    ----------
                                                                                    ----------

    GUARANTEE OF LEASES

    The Company is contingently liable for certain operating leases assumed by the purchasers of the Company's leasehold interests in facilities. With the exception of a single facility re-entered on October 1, 1994, following the filing of bankruptcy by the Company's sublessee, which has been operated by the Company since November 1, 1994, the Company is not aware of any failure on the part of these purchasers to meet the terms of their obligations, and does not anticipate any expenditures to be incurred in connection with its guarantees. If a default were to occur, the Company generally would be able to assume operations of the facility and use the net revenues thereof to defray the Company's expenditures on these guarantees.

    The following is a schedule of future minimum lease payments at December 31, 1995 for the operating leases for which the Company is contingently liable (in thousands):

YEAR ENDING DECEMBER 31,
- ----------------------------------------------------------------------------------
1996..............................................................................  $    4,365
1997..............................................................................       3,028
1998..............................................................................       1,134
1999..............................................................................       1,130
2000..............................................................................       1,129
Thereafter........................................................................       4,866
                                                                                    ----------
                                                                                    $   15,652
                                                                                    ----------
                                                                                    ----------

    LITIGATION

    In 1995, a class action lawsuit, which had been filed against the Company in July 1994, was settled for $9,000,000. The Company's portion of this settlement, together with related legal fees and other costs, resulted in a pre-tax charge of $3,098,000, which is included in the consolidated statement of operations for the year ended December 31, 1995.

    Additionally, the Company is subject to claims and legal actions by patients and others in the ordinary course of its business. The Company has insurance policies related to patient care claims and legal actions. In the event judgments were awarded for non-patient care legal actions or in excess of the insurance coverage for patient care legal actions, the burden would fall on the Company. The Company does not expect that the ultimate outcome of an unfavorable judgment in any pending legal matters would result in a material adverse effect on the Company's consolidated financial position or results of operations.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    EMPLOYMENT AGREEMENTS

    At December 31, 1995, the Company had employment agreements with its president, and certain executive and senior vice presidents, which provide for annual base salaries in the aggregate of $1,330,000. The agreements expire at various dates through 1998.

    INSURANCE

    The Company maintains general and professional liability insurance on a claims made basis, subject to a $100,000 self-insurance retention. In addition, all-risk property insurance, including earthquake and flood, is maintained for all Company locations.

    The Company estimates its liability under the above described programs, including potential legal fees and settlement amounts, with respect to incurred but not reported claims on a monthly basis, based upon its historical experience.

7.  RELATED PARTY TRANSACTIONS

    In February 1988, the Company entered into a 20-year lease with three five-year option periods for its Heritage (Torrance) facility that is owned by a director of the Company. The lease provides for monthly payments, currently $35,000, which are adjusted annually based on the CPI. Lease expense for the years ended December 31, 1993, 1994 and 1995, was approximately $400,000, $409,000, and $415,000, respectively.

    In June 1990, the Company entered into a ten year lease with four five-year option periods for its Glendora facility that is directly owned by one director and indirectly owned by another director. The lease provides for equal monthly payments for three years, after which the monthly payment is adjusted annually based on increases in the CPI. Lease expense for the years ended December 31, 1993, 1994 and 1995, was approximately $420,000, $420,000, and $437,000, respectively.

    The Company leases from Newport Harbor Investments Limited, Inc. ("Newport Harbor"), a corporation wholly owned by a director of the Company, two in-patient facilities located in Beaumont and Riverside, California. The leases provide for monthly rent payments of $7,083 and $5,142, respectively, subject to periodic adjustments based on certain increases in the CPI or Medi-Cal reimbursement rates. The Riverside facility lease contains an option to purchase the facility for $675,000, subject to adjustment based on increases in the CPI from March 1992. In 1992, the Company paid Newport Harbor $120,000 as consideration for the extension of the purchase option on the Riverside facility for a five-year period through March 1997 which amount will be applied to the purchase price if the option is exercised. Lease expense paid by the Company for the years ended December 31, 1993, 1994 and 1995, was approximately $138,000, $147,000 and $147,000, respectively.

    The Company had a 26% interest in a pharmacy partnership formed in April 1992, which provides products and services to several in-patient facilities operated by the Company. For the years ended December 31, 1993 and 1994 these purchases totaled approximately $5,900,000, and $7,525,000, respectively. In August 1994, the Company sold its interest in the pharmacy partnership to the other partner. The Company received its net equity in the partnership plus $200,000 for goodwill. The total cash received by the Company was $2,239,000.

8.  INCOME (LOSS) PER SHARE

    For the years ended December 31, 1993, 1994 and 1995, primary income (loss) per share was calculated based on the weighted average number of common and common equivalent shares outstanding during the periods of 16,305,000, 16,545,000 and 16,654,000, respectively. For the year ended December 31, 1993, fully diluted income per share was computed as described above and includes the issuance of common shares upon assumed conversion of the Convertible Subordinated Debentures. Additionally, interest and amortization of underwriting costs related to such Debentures were added, net of tax, to net income for the purpose of calculating fully diluted income per share. Such amounts for the year ended December 31, 1993 were $1,603,000. Fully diluted income (loss) per share for the years ended December 31, 1994 and 1995 was the

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS same as primary income (loss) per share because the effect of the assumed conversion of the Convertible Subordinated Debentures was not dilutive. The weighted average number of common and common stock equivalent shares outstanding during the years ended December 31, 1993, 1994 and 1995, for the calculation of fully diluted income (loss) per share was 19,419,000, 16,545,000 and 16,654,000, respectively.

    The 1993 and 1994 income per share calculation does not include the shares reserved for issuance in connection with the Company's Share Appreciation Rights Plan, which provides for settlement of the rights in cash or stock. Through December 31, 1994, all Share Appreciation Rights that had been settled were settled for cash. During 1995, the Board of Directors settled all remaining outstanding rights and issued shares which are included in the weighted average share calculation for 1995. (See Note 10.)

9.  STOCK OPTIONS AND WARRANTS

    Pursuant to the Merger, Care became a wholly owned subsidiary of Regency. Stockholders of Care received 0.71 of a share of Regency common stock for each share of Care common stock outstanding. Pursuant to the Merger, Regency's stock option plan was amended to increase the number of shares of Regency common stock available for grant to 1,937,991 shares. This amount does not include the assumption of the Care stock option plan or share appreciation rights plan. The following is a summary of the Regency stock option plan for the combined companies, as adjusted by the Exchange Ratio due to the Merger, and to reflect options granted, exercised or cancelled subsequent to the Merger:

                                                                             YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                      1993            1994             1995
                                                                 --------------  ---------------  ---------------
Options outstanding at beginning of period.....................         636,436          635,058        1,725,436
Granted........................................................          76,415        1,425,015          220,641
Exercised......................................................         (29,552)         (82,736)        (210,004)
Cancelled......................................................         (48,241)        (251,901)        (599,859)
                                                                 --------------  ---------------  ---------------
Options outstanding at end of period...........................         635,058        1,725,436        1,136,214
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Options exercisable at end of period...........................         331,875          683,563          479,284
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Option price range of outstanding options......................  $  2.44-$10.50  $   2.44-$15.38  $   2.44-$15.38
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Option price range of granted options..........................  $  4.05-$10.50  $  10.94-$15.38  $  10.13-$12.88
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Option price range of exercised options........................  $   2.44-$6.98  $    2.44-$9.38  $    2.44-$9.38
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------

    At December 31, 1995, 2,035,388 shares of common stock have been reserved for issuance under the Company's stock option plans. Effective January 2, 1996, the Company issued options to acquire an additional 550,000 shares of common stock which vest over 10 years, subject to acceleration based upon the Company achieving certain financial goals.

    The Company has a Director Stock Plan whereby each non-employee director of the Company receives on July 1 of each year 2,000 restricted shares of Company Common Stock and options to purchase an additional 6,000 shares of Company Common Stock. The period of restriction for each award of shares of restricted stock expires on the last to occur of: the end of the six month period following the grant date; participant's direct or indirect pecuniary ownership of shares not subject to restrictions for at least 12 months, provided that the restrictions shall lapse with respect to one restricted share granted for every two shares of unrestricted shares; and participants attendance at 75% of the scheduled board meetings during the 12 month period immediately preceding the grant date. Any shares which remain restricted when a director's service on the Company's Board terminates, will be forfeited. The stock options are granted at fair market value on the date of grant and the participants are entitled to exercise such options beginning six months and one day after grant and ending ten years after grant. During the years ended December 31, 1993, 1994 and 1995, the Company awarded 10,000, 12,000 and 14,000 shares of restricted stock, respectively, and

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS during the year ended December 31, 1994, 6,000 shares of restricted stock were forfeited and restrictions on 10,000 shares lapsed. At December 31, 1995 restrictions remained on 20,000 shares of stock. In January 1996, the period of restriction lapsed on 9,000 shares.

    The following is a summary of options granted pursuant to Regency's Director Stock Plan (such amounts do not include restricted stock awards):

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                         1993            1994            1995
                                                                    --------------  --------------  --------------
Options outstanding at beginning of the year......................        --                24,000          48,000
Granted...........................................................          30,000          36,000          42,000
Exercised.........................................................        --               (12,000)       --
Cancelled.........................................................          (6,000)       --              --
                                                                    --------------  --------------  --------------
Options outstanding at end of the year............................          24,000          48,000          90,000
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Options exercisable at end of the year............................        --                18,000          48,000
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Option price range of outstanding options.........................        --        $  6.87-$15.00  $  6.87-$15.00
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Option price range of granted options.............................  $  6.87-$10.44  $        15.00  $        10.50
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Option price range of exercised options...........................        --        $  6.87-$10.38        --
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

    At December 31, 1995, 188,000 shares of Common Stock were reserved for issuance under Regency's Director Stock Plan.

10. SHARE APPRECIATION RIGHTS PLAN

    In January 1991, Care's Board of Directors adopted a Share Appreciation Rights Plan (the "SAR Plan"), which provided for the award of up to 710,000 units to certain key executives. The SAR Plan was amended by the Care Board of Directors and stockholders in May 1992, and assumed by Regency at the time of the Merger.

    The SAR Plan provides that upon award, 25% of the units vest on each of the first four anniversaries of the award date and vested units must be exercised before the fifth anniversary of the award. All outstanding units fully vested on January 1, 1995. Upon exercise, the awardee is entitled to receive the difference between the base value and the market value on the date the units are exercised, in cash or stock, at the Company's option.

    The following is a summary of the SAR Plan (as adjusted by the Exchange Ratio due to the Merger):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1993       1994        1995
                                                                                  ---------  ---------  ----------
Units outstanding at beginning of the year......................................    255,600    236,430     236,430
Granted.........................................................................     --         --          --
Settled.........................................................................     (9,585)    --        (236,430)
Cancelled.......................................................................     (9,585)    --          --
                                                                                  ---------  ---------  ----------
Units outstanding at end of the year............................................    236,430    236,430      --
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Units exercisable at end of the year............................................    118,214    177,322      --
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Unit price of outstanding units.................................................  $    1.41  $    1.41      --
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Unit price of settled units.....................................................  $    1.41     --      $     1.41
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

    Prior to the Merger, benefits associated with the SAR Plan were calculated based upon the trading price of Care's common stock. Regency assumed the SAR Plan at the Merger date and adjusted both the number

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS of units and the unit price based upon the Exchange Ratio. Following the date of the Merger, benefits associated with the SAR Plan were calculated based upon the trading price of Regency's common stock. For the year ended December 31, 1993, the Company accrued $2,108,000 in benefits associated with the SAR Plan. Due to the decline in the Company's stock price from the preceding year, for the year ended December 31, 1994, the Company reduced its SAR accrual by $395,000. During 1995, the Company discontinued the SAR Plan and settled all outstanding units for $1,628,000 cash and 55,310 shares. This resulted in a charge to income of $534,000 during 1995.

11. RETIREMENT SAVINGS PLAN

    Effective January 1, 1995, the Company merged the Regency and Care retirement savings plans described below.

    Regency sponsored an employee retirement savings plan under Section 401(k) of the Internal Revenue Code. All employees who were regularly scheduled to work 20 hours or more per week, and completed 90 days of service were eligible to participate. Participants could contribute, on a pre-tax basis, up to 15% of their earnings to the plan (subject to certain limitations). Employer contributions to the plan were discretionary. The Company contributed $48,000 to the plan for the year ended December 31, 1994. No contributions were made in prior years.

    Care sponsored an employee retirement savings plan, which is a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. All employees with at least one year of employment who attained the age of 21 were eligible to participate. Participants could contribute, on a pre-tax basis, up to 15% of their earnings to the plan (subject to certain limitations), for which the Company matched 15% of the first 3% of contributions made for persons with less than three years of service and 25% of the first 5% for all others. The Company's contributions were subject to a four-year vesting period. Matching contributions made by the Company for the years ended December 31, 1993, 1994 and 1995 were approximately $186,000, $231,000, and $471,000, respectively.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. MERGER AND RESTRUCTURING EXPENSES

    All fees and expenses related to the Merger and to the consolidation and restructuring of the combining companies during the year ended December 31, 1994, were expensed as required under the pooling-of-interests accounting method. The following is a summary of the merger and restructuring expenses, separated into cash and non-cash items (in thousands):

                                                                           CASH      NON-CASH      TOTAL
                                                                         ---------  -----------  ---------
Severance..............................................................  $   4,394   $  --       $   4,394
Management information, accounting, and operational integration........      2,373      --           2,373
Investment banking fees................................................      1,400      --           1,400
Value of assets written off............................................     --             777         777
Legal fees.............................................................        612      --             612
Mailing and printing costs.............................................        501      --             501
Merger bonuses.........................................................        500      --             500
Accounting fees........................................................        440      --             440
Former Care director and officer liability insurance...................        550      --             550
Miscellaneous..........................................................        453      --             453
                                                                         ---------  -----------  ---------
                                                                            11,223         777      12,000
                                                                         ---------  -----------  ---------
Duplicate facility disposals:
  Operating losses.....................................................        581      --             581
  Value of assets written off..........................................     --           1,569       1,569
  Loss on disposals....................................................        500      --             500
                                                                         ---------  -----------  ---------
                                                                             1,081       1,569       2,650
                                                                         ---------  -----------  ---------
Total..................................................................  $  12,304   $   2,346   $  14,650
                                                                         ---------  -----------  ---------
                                                                         ---------  -----------  ---------

    As of December 31, 1994, the remaining accrual relating to merger and restructuring expenses was $4,452,000 including cash and non-cash items of $2,800,000 and $1,700,000, respectively. The remaining accrual consisted of a provision for duplicate facility disposals of $2.3 million, severance costs of $1.5 million, investment banking fees of $126,000, and other costs totaling $545,000, and was utilized during 1995. (See Note 13.)

13. ACQUISITION AND DISPOSITION OF ASSETS CHARGES

    On July 6, 1995, the Company acquired all of the stock of SCRS & Communicology, Inc. ("SCRS") for a total purchase price of $13.5 million, of which $3.4 million is represented by a promissory note which was paid in January 1996. The acquisition was accounted for under the purchase method of accounting. SCRS provides contract rehabilitation services to Company-operated and third-party healthcare facilities.

    As part of the strategic plan of diversifying from California, the Company has determined to dispose of 13 facilities located in California. The disposition is expected to be completed during 1996. Earnings before income taxes for these facilities was $380,000, $423,000 and $1,351,000 for 1993, 1994
and 1995, respectively. In addition, during 1995 the Company completed the disposition of duplicate facilities identified during 1994 as part of the merger and restructuring costs, the Simi Valley in-patient facility damaged in the Southern California (Northridge) earthquake and one other facility, and exchanged leasehold interests in three in-patient centers in New Mexico for leasehold interest in four in-patient centers in Ohio. These transactions resulted in a net charge of $9,000,000 during 1995. This charge is based upon management's best estimates of the amounts expected to be realized on the disposition of those facilities with carrying amounts in excess of estimated fair value less selling costs. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the charge.

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments at December 31, 1995 are as follows (in thousands):

                                                                            CARRYING AMOUNT   FAIR VALUE
                                                                            ----------------  ----------
Cash and cash equivalents.................................................    $    104,238    $  104,238
Long-term debt, including current portion.................................         183,986       186,537

    The carrying amount approximates fair value for cash and cash equivalents because of the short maturity of these instruments. The fair value for the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the present value of future cash flows using current rates the Company could obtain on debt with similar characteristics and maturities. The Company has determined that it is not practicable to estimate the fair value of mortgage notes receivable because of the costs involved in developing this information.

15. SUBSEQUENT EVENTS

    Effective February 1, 1996, the Company acquired 18 in-patient facilities in Tennessee and North Carolina with 2,375 beds through an asset purchase for $41.5 million cash from Liberty Healthcare Limited Partnership ("Liberty"). The Company also acquired Executive Pharmacy for $1.2 million cash and an enteral feeding business for $1.5 million cash from persons affiliated with Liberty.

    Effective January 2, 1996, the Company completed the acquisition of the assets of Assist-A-Care, Inc., a pharmacy located in San Diego, California. The purchase price was $5.8 million, comprised of $3.2 million cash and a $2.6 million note.

16. QUARTERLY FINANCIAL DATA (UNAUDITED):

    On April 4, 1994, Regency and Care completed the Merger, which was accounted for using the pooling of interests method of accounting. The following financial information was prepared assuming the Merger was consummated at the beginning of 1994:

                                                                         YEAR ENDED DECEMBER 31, 1994
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH
                                                             QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net operating revenue.....................................  $  93,563  $  94,520  $  93,440  $  95,813  $  377,336
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Net income (loss).........................................  $   2,017  $  (6,530) $     561  $   3,152  $     (800)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Net income (loss) per share -- primary....................  $     .12  $    (.40) $     .03  $     .19  $     (.05)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Net income (loss) per share -- fully diluted..............  $     .12  $    (.40) $     .03  $     .18  $     (.05)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------

    On January 17, 1994, Regency closed its Simi Valley in-patient facility as a result of damage sustained in the Southern California (Northridge) earthquake. No patients or employees were injured. In connection with the closure of the Simi Valley facility the Company recorded a $1,600,000 loss during the year ended December 31, 1994. This amount represents the excess of net book value over estimated recoverable value related to the abandonment of the Simi Valley facility leasehold interests and building improvements.

    Additionally, as required under the pooling of interests method of accounting, the Company recorded an $11,150,000 expense in the June 30, 1994 quarter, and an additional $3,500,000 expense in the September 30, 1994 quarter relating to fees and expenses related to the Merger and the consolidation and restructuring of the combined companies.

    During the quarter ended June 30, 1994, the Company determined to dispose of three in-patient facilities due to excess capacity created by the Merger, and established a reserve of $2,650,000 (included in

                         REGENCY HEALTH SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the $11,150,000 expense referred to above) related to the proposed dispositions. Accordingly, the operations of these facilities are not included in the statement of operations from July 1, 1994 through December 31, 1994. Two of these facilities were disposed of effective February 1, 1995.

    For the quarter ended September 30, 1994, net operating revenue, loss before extraordinary items, and net loss for the aforementioned three facilities were $1,845,000, $(122,000) and $(122,000), respectively.

    For the quarter ended December 31, 1994, net operating revenue, loss before extraordinary items, and net loss for the aforementioned three facilities were $1,970,000, $(210,000) and $(210,000), respectively.

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                         --------------------------------------------------------
                                                           FIRST     SECOND      THIRD       FOURTH
                                                          QUARTER    QUARTER    QUARTER     QUARTER      TOTAL
                                                         ---------  ---------  ----------  ----------  ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net operating revenue..................................  $  97,548  $  99,766  $  107,491  $  111,279  $  416,084
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Income (loss) before extraordinary item................  $   3,087  $   1,780  $    4,042  $   (4,455) $    4,454
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Net income (loss)......................................  $   3,087  $   1,780  $    4,042  $   (6,064) $    2,845
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Income (loss) per share -- Primary:
  Income before extraordinary item.....................  $     .19  $     .11  $      .24  $     (.27) $      .27
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
  Net income (loss)....................................  $     .19  $     .11  $      .24  $     (.36) $      .17
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Income (loss) per share -- Fully Diluted
  Income before extraordinary item.....................  $     .18  $     .11  $      .22  $     (.27) $      .27
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
  Net income (loss)....................................  $     .18  $     .11  $      .22  $     (.36) $      .17
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------

    Effective July 6, 1995, the Company acquired all of the stock of SCRS & Communicology, Inc. ("SCRS") for a total purchase price of $13.5 million, of which $3.4 million is represented by a promissory note which was paid in January 1996. The acquisition was accounted for under the purchase method of accounting. SCRS provides rehabilitation services to Company-operated and third-party healthcare facilities.

    In May 1995, a class action lawsuit which had been filed against the Company in July 1994, was settled for $9,000,000. The Company's portion of this settlement, together with related legal fees and other costs, resulted in a pre-tax charge of $3,098,000, which is included in the consolidated statement of operations for the quarter ended June 30, 1995.

    In October 1995, the Company repaid its $30 million, 8.10% Senior Secured Notes resulting in costs and prepayment penalties of $2,681,000 ($1,609,000 net of tax), classified as an extraordinary item in the quarter ended December 31, 1995.

    In December 1995, the Company recorded a $9,000,000 charge, primarily related to the disposition of certain facilities (See Note 13).

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Liberty Healthcare Limited Partnership
Naples, Florida

    We have audited the accompanying balance sheets of Liberty Healthcare Limited Partnership as of September 30, 1995 and 1994, and the related statements of income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Healthcare Limited Partnership as of September 30, 1995 and 1994, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          GOODMAN & COMPANY, L.L.P.

One Commercial Place
Norfolk, Virginia
November 16, 1995, except as to the
 information presented in
 Note 9, for which the date
 is January 16, 1996

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                                     ASSETS

                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                                     -------------  -------------
Current assets:
  Cash.............................................................................  $     606,597  $     319,659
  Accounts receivable:
    Patient services, net of allowances for uncollectibles of $169,021 -- 1995;
     $129,510 -- 1994..............................................................      5,699,584      5,831,209
    Related parties................................................................        236,356        457,466
    Other..........................................................................        167,276        173,195
  Escrow funds held by lessors.....................................................        239,931        156,239
  Patient trust funds -- cash invested.............................................        514,039        496,702
  Prepaid expenses and other current assets........................................      1,180,191      1,497,724
                                                                                     -------------  -------------
      Total current assets.........................................................      8,643,974      8,932,194
                                                                                     -------------  -------------
Property and equipment:
  Leasehold interests..............................................................      4,643,763      4,643,763
  Furniture and equipment..........................................................      4,522,004      4,196,665
  Leasehold improvements...........................................................        507,302        459,029
  Construction in progress.........................................................         68,205       --
                                                                                     -------------  -------------
                                                                                         9,741,274      9,299,457
  Less -- accumulated depreciation and amortization................................      4,336,360      3,449,664
                                                                                     -------------  -------------
                                                                                         5,404,914      5,849,793
                                                                                     -------------  -------------
Other assets:
  Loan costs, net..................................................................         41,924         75,464
  Syndication costs, net...........................................................         77,503         79,728
  Organization costs, net..........................................................       --                8,068
  Security deposits................................................................        138,630        138,173
                                                                                     -------------  -------------
                                                                                     $     258,057  $     301,433
                                                                                     -------------  -------------
                                                                                     $  14,306,945  $  15,083,420
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
    Trade..........................................................................  $   6,225,555  $   5,635,350
    Related parties................................................................        308,251        155,979
  Current portion of deferred credit...............................................        200,000        200,000
  Patient trust funds..............................................................        514,039        496,702
  Accrued expenses:
    Payroll........................................................................      1,687,958      1,606,852
    Vacation pay and other employee benefits.......................................        757,267        764,018
    Other..........................................................................        209,220        250,096
                                                                                     -------------  -------------
      Total current liabilities....................................................      9,902,290      9,108,997
                                                                                     -------------  -------------
Long-term debt and other non-current liabilities:
  Long-term debt...................................................................        293,000      1,002,000
  Deferred credit -- housekeeping and laundry services.............................        200,000        400,000
                                                                                     -------------  -------------
                                                                                           493,000      1,402,000
                                                                                     -------------  -------------
Partners' capital..................................................................      3,911,655      4,572,423
                                                                                     -------------  -------------
                                                                                     $  14,306,945  $  15,083,420
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                        STATEMENTS OF PARTNERS' CAPITAL

                                                                                       YEARS ENDED SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1995           1994
                                                                                      -------------  -------------
Balance at beginning of year........................................................  $   4,572,423  $   3,700,982
Exercise of Class B limited partnership options.....................................       --                  100
Net income..........................................................................      3,091,957      3,211,073
Distributions.......................................................................     (3,752,725)    (2,339,732)
                                                                                      -------------  -------------
Balance at end of year..............................................................  $   3,911,655  $   4,572,423
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                              STATEMENTS OF INCOME

                                                                                      YEARS ENDED SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                                     -------------  -------------
Operating revenues.................................................................  $  73,872,448  $  69,245,164
                                                                                     -------------  -------------
Expenses:..........................................................................
  Operating expenses...............................................................     68,799,786     63,976,386
  Depreciation and amortization....................................................        930,529        891,337
  Interest.........................................................................        111,430         70,121
                                                                                     -------------  -------------
                                                                                        69,841,745     64,937,844
                                                                                     -------------  -------------
Income from operations before incentive management fee.............................      4,030,703      4,307,320
Incentive management fee...........................................................        938,746      1,096,247
                                                                                     -------------  -------------
Net income.........................................................................  $   3,091,957  $   3,211,073
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1995           1994
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income........................................................................  $   3,091,957  $   3,211,073
  Adjustments to reconcile to net cash provided by operating activities:
    Depreciation and amortization...................................................        930,529        891,337
    Amortization of deferred credit.................................................       (200,000)      (200,000)
    Bad debt expense................................................................        126,765        131,360
    Changes in:
      Accounts receivable...........................................................        231,889      1,298,974
      Escrow funds held by lessors..................................................        (83,692)       (32,982)
      Prepaid expenses and other current assets.....................................        317,533       (347,172)
      Accounts payable..............................................................        742,477       (222,164)
      Accrued expenses..............................................................         33,479       (353,161)
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      5,190,937      4,377,265
                                                                                      -------------  -------------
Cash flows from investing activities:
  Additions to property and equipment...............................................       (441,817)      (162,947)
  (Increase) decrease in security deposits..........................................           (457)        14,722
                                                                                      -------------  -------------
        Net cash used by investing activities.......................................       (442,274)      (148,225)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Loan costs incurred...............................................................       --             (100,618)
  Repayment of long-term borrowings and other financing.............................       (709,000)      (583,000)
  Distributions to partners.........................................................     (3,752,725)    (2,339,732)
                                                                                      -------------  -------------
        Net cash used by financing activities.......................................     (4,461,725)    (3,023,350)
                                                                                      -------------  -------------
Net increase in cash................................................................        286,938      1,205,690
Cash (overdraft) at beginning of year...............................................        319,659       (886,031)
                                                                                      -------------  -------------
Net cash at end of year.............................................................  $     606,597  $     319,659
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest............................................  $     111,430  $      70,121
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosure of noncash financing activities:
  During the year ended September 30, 1994, a Class B limited partnership interest was issued pursuant to an outstanding option agreement.

   The accompanying notes are an integral part of these financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BUSINESS
    The Partnership, which was organized in 1990 as a North Carolina Limited Partnership, is a for-profit long-term health care provider. On July 3, 1990, the Partnership acquired leasehold interests in 18 long-term care facilities with skilled, intermediate, personal care, and home for the aged beds in North Carolina and Tennessee.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INCOME

    Patient service revenues are reported at the estimated net realizable amounts from residents, third-party payors, and others for services rendered.

    Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

    CREDIT RISK

    Financial instruments which potentially subject the Partnership to concentration of credit risk consist principally of temporary cash investments and accounts receivable. As of September 30, 1995 and 1994, the Partnership had predominantly all of its cash on deposit with a high credit quality financial institution. A concentration of credit risk with respect to accounts receivable exists at September 30, 1995 and 1994 as described in Note 5.

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts expense is recognized through the use of an allowance for doubtful accounts as determined by management's review of accounts receivable.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the related assets as follows:

             Leasehold interests -- remaining lease terms, including options -- 10 to 22 years

             Furniture and equipment -- 5 to 12 years

             Leasehold improvements -- 12 to 25 years

    LOAN COSTS

    Costs of obtaining long-term financing are capitalized and amortized by the straight-line method over the term of the related loan.

    SYNDICATION COSTS

    Syndication costs are amortized by the straight-line method over a period of 40 years.

    ORGANIZATION COSTS

    Organization costs are amortized by the straight-line method over a period of 5 years.

    INCOME TAXES

    The partnership is not subject to income taxes. The partners are required to report their distributive share of partnership income or loss on their respective income tax returns.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP

NOTE 3 -- LONG-TERM DEBT
    Long-term debt consists of a $3,000,000 working capital loan with interest payable monthly at prime plus 1%. The loan is for a term of 36 months from December 21, 1993 with funds available to the Partnership reduced to $2,250,000 on December 21, 1994 and to $1,500,000 on December 21, 1995. The Partnership had drawn $293,000 and $1,002,000 on this loan at September 30, 1995 and 1994, respectively.

    The loan is collateralized by a first priority security interest on the leasehold interests in the 18 long-term care facilities and by all of the Partnership's accounts receivable. The loan is also collateralized by the personal guarantees of Messrs. George P. Wagner, Jr. and David Matthews (the majority stockholders of the corporate general partner of the Partnership). Distributions to partners are prohibited if they would prevent the Partnership from meeting its obligations under the loan. The loan also contains financial covenants relating to fixed charge coverage and debt to equity.

NOTE 4 -- DEFERRED CREDIT -- HOUSEKEEPING AND LAUNDRY SERVICES
    Effective October 1, 1990, the Partnership entered into a cancellable agreement to acquire housekeeping and laundry services for a period of seven years at a minimum annual cost of $2,953,340. In connection therewith, the Partnership sold certain laundry equipment and related facility improvements for $1,400,000. In the event the housekeeping and laundry services contract is terminated prior to the end of the seven year term, the Partnership is required to repurchase the laundry equipment and related facility improvements at a prorated amount of the $1,400,000 sales price based on the unexpired term of the seven year contract. The sale was reflected in the financial statements as a financing transaction and the $1,400,000 as a deferred credit being amortized over the seven year term of the contract.

NOTE 5 -- REVENUES FROM FEDERAL AND STATE MEDICAL ASSISTANCE PROGRAMS Revenues derived from federal and state medical assistance programs, principally Medicaid and Medicare, represented approximately 92% and 91% of total operating revenues for the years ended September 30, 1995 and 1994, respectively. Approximately $5,370,000 and $5,610,000 remained uncollected at September 30, 1995 and 1994, respectively, representing 88% and 87% of total accounts receivable. The Partnership is highly dependent on such revenues.

NOTE 6 -- RELATED PARTY TRANSACTIONS
    The Partnership has entered into a contract with Liberty Healthcare Management Corporation, a corporation controlled by Messrs. Wagner and Matthews, to provide management services to the Partnership. The contract provides for a basic fee of 3.3% of gross revenues, which amounted to $2,437,791 and $2,285,090 for the years ended September 30, 1995 and 1994, respectively, plus an incentive management fee based on earnings of the Partnership over amounts previously forecasted in the Partnership's private placement offering. Incentive management fees of $938,746 and $1,096,247 have been accrued for the years ended September 30, 1995 and 1994, respectively.

    The Partnership was due $236,356 and $457,466 from various related parties at September 30, 1995 and 1994, respectively. The Partnership owed $308,251 and $155,979 to various related parties at September 30, 1995 and 1994, respectively. Operating expenses of $1,505,942 and $935,432 were incurred with related parties, principally for purchases of pharmaceutical supplies and leasing of equipment as described in note 7.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP

NOTE 7 -- COMMITMENTS
    The Partnership leases 18 long-term care facilities with noncancellable terms expiring between 1995 and 2003. Future minimum rents payable under these operating leases are as follows:

1996...........................................  $7,252,769
1997...........................................   5,996,108
1998...........................................   4,917,480
1999...........................................   3,036,810
2000...........................................   2,518,195
Thereafter.....................................   2,143,056
                                                 ----------
                                                 $25,864,418
                                                 ----------
                                                 ----------

    Certain of the leases contain provisions for contingent rentals based on changes in the consumer price index and/or increases in certain revenues, and for option periods ranging from 5 years to 23 years. Three of the leases contain options to purchase the facilities pursuant to the lease terms.

    On November 1, 1992, the Partnership began leasing certain equipment from Mr. Matthews for a term of sixty months expiring in October, 1997 at a monthly rate of $5,115. Future minimum rents payable under this operating lease are as follows:

1996...............................................  $  61,380
1997...............................................      5,115
                                                     ---------
                                                     $  66,495
                                                     ---------
                                                     ---------

NOTE 8 -- CONTINGENCIES
    The Partnership is self-insured for the first $100,000 per occurrence of workers' compensation claims. Claims in excess of the amount for which the Partnership is self-insured are covered by stop loss insurance policies. At September 30, 1995, the Partnership had funds in excess of anticipated claims on deposit with its insurance carrier for payment of claims. An estimate of anticipated claims for incidents incurred prior to September 30, 1995 has been computed based on a third party administrator's analysis of pending claims and prior years experience relating to final settlements.

    At September 30, 1994, the Partnership owned a 70% limited partnership interest in Liberty Assisted Living Centers of Tennessee Limited Partnership, a Georgia limited partnership, to which it has agreed to make an initial capital contribution of $3,500. Prior to commencement of operations, the partnership interest was assigned to a related party who agreed to make the required capital contributions.

NOTE 9 -- SUBSEQUENT EVENT
    On January 16, 1996, the Partnership announced it had signed a definitive agreement to sell its leasehold interest in its 18 long-term care facilities and related facility improvements, personal property and goodwill to Regency Health Services, Inc. for $41,500,000. The transaction is expected to close on February 1, 1996.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                                                1995           1995
                                                                                            ------------   -------------
                                                                                            (UNAUDITED)
Cash......................................................................................    $--             $   607
Accounts receivable.......................................................................      8,576           5,699
Other current assets......................................................................      2,257           2,338
                                                                                            ------------   -------------
    Total current assets..................................................................     10,833           8,644
Property, plant, and equipment, net.......................................................      5,237           5,405
Other assets, net.........................................................................        296             258
                                                                                            ------------   -------------
    Total assets..........................................................................    $16,366         $14,307
                                                                                            ------------   -------------
                                                                                            ------------   -------------

                                           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable..........................................................................    $ 8,173         $ 6,534
Accrued compensation......................................................................      1,985           2,445
Other current liabilities.................................................................      2,279             923
                                                                                            ------------   -------------
    Total current liabilities.............................................................     12,437           9,902
Long-term debt............................................................................     --                 293
Other liabilities and noncurrent reserves.................................................        150             200
                                                                                            ------------   -------------
    Total liabilities.....................................................................     12,587          10,395
Partners' capital.........................................................................      3,779           3,912
                                                                                            ------------   -------------
    Total liabilities and partners' capital...............................................    $16,366         $14,307
                                                                                            ------------   -------------
                                                                                            ------------   -------------

                       See note to financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                        STATEMENTS OF PARTNERS' CAPITAL
                        THREE MONTHS ENDED DECEMBER 31,
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                   1995       1994
                                                                                                 ---------  ---------
Balance at beginning of period.................................................................  $   3,912  $   4,572
Net income.....................................................................................        736        891
Distributions..................................................................................       (869)      (748)
                                                                                                 ---------  ---------
Balance at end of period.......................................................................  $   3,779  $   4,715
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                       See note to financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                              STATEMENTS OF INCOME
                        THREE MONTHS ENDED DECEMBER 31,
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                1995       1994
                                                                                              ---------  ---------
Operating revenues..........................................................................  $  18,612  $  18,105
                                                                                              ---------  ---------
Expenses:
  Operating expenses........................................................................     17,407     16,687
  Depreciation and amortization.............................................................        236        225
  Interest..................................................................................         21         20
                                                                                              ---------  ---------
                                                                                                 17,664     16,932
                                                                                              ---------  ---------
Income from operations before incentive management fee......................................        948      1,173
Incentive management fee....................................................................        212        282
                                                                                              ---------  ---------
Net income..................................................................................  $     736  $     891
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                       See note to financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
                        THREE MONTHS ENDED DECEMBER 31,
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                 1995       1994
                                                                                               ---------  ---------
Cash flows from operating activities:
  Net income.................................................................................  $     736  $     891
                                                                                               ---------  ---------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................................................        236        225
    (Increase) decrease in assets:
      Accounts receivable....................................................................     (2,876)    (3,571)
      Other current assets...................................................................         81         86
    Increase (decrease) in liabilities:
      Accounts payable.......................................................................      1,639      3,088
      Accrued compensation and other liabilities.............................................        846        895
                                                                                               ---------  ---------
    Net cash provided by operating activities................................................        662      1,614
                                                                                               ---------  ---------
Cash flows from investing activities:
  Additions to property and equipment........................................................        (68)      (146)
  Changes in other long-term assets..........................................................        (39)        12
                                                                                               ---------  ---------
    Net cash used by investing activities....................................................       (107)      (134)
                                                                                               ---------  ---------
Cash flows from financing activities:
  Repayment of long-term borrowings and other financing......................................       (293)    (1,052)
  Distributions to partners..................................................................       (869)      (748)
                                                                                               ---------  ---------
    Net cash used by financing activities....................................................     (1,162)    (1,800)
                                                                                               ---------  ---------
Net decrease in cash.........................................................................       (607)      (320)
Cash at beginning of period..................................................................        607        489
                                                                                               ---------  ---------
Cash at end of period........................................................................  $  --      $     169
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                       See note to financial statements.

                     LIBERTY HEALTHCARE LIMITED PARTNERSHIP

                          NOTE TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have not been presented. The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere herein.

    In the opinion of the management, all material adjustments necessary to present fairly the Partnership's financial condition, results of operations, and changes in financial position have been made. The results of operations for the three months ended December 31, 1995 are not necessarily indicative of the results of a full year.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that any person may be indemnified by a Delaware corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the corporation. The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Restated Certificate of Incorporation of Registrant provides that Registrant will, to the fullest extent permitted by the DGCL, as it may be amended from time to time, (i) limit the liability of Registrant's directors to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for breach of the director's duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit; and (ii) indemnify, defend and hold harmless any and all of its existing and former directors, advisory directors, officers and agents from and against any and all losses, claims, damages, expenses, fees or liabilities, whether joint or several, incurred by each of them including but not limited to all legal fees, judgments, penalties or amounts paid in defense, settlement or compromise of any action or proceeding brought or threatened against any of them on account of any act or omission while acting as a director, advisory director, officer or agent of Registrant.

    The Restated Bylaws of Registrant, as amended (the "Bylaws"), as well as individual indemnification agreements entered into between Registrant and certain of its present and former directors and executive officers, reflect the indemnification provisions in Registrant's Restated Certificate of Incorporation. The Bylaws and such agreements provide generally for limited personal liability of directors and indemnification of directors, officers, employees and other agents of Registrant in the event of third party actions, actions by or in the right of Registrant and in the event of a successful defense in the circumstances and to the extent specified below.

    To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to a proceeding by or in the right of Registrant to procure a judgment in its favor, no indemnification of a person will be made in respect of any claim, issue or matter as to which such person has been adjudged liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

    Any indemnification for other than a successful defense (unless ordered by a court) will be made by Registrant only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable good faith standard of conduct. Such determination will be made (i) by the Board of Directors of Registrant by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders. Registrant's Bylaws provide for the payment of expenses in advance of the final disposition of a proceeding upon receipt of an undertaking to repay such amount if it is ultimately determined that the person was not entitled to indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                                                 DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------
       4.11  Indenture, dated as of June 28, 1996, between Regency Health Services, Inc., as Issuer, the
             Subsidiaries named therein, as Guarantors, and U.S. Trust Company of California, N.A. (1)
       4.12  Form 12 1/4% Subordinated Note due 2003 of Regency Health Services, Inc. (included in Exhibit
             4.11).
       4.13  Registration Rights Agreement dated as of June 28, 1996 by and among Regency Health Services, Inc., as Issuer, the Guarantors named therein and Bear, Stearns & Co., Inc. and NationsBanc Capital
             Markets, Inc., as Initial Purchasers. (1)
       5.1*  Opinion of Sidley & Austin.
      12.1*  Statement Re Computation of Ratio of Earnings to Fixed Charges.
      23.1*  Consent of Arthur Andersen LLP
      23.2*  Consent of Goodman & Company, L.L.P.
      23.3*  Consent of Sidley & Austin (included in Exhibit 5.1).
      24.1*  Powers of Attorney to execute Registration Statement on Form S-4, dated August 21, 1996, executed by Gregory S. Anderson.
      24.2*  Powers of Attorney to execute Registration Statement on Form S-4, dated August 20, 1996, executed by Tony Astorga.
      24.3*  Powers of Attorney to execute Registration Statement on Form S-4, dated August 21, 1996, executed by Robert G. Coo.
      24.4*  Powers of Attorney to execute Registration Statement on Form S-4, dated August 20, 1996, executed by John F. Nickoll.
      24.5*  Powers of Attorney to execute Registration Statement on Form S-4, dated August 20, 1996, executed by Arthur Pasmas.
      25.7*  Statement on Form T-1, of the Eligibility of U.S. Trust Company of California, N.A., as Trustee
             under the Indenture relating to 12 1/4% Subordinated Notes due 2003.
      99.1*  Quarterly Report of Regency Health Services, Inc, on Form 10-Q for the Fiscal Quarter ended June
             30, 1996.
      99.2*  Letter of Transmittal for 12 1/4% Subordinated Notes due 2003.


- ------------

 *  Previously filed.

(1) This exhibit is incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, in which such exhibit had the same number as such exhibit herein.

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(e) of the Securities Act of 1993;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction all information concerning a transaction, and the company acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment No. 1 to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the
City of New York, State of New York, on this     day of September, 1996.


                                          REGENCY HEALTH SERVICES, INC.


                                          By:        /s/ RICHARD K. MATROS


                                             -----------------------------------
                                                     Richard K. Matros,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURES                                       TITLE                             DATE
- -----------------------------------------------  -----------------------------------------  ----------------------

                /s/ RICHARD K. MATROS            President, Chief Executive Officer
     -------------------------------------        (principal executive officer)               September 16, 1996
               Richard K. Matros                  and Director

                                                 Executive Vice President and
                /s/ BRUCE D. BROUSSARD            Chief Financial Officer
     -------------------------------------        (principal financial officer and            September 16, 1996
              Bruce D. Broussard                  principal accounting officer)

     -------------------------------------       Director
                 John W. Adams

              /s/ GREGORY S. ANDERSON*
     -------------------------------------       Director                                     September 16, 1996
              Gregory S. Anderson

                   /s/ TONY ASTORGA*
     -------------------------------------       Director                                     September 16, 1996
                 Tony Astorga

                   /s/ ROBERT G. COO*
     -------------------------------------       Director                                     September 16, 1996
                 Robert G. Coo

                 /s/ JOHN F. NICKOLL*
     -------------------------------------       Director                                     September 16, 1996
                John F. Nickoll

                   /s/ ARTHUR PASMAS*
     -------------------------------------       Director                                     September 16, 1996
                 Arthur Pasmas

*By:      /s/ RICHARD K. MATROS
               --------------------------------
                    Richard K. Matros,
               ATTORNEY-IN-FACT

                                   AMERICARE HOMECARE, INC.
                                   AMERICARE MIDWEST, INC.
                                   AMERICARE OF WEST VIRGINIA, INC.
                                   BECKLEY HEALTH CARE CORP.
                                   BRASWELL ENTERPRISES, INC.
                                   BREL, INC.
                                   BRITTANY REHABILITATION CENTER, INC.
                                   CARE FINANCE, INC.
                                   CARE ENTERPRISES, INC.
                                   CARE ENTERPRISES WEST
                                   CARE HOME HEALTH SERVICES
                                   CARMICHAEL REHABILITATION CENTER
                                   CASA DE VIDA REHABILITATION CENTER
                                   CIRCLEVILLE HEALTH CARE CORP.
                                   COALINGA REHABILITATION CENTER
                                   COVINA REHABILITATION CENTER
                                   DUNBAR HEALTH CARE CORP.
                                   EVERGREEN REHABILITATION CENTER
                                   FAIRFIELD REHABILITATION CENTER
                                   FIRST CLASS PHARMACY, INC.
                                   FULLERTON REHABILITATION CENTER
                                   GLENDORA REHABILITATION CENTER
                                   GLENVILLE HEALTH CARE, INC.
                                   GRAND TERRACE REHABILITATION CENTER
                                   HALLMARK HEALTH SERVICES, INC.
                                   HARBOR VIEW REHABILITATION CENTER
                                   HAWTHORNE REHABILITATION CENTER
                                   HEALTHCARE NETWORK
                                   HERITAGE REHABILITATION CENTER
                                   HUNTINGTON BEACH CONVALESCENT HOSPITAL
                                   JACKSON REHABILITATION CENTER, INC.
                                   LINDA-MAR REHABILITATION CENTER
                                   MARION HEALTH CARE CORP.
                                   MEADOWBROOK REHABILITATION CENTER
                                   MEADOWVIEW REHABILITATION CENTER
                                   NEW LEXINGTON HEALTH CARE CORP.
                                   NEWPORT BEACH REHABILITATION CENTER
                                   NORTH STATE HOME HEALTH CARE, INC.
                                   PARADISE REHABILITATION CENTER, INC.
                                   PASO ROBLES REHABILITATION CENTER
                                   PUTNAM HEALTH CARE CORP.
                                   RHS MANAGEMENT CORPORATION
                                   ROSE REHABILITATION CENTER
                                   ROSEWOOD REHABILITATION CENTER, INC.
                                   SALEM HEALTH CARE CORP.
                                   SHANDIN HILLS REHABILITATION CENTER
                                   STOCKTON REHABILITATION CENTER, INC.
                                   VISTA KNOLL REHABILITATION CENTER, INC.
                                   WILLOWVIEW REHABILITATION CENTER
                                   REGENCY -- NORTH CAROLINA, INC.
                                   REGENCY -- TENNESSEE, INC.
                                   OASIS MENTAL HEALTH TREATMENT CENTER, INC.


                                   By:           /s/ RICHARD K. MATROS


                                      ------------------------------------------
                                                  Richard K. Matros,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURES                                       TITLE                             DATE
- -----------------------------------------------  -----------------------------------------  ----------------------

                /s/ RICHARD K. MATROS            President, Chief Executive Officer
     -------------------------------------        (principal executive officer)               September 16, 1996
               Richard K. Matros                  and Director

                                                 Executive Vice President and
                /s/ BRUCE D. BROUSSARD            Chief Financial Officer
     -------------------------------------        (principal financial officer and            September 16, 1996
              Bruce D. Broussard                  principal accounting officer)
                                                  and Director

     -------------------------------------       Director
                Anthony B. Way


                                          SCRS & COMMUNICOLOGY, INC., OF OHIO


                                          By:        /s/ RICHARD K. MATROS


                                          --------------------------------------
                                                        Richard K. Matros,
                                                    CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURES                                       TITLE                             DATE
- -----------------------------------------------  -----------------------------------------  ----------------------

                /s/ RICHARD K. MATROS            Chairman of the Board
     -------------------------------------        (principal executive officer)               September 16, 1996
               Richard K. Matros                  and Director

                                                 Chief Financial Officer
                /s/ BRUCE D. BROUSSARD            (principal financial officer and
     -------------------------------------        principal accounting officer)               September 16, 1996
              Bruce D. Broussard                  and Director

     -------------------------------------       Director
               Sherri L. Medina